EXHIBIT 10.1

CREDIT AGREEMENT

dated as of

July 30, 2013

And as Amended by

Amendment No. 1 on July 31, 2014,

Amendment No. 2 on February 14, 2017

and

Amendment No. 3 on March 31, 2021

among

HEMISPHERE MEDIA HOLDINGS, LLC and
INTERMEDIA ESPAÑOL, INC.,

as Borrowers,

HMTV, LLC,

as Holdings,

THE LENDERS PARTY HERETO

and

JPMorgan Chase Bank, N.A.,

as Administrative Agent
_________________________

JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc. and RBC Capital Markets[1],
as Joint Lead Arrangers and Joint Bookrunners for Amendment No. 2,

Deutsche Bank Securities Inc.,
as Syndication Agent for Amendment No. 2,

and

CIT Finance LLC,

as Documentation Agent for Amendment No. 2
_________________________

JPMorgan Chase Bank, N.A. and BofA Securities, Inc.,
as Joint Lead Arrangers and Joint Bookrunners for Amendment No. 3

[1] RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

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SCHEDULES

Schedule 1.01(b)	-	Subsidiary Guarantors
Schedule 2.01	-	Term Lenders and Term Commitments
Schedule 2.08	-	Alternate Rates of Interest (Effective upon payoff of all Term B-1 Loans)
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.16	-	ERISA Events
Schedule 3.17	-	Environmental Matters
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 3.21	-	Labor Matters
Schedule 3.26	-	FCC Licenses
Schedule 4.02(a)	-	Local Counsel
Schedule 5.16	-	Post-Closing Items
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments
Schedule 6.06	-	Existing Restrictive Agreements
Schedule 6.07	-	Existing Transactions with Affiliates
Schedule 10.01	-	Revolving Lenders; Revolving Commitments; Letter of Credit Commitments

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Security Agreement
Exhibit E	-	Form of Guaranty
Exhibit F	-	Form of Affiliate Subordination Agreement
Exhibit G-1	-	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
Exhibit G-2	-	Form of Puerto Rico Counsel Opinion
Exhibit G-3	-	Form of FCC Counsel Opinion

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Exhibit H	-	Form of Officer’s Certificate
Exhibit I	-	Form of Solvency Certificate
Exhibit J	-	Form of United States Tax Compliance Certificate

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CREDIT AGREEMENT dated as of July 30, 2013 (as amended by Amendment No. 1 on July 31, 2014 and Amendment No. 2 on February 14, 2017), among HEMISPHERE MEDIA HOLDINGS, LLC, a Delaware limited liability company (the “Lead Borrower”), INTERMEDIA ESPAÑOL, INC., a Delaware corporation (“WAPA PR” and, together with the Lead Borrower, the “Borrowers”), HMTV, LLC, a Delaware limited liability company (“Holdings”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given to it in Article I), JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders.

PRELIMINARY STATEMENTS

The Borrowers have requested that, upon the satisfaction in full of the conditions precedent set forth in Article IV below, the Lenders make available Initial Term Loans on the Closing Date denominated in Dollars to the Borrowers (as allocated among them in the Borrowing Request) in an aggregate principal amount of $175,000,000 pursuant to this Agreement.

The proceeds of the Initial Term Loans will be used to (i) repay the Existing Indebtedness, (ii) pay all fees and expenses incurred in connection with the Transaction and (iii) provide for working capital needs and general corporate purposes (including Permitted Acquisitions) of the Borrowers and their Subsidiaries.

The Lenders are willing to provide the Initial Term Loans on the terms and subject to the conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(f).

“Acquisition Representations” shall mean (a) the representations made by the seller with respect to the Acquired Entity (or similar Person) in connection with any Designated Acquisition as are material to the interests of the Lenders, but only to the extent that Borrowers or any of their Subsidiaries has the right (determined without regard to any notice requirement thereof) to terminate their obligations in connection with such Designated Acquisition or decline to consummate such Designated Acquisition (in each case pursuant to the terms thereof) as a result of a breach of one or more of such representations in the acquisition agreement in connection with such Designated Acquisition and (b) the representations and warranties made solely by the Borrowers and the Restricted Subsidiaries (x) in Section 3.22 (solely with respect to the Borrowers and their Restricted Subsidiaries on a consolidated basis) and (y) Sections 3.01(a) and (d), 3.02(a) and (b)(i)(A) (limited to the constitutive documents of Holdings and the Borrowers), 3.03, 3.11, 3.12, 3.19 (limited to creation, validity and perfection) and 3.24, in each case, after giving effect to such Permitted Acquisition.

“Additional Term B-1 Commitment” shall mean, with respect to the Additional Term B-1 Lender, its commitment to make a Term B-1 Loan on the Amendment No. 2 Effective Date in an amount equal to $213,347,000 minus the aggregate principal amount of the Converted Term B Loans of all Lenders.

“Additional Term B-1 Lender” shall mean the Person identified as such in Amendment No. 2.

“Additional Term B-1 Loan” shall have the meaning provided in Section 2.01(a)(ii).

“Add-on Term B-1 Commitment” shall mean, with respect to the Add-on Term B-1 Lender, its commitment to make a Term B-1 Loan on the Amendment No. 3 Effective Date in an amount equal to $50,000,000.

“Add-on Term B-1 Lender” shall mean the Person identified as such in Amendment No. 3.

“Add-on Term B-1 Loan” shall have the meaning provided in Section 2.01(a)(i).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall mean (i) with respect to any period prior to the Amendment No. 1 Effective Date, Deutsche Bank AG New York Branch and (ii) from and after the Amendment No. 1 Effective Date, JPMorgan Bank, N.A. (or any successor thereto in such capacity).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Affiliated Lender” shall mean the Permitted Investors and their respective Affiliates (other than Holdings, the Borrowers and any of their respective Subsidiaries).

“Agents” shall mean the Collateral Agent and the Administrative Agent.

“Agreement” shall mean this Credit Agreement dated as of July 30, 2013, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3.

“Amendment No. 1” shall mean Amendment No. 1 to this Agreement, dated as of July 31, 2014, by and among the Borrowers, Holdings, JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, the Lenders party thereto and the other parties thereto.

“Amendment No. 2” shall mean Amendment No. 2 to this Agreement, dated as of February 14, 2017, by and among the Borrowers, Holdings, JPMorgan Chase Bank, N.A., the Lenders party thereto and the other parties thereto.

“Amendment No. 2 Consenting Lender” shall mean each Lender that provided the Administrative Agent with a counterpart to Amendment No. 2 executed by such Lender prior to the Amendment No. 2 Effective Date.

“Amendment No. 2 Effective Date” shall mean February 14, 2017.

“Amendment No. 2 Lead Arrangers” shall mean JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc. and RBC Capital Markets[2] in their capacities as Joint Lead Arrangers and Joint Bookrunners for Amendment No. 2.

[2] RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

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“Amendment No. 3” shall mean Amendment No. 3 to this Agreement, dated as of the Amendment No. 3 Effective Date, by and among the Borrowers, Holdings, JPMorgan Chase Bank, N.A., the Revolving Lenders party thereto and the other parties thereto.

“Amendment No. 3 Effective Date” shall mean March 31, 2021.

“Amendment No. 3 Lead Arrangers” shall mean JPMorgan Chase Bank, N.A., and BofA Securities, Inc., in their capacities as Joint Lead Arrangers and Joint Bookrunners for Amendment No. 3.

“Alternate Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate in effect on such date plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month commencing on such day (or, if such day is not a Business Day, commencing on the preceding Business Day) plus 1.00%. The “prime rate” is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, the Alternate Base Rate will be deemed to be 1.00% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum. Upon the payoff of all Term B-1 Loans, this definition automatically shall cease to be in force and effect and the definition of Alternate Base Rate set forth in Schedule 2.08 automatically shall apply.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Excess Cash Flow Percentage” shall mean 50%; provided that, so long as no Default or Event of Default exists on the respective Excess Cash Flow Payment Date, (i) if the First Lien Net Leverage Ratio as of the last day of the respective Excess Cash Flow Payment Period is less than or equal to 3.50:1.00 but greater than 2.75:1.00, then the Applicable Excess Cash Flow Percentage instead shall be 25% and (ii) if the First Lien Net Leverage Ratio as of the last day of the respective Excess Cash Flow Payment Period is less than or equal to 2.75:1.00, then the Applicable Excess Cash Flow Percentage instead shall be 0%.

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Lender” shall mean (i) prior to the payoff of all Term B-1 Loans, each Revolving Lender and each Issuing Bank, and (ii) upon and after the payoff of all Term B-1 Loans, each Term Lender, Revolving Lender and Issuing Bank.

“Applicable Margin” shall mean a rate per annum, for any day with respect to the Term B-1 Loan that is (i) a Eurodollar Loan of 3.50% or (ii) an ABR Loan of 2.50%.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment; provided that, in the case of Section 10.13, when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” shall mean, for any day, with respect to any Revolving Loan that is a Eurodollar Loan or an ABR Loan, the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “ABR

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Spread”, as the case may be, based upon the First Lien Net Leverage Ratio as of the end of the fiscal quarter for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.04(a) or Section 5.04(b), provided that until the date of the delivery of the consolidated financial statements pursuant to Section 5.04(b) as of and for the fiscal quarter ended June 30, 2021, the Applicable Rate shall be based on the rates per annum set forth in Category 2:

Pricing Level	First Lien Net Leverage Ratio	Eurodollar Spread	ABR Spread	Commitment Fee Rate
1	Greater than 3.50:1.00	3.00%	2.00%	0.375%
2	Less than or equal to 3.50:1.00 but greater than 2.50:1.00	2.75%	1.75%	0.375%
3	Less than or equal to 2.50:1.00 but greater than 1.50:1.00	2.25%	1.25%	0.375%
4	Less than or equal to 1.50:1.00	2.00%	1.00%	0.375%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the First Lien Net Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.04(a) or Section 5.04(b) of the consolidated financial statements and related certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate, at the option of the Administrative Agent or the Required Revolving Lenders, shall be based on the rates per annum set forth in Category 1 if the Lead Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.04(a) or Section 5.04(b) or any such related certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the date that is three (3) Business Days after the occurrence of a Default resulting from such failure and until the delivery thereof. Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the First Lien Net Leverage Ratio set forth in any certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Revolving Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the First Lien Net Leverage Ratio been accurately determined (for the purposes of this paragraph, an “Applicable Period”), then, (i) for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined First Lien Net Leverage Ratio for such period, and (ii) any shortfall in the interest or fees theretofore paid by the Borrowers for the relevant period as a result of the miscalculation of the First Lien Net Leverage Ratio shall be paid to the Administrative Agent promptly upon written demand (and in no event later than five (5) Business Days after written demand) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof; provided that, for the avoidance of doubt, there shall be no Default or Event of Default resulting from the obligations in this paragraph unless the foregoing payment obligation in clause (ii) of this paragraph is not complied with by the Borrowers within the time frame contemplated thereby.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger or otherwise) by the Lead Borrower or any of its Restricted Subsidiaries to any Person other than the Lead Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Restricted Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Lead Borrower or any of its Restricted Subsidiaries.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Available Amount Basket” shall mean, at any date (the “Reference Date”), the sum of:

(a)        $15,000,000;

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(b)        Cumulative Retained Excess Cash Flow Amount; plus

(c)        the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Capital Stock) received or made by the Lead Borrower (or any direct or indirect parent thereof and contributed by such parent to the Lead Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(d)        to the extent not (A) included in clause (b) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by the Lead Borrower or any of its Restricted Subsidiaries from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(e)        to the extent not (A) included in clause (b) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash repayments of principal received by the Lead Borrower or any of its Restricted Subsidiaries from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of loans or advances made by the Lead Borrower or any of its Restricted Subsidiaries to such Minority Investments or Unrestricted Subsidiaries; plus

(f)        to the extent not (A) included in clause (b) above, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay Term Loans in accordance with Section 2.13(a), the aggregate amount of all Net Cash Proceeds received by the Lead Borrower or any of its Restricted Subsidiaries in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(g)        any Declined Amounts; minus

(h)        the aggregate amount of Restricted Payments made after the Closing Date and on or prior to such date pursuant to Section 6.06(a)(vii); minus

(i)        the aggregate amount of payments made after the Closing Date and on or prior to such date pursuant to Section 6.09(b)(i)(1); minus

(j)        the aggregate amount of Investments pursuant to Section 6.04(n)(y) after the Closing Date and on or prior to such date.

“Availability Period” means the period from and including the Amendment No. 3 Effective Date to but excluding the earlier of the Revolving Credit Facility Maturity Date and the date of termination of the Revolving Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator,

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custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowers” shall have the meaning assigned to such term in the introductory statement hereto.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Lead Borrower (on behalf of itself or WAPA PR) in accordance with the terms of Section 2.03 or Section 10.03, as applicable, and in each case substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close and (ii) if such day relates to any interest rate settings as to a Eurodollar Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, shall mean any such day described in clause (i) above that is also a London Banking Day.

“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment and other capital expenditures of the Lead Borrower and its Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Lead Borrower for such period prepared in accordance with GAAP but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean:

(a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

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(b)        investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)        investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(d)        fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)       investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f)       other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Bank” shall mean any Person that is an Agent, a Lender, an Amendment No. 2 Lead Arranger or an Affiliate of any of the foregoing on the Amendment No. 2 Effective Date or at the time it initially provides any Cash Management Services, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, an Amendment No. 2 Lead Arranger or an Affiliate of any of the foregoing.

“Cash Management Obligations” shall mean obligations owed by the Lead Borrower or any of its Restricted Subsidiaries to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Lead Borrower in writing to the Administrative Agent as “Cash Management Obligations.”

“Cash Management Services” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” shall mean any event that gives rise to the receipt by the Lead Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

“CFC Holding Company” shall mean with respect to the Term Loans any Subsidiary of the Lead Borrower that owns one or more CFCs, either directly or indirectly through other entities that are disregarded entities or partnerships for U.S. federal income tax purposes, and substantially all the assets of such entities (excluding equity interests in each other) consist of equity interests of such CFCs.

“Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, shares representing the greater of (i) more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent and (ii) more than the percentage of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent directly or indirectly owned by the Permitted Investors, (b) a majority of the seats (other

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than vacant seats) on the board of directors of the Parent shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Parent (or any committee thereof with the authority to nominate directors) or the Permitted Investors nor (ii) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) with respect to the Parent, Holdings or the Lead Borrower shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness (including any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any New Incremental Notes and any Permitted Ratio Debt), (d) Parent shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of Holdings, (e) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Lead Borrower or (f) the Lead Borrower shall cease to directly or indirectly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of WAPA PR.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date. For purposes of this definition and Section 2.14, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case described in clauses (i) and (ii) above, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued, provided that increased costs as a result of any Change in Law pursuant to clause (i) or (ii) above, shall only be reimbursable by the Loan Parties to the extent the applicable Lender is requiring reimbursement therefor from similarly situated borrowers under comparable syndicated credit facilities.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean (a) when used with respect to Lenders, refers to whether such Lenders hold a particular Class of Commitments or Loans, (b) when used with respect to Commitments, refers to whether such Commitments are Term B-1 Commitments, Other Term Loan Commitments or Revolving Commitments and (c) when used with respect to Loans, refers to whether such Loans are Term B Loans, Term B-1 Loans (including Add-on Term B-1 Loans), Other Term Loans, Extended Term Loans or Revolving Loans, in each case, under this Agreement, of which such Loan or Commitment shall be a part.

“Closing Date” shall mean July 30, 2013.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a)       the Collateral Agent shall have received each Security Document required to be delivered on the Closing Date pursuant to Section 4.02 or pursuant to Section 5.10 or Section 5.13 or Section 5.16 at such time, duly executed by each Loan Party thereto;

(b)       all Obligations shall have been unconditionally guaranteed by Holdings, each Restricted Subsidiary of a Borrower that is a wholly owned Material Domestic Subsidiary and not an Excluded Subsidiary including those that are listed on Schedule 1.01(b) hereto (each, a “Guarantor”), and any Subsidiary of a Borrower that Guarantees any Indebtedness incurred by such Borrower pursuant to any Credit Agreement Refinancing Indebtedness (or any Permitted Refinancing thereof);

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(c)       the Obligations and the Guaranty shall have been secured by a first-priority security interest (subject to nonconsensual Liens permitted by Section 6.02) in (i) all the Equity Interests of the Lead Borrower, (ii) all Equity Interests of each direct, wholly owned Domestic Subsidiary (other than a Domestic Subsidiary described in the following clause (iii)(A)) that is directly owned by a Borrower or any Subsidiary Guarantor and (iii) 65% of the issued and outstanding Equity Interests of (A) each wholly owned Domestic Subsidiary that is directly owned by a Borrower or by any Subsidiary Guarantor and that is a disregarded entity for United States federal income tax purposes and substantially all of the assets of such Domestic Subsidiary consist of Equity Interests in one or more Foreign Subsidiaries that are CFCs and (B) each wholly owned Foreign Subsidiary that is directly owned by a Borrower or by any Subsidiary Guarantor;

 (d)       except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 6.02, or under any Security Document, the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office or the execution and delivery of control agreements) in substantially all tangible and intangible personal property of each Borrower and each Guarantor including accounts (other than Excluded Accounts), inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and proceeds of the foregoing), in each case, with the priority required by the Security Documents, in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Security Documents; and

(e)       the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Owned Real Property (other than any Excluded Property), if any, required to be delivered pursuant to Section 5.10 and 5.13(b) (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property; provided, that, with respect to the PR Mortgage, which the Loan Parties represent has been duly filed and recorded in the corresponding Section of the Puerto Rico Registry of Property, (except for the Deed of Amendment, which has been filed and is pending recordation in the corresponding Section of the Puerto Rico Registry of Property) the Collateral Agent shall have received the PR Mortgage Note, without any endorsement to any party, counterparts of the PR Mortgage Note Pledge and Security Agreement, and the corresponding financing statement, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such surveys, abstracts, appraisals (if required under FIRREA), flood certifications under Regulation H of the Board (together with evidence of federal flood insurance for any such property located in a flood hazard area) and such customary legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance, surveys, abstracts or appraisals with respect to, Excluded Property and any other particular assets if and for so long as, in the reasonable judgment of the Collateral Agent and the Borrower, the cost of creating, perfecting or maintaining such pledges or security interests in such assets or obtaining title insurance, surveys abstracts or appraisals in respect of such assets shall be excessive in view of the fair market value (as determined by the Borrowers in its reasonable judgment) of such assets or the practical benefit to the Lenders afforded thereby.

The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

“Collateral Agent” shall mean JPMorgan Chase Bank, N.A. (or any successor thereto in such capacity).

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“Collateral Coverage Requirement” shall mean, as of any date, the requirement that (x) the Consolidated Total Assets of (or attributable to) the Loan Parties constitutes at least 50.0% of the Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries as of such date and (y) the Consolidated EBITDA of the Loan Parties constitutes at least 50.0% of the Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the Test Period most recently ended prior to such date for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, have been delivered.

“Commitment” shall mean the Term B-1 Commitments, any Other Term Loan Commitment, any Incremental Term Loan Commitment and any Incremental Revolving Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Communications Act” shall mean the Communications Act of 1934, as amended.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof), where appropriate.

“Company Competitor” shall mean any person that competes in any material respect with the business of the Borrowers and their Subsidiaries.

“Compliance Date” means the last day of any fiscal quarter (commencing with the last day of the first full fiscal quarter of Holdings ending after the Amendment No. 3 Effective Date) if on such day the aggregate amount of Revolving Loans and/or L/C Exposure (excluding up to $5,000,000 of undrawn Letters of Credit and other Letters of Credit which have been cash collateralized or backstopped) exceeds 35% of the aggregate Revolving Commitments.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Lead Borrower dated July, 2013.

“Consolidated Cash Taxes” shall mean, as of any date for the applicable period ending on such date with respect to the Lead Borrower and it Restricted Subsidiaries on a consolidated basis, the aggregate of all taxes based on income, profits or capital of the Lead Borrower and its Restricted Subsidiaries (including (i) federal, state, franchise, excise and similar taxes and foreign withholding taxes, (ii) penalties and interest related to such taxes or arising from any tax examinations and (iii) taxes in respect of repatriated funds), paid in cash during such period to the extent they exceed the amount of taxes deducted in determining Consolidated Net Income for such period.

“Consolidated Current Assets” shall mean, with respect to the Lead Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Consolidated Current Liabilities” shall mean, with respect to the Lead Borrower and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue, (f) escrow account balances and (g) any letter of credit obligations or swing line loans or revolving loans under any revolving credit facility.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains (or losses) and any related provisions for taxes on such extraordinary

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gains (or losses), and (y) any gains or losses from sales of assets other than inventory sold in the ordinary course of business), adjusted by:

(A)       adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period (other than with respect to clauses (viii) and (xii) below)), without duplication, the amount of:

(i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees, non-cash interest payments, the interest component of Capital Lease Obligations, net payments, if any, pursuant to interest rate protection agreements with respect to Indebtedness, the interest component of any pension or other post-employment benefit expense, in each case to the extent included as interest expense under GAAP)) of the Lead Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(ii) provision for taxes based on income, profits or capital and foreign withholding taxes and franchise, state single business unitary and similar taxes for the Lead Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(iii) all depreciation and amortization expense of the Lead Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, including but not limited to amortization or impairment of intangibles (including, but not limited to goodwill), non-cash write offs of debt discounts and debt issuances, non-cash costs and commissions, non-cash discounts and other non-cash fees and charges with respect to Indebtedness and Hedging Agreements;

(iv) other unusual or non-recurring cash charges, or expenses of the Lead Borrower and its Restricted Subsidiaries during such period;

(v) the amount of all other non-cash charges, losses or expenses (including non-cash employee and officer equity compensation expense (including stock options), or asset write-offs, write-ups or write-downs) of the Lead Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (but excluding any additions to bad debt reserves or bad debt expense and any non-cash charge to the extent it represents amortization of a prepaid cash item that was paid in a prior period unless such prepaid cash item was deducted in such prior period);

(vi) cash restructuring charges or reserves, including any restructuring costs and integration costs incurred in connection with, Permitted Acquisitions or Specified Dispositions or other Specified Transactions occurring after the last day of the period covered by the Historical Financial Statements, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses in each case to the extent established or incurred after March 31, 2013; provided that the aggregate amount of any such charges or reserves under this clause (vi), when aggregated with any add-backs or adjustments pursuant to clause (vii) below, shall not exceed in any period 20.0% of Consolidated EBITDA for such period (calculated before giving effect to any such add-backs and adjustments);

(vii) the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Lead Borrower in good faith to be realized in connection with any Specified Transaction or the implementation of an operational initiative (including the termination, abandonment or discontinuance of operations and product lines) after the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed

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certificate signed by a Responsible Officer of the Lead Borrower shall be delivered to the Administrative Agent together with the Officer’s Certificate required to be delivered pursuant to Section 5.04(c), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable, reasonably anticipated to be realizable and factually supportable in the good faith judgment of the Lead Borrower, and (y) such actions are to be taken within 12 months after the consummation of the Specified Transaction or the implementation of an operational initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (B) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vii) to the extent occurring more than four (4) Fiscal Quarters after the specified action taken in order to realize such projected cost savings, operating expense reduction, other operating improvements and synergies and (C) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided that the aggregate amount of all add-backs made pursuant to this clause (vii) shall not exceed in any period 20.0% of Consolidated EBITDA, when aggregated with any add-backs or adjustments pursuant to clause (vi) above, for such period (for this purpose, determined without regard to this clause (vii));

(viii) other accruals, up-front fees, transaction costs, commissions, expenses, premiums or charges related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence, repayment, amendment or modification of Indebtedness permitted by this Agreement (whether or not successful, and including costs and expenses of the Administrative Agent and Lenders that are reimbursed);

(ix) Transaction Expenses;

(x) expenses to the extent covered by contractual indemnification, insurance or refunding provisions in favor of the Lead Borrower or any of its Subsidiaries and actually paid by such third parties;

(xi) to the extent covered by business interruption insurance and actually reimbursed or otherwise paid, expenses or losses relating to business interruption;

(xii) to the extent that any Holdings Specified Expenses would have been added back to Consolidated EBITDA pursuant to clauses (i) through (xi) above had such change, tax or expense been incurred directly by the Lead Borrower, such Holdings Specified Expenses; and

(xiii) solely for purposes of the Financial Covenant and the Applicable Rate, for any period ending on or prior to June 30, 2023, the amount of losses attributable to the business acquired in the Specified Acquisition that reduced consolidated operating income and were not otherwise added back pursuant to any clause set forth above so long as the aggregate amount of the increase to Consolidated EBITDA for such period as a result of the adjustment in this clause (xiii) does not exceed 15% of Consolidated EBITDA for such period (calculated after giving effect to such addback); and

(B)        subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period and without duplication the amount of (i) all cash payments or cash charges made (or incurred) by the Lead Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA in a previous period, (ii) income and gain items corresponding to those referred to in clauses (A)(iv) and (A)(v) above (other than (i) accrual of revenue and amortization of deferred revenue in the ordinary course or (ii) reversals of prior accruals or reserves, to the extent such accruals or reserves had the effect of reducing Consolidated EBITDA in a prior period), (iii) gains related to pensions and other post-employment benefits, (iv) federal, state, local and foreign income tax credits and (v) the amount of any Holdings Specified Expenses,

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provided that to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations.

Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends prior to the first anniversary of the Closing Date, Consolidated EBITDA for all portions of such period occurring prior to the Closing Date shall be calculated in accordance with the definition of “Test Period” contained herein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Lead Borrower and its Restricted Subsidiaries determined on a consolidated basis (after deduction for minority interests) for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(i) the net income (or loss) for such period of any Person that is not a Restricted Subsidiary of the Lead Borrower or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions that are actually paid in cash or Cash Equivalents by such Person to the Lead Borrower or one of its Restricted Subsidiaries during such period;

(ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Lead Borrower or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary of the Lead Borrower;

(iii) the net income of any Restricted Subsidiary of the Lead Borrower that is not also a Guarantor to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or law applicable to such Restricted Subsidiary;

(iv) any net income or loss attributable to the early extinguishment or cancellation of Indebtedness; and

(v) purchase accounting effects of adjustments to deferred revenue required or permitted by GAAP.

“Consolidated Total Assets” shall mean, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries, as of the end of the most recently ended Fiscal Quarter for which internal financial statements are available.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Converted Term B Loan” shall mean each Term B Loan held by an Amendment No. 2 Consenting Lender on the Amendment No. 2 Effective Date immediately prior to the effectiveness of Amendment No. 2 (or, if less, the amount notified to such Lender by the Administrative Agent prior to the Amendment No. 2 Effective Date).

“Corrective Term Loan Extension Amendment” shall have the meaning assigned to such term in Section 2.25(e).

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“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term B-1 Loans, Incremental Revolving Commitments, Incremental Term Loans, New Term Loans or Other Term Loans, or any then existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness does not mature prior to the maturity date of, or have a shorter Weighted Average Life to Maturity than the Refinanced Debt (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayments of such Refinanced Debt), (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, extension, renewal or replacement, unless otherwise permitted hereby and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Party” means the Administrative Agent, each Issuing Bank or any other Lender.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for all fiscal years of the Lead Borrower starting with the fiscal year ending December 31, 2014 that was not (and, in the case of any fiscal year of the Lead Borrower where the respective required date of prepayment has not yet occurred pursuant to Section 2.13(b), will not on such date of required prepayment be) required to be applied as a mandatory prepayment in accordance with Section 2.13(b) (which Section 2.13(b) shall, for purposes of this definition, be construed without giving effect to any deduction pursuant to clause (B) of such Section 2.13(b)).

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” shall have the meaning specified in Section 2.13(g).

“Declining Lender” shall have the meaning specified in Section 2.13(g).

“Deed of Amendment” shall mean that certain Deed of Amendment of Mortgage Number 6, executed before Notary Public Gladys O. Fontanez Reyes on June 28, 2011 by and between Televicentro of Puerto Rico, LLC, as the mortgagor, and The Bank of Nova Scotia, as then holder of the PR Mortgage Note.

“Deed of Mortgage” shall mean that certain Deed of Mortgage Number 6, executed before Notary Public Luis Morales-Steinmann on March 30, 2007 by Televicentro of Puerto Rico, LLC, as the mortgagor.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Borrowers or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Revolving Lender that it will comply with its obligations (and is financially able to meet such obligations as of the

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date of certification) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Deposit Account” shall mean all “deposit accounts” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York (other than Excluded Accounts).

“Deposit Account Control Agreement” shall mean a “control agreement” in form and substance reasonably acceptable to the Administrative Agent and the Lead Borrower and containing terms providing “control” (for purposes of the UCC) over the Deposit Account governed by such Deposit Account Control Agreement.

“Designated Acquisition” shall mean any Permitted Acquisition or similar Investment that is not, in accordance with the agreement governing such Permitted Acquisition or similar Investment, subject to a financing contingency and that has been designated by the Lead Borrower in writing to the Agent as a “Designated Acquisition” which designation shall include a description of any Indebtedness (the “Designated Indebtedness”) expected to be incurred to finance such Designated Acquisition.

“Designated Non-cash Consideration” shall mean the fair market value (as determined in good faith by the applicable Borrower) of non-cash consideration received by the Borrowers or any of their respective Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate executed by a Responsible Officer of the Lead Borrower and delivered to the Administrative Agent, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” shall mean (a) each bank, financial institution or other institutional lender and Company Competitor or Affiliate of a Company Competitor identified in writing to the Administrative Agent prior to the Amendment No. 2 Effective Date and (b) any other person designated in writing to the Administrative Agent after the Amendment No. 2 Effective Date by the Lead Borrower by e-mail sent to JPMDQ_Contact@jpmorgan.com (or such other address as the Administrative Agent may from time to time notify the Lead Borrower) to the extent such person is or becomes a Company Competitor or is or becomes an Affiliate of a Company Competitor, which designation shall become effective three days after receipt by the Administrative Agent of such written supplement, but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the Loans or is party to a pending trade; provided that a Company Competitor or an Affiliate of a Company Competitor shall not include any bona fide debt fund or investment vehicle or other institutional lender or bank or financial institution that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such Company Competitor or Affiliate thereof, as applicable, and for which no personnel involved with the investment of such Company Competitor (i) makes (or has the right to make or participate with others in making) any investment decisions or (ii) will obtain access to any Information from such bona fide debt fund or investment vehicle or persons receiving Information hereunder.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon an asset sale or change in control, if such right is subject to the prior payment in full of the Obligations), in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Latest Maturity Date.

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“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Term Loan of any Class, the effective yield on such Term Loans as reasonably determined by the Administrative Agent (consistent with generally accepted financial practices), taking into account the applicable interest rate margins (but not any fluctuations in LIBO Rate), any interest rate floors, and all fees, including recurring, up-front or similar fees or original issue discount (amortized over the shorter of (x) the weighted average life of such loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such loans, but excluding (i) any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the Lenders thereunder and (ii) any customary consent fees paid generally to consenting Lenders.

“Eligible Assignee” shall mean (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) any commercial bank, insurance company, investment or mutual fund or other entity (other than a natural person) that extends credit or buys loans and that is approved by the Administrative Agent but excluding, (x) any Affiliated Lender, except to the extent expressly provided in Section 9.04(f), (y) Holdings, the Borrowers and their respective Subsidiaries, except to the extent expressly provided in Section 9.04(f) and (z) any Disqualified Institution.

“Environmental Laws” shall mean all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human or public health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

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“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan, (b) the failure to satisfy the minimum funding standard (as defined in Section 412 or 430 of the Code or Section 303 or 304 of ERISA) with respect to any Plan, whether or not waived, (c) a determination that any Plan is in “at-risk status” or any Multiemployer Plan is in “endangered status” or “critical status” (as each is defined in Section 303 and 305 of ERISA, respectively), (d) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any material liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Lead Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Lead Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the receipt by the Lead Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Lead Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (g) the occurrence of a non-exempt “prohibited transaction” with respect to which the Lead Borrower or any of its Restricted Subsidiaries is a “disqualified person” (each within the meaning of Section 4975 of the Code) that results in material liability to the Borrower.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar,” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to any Excess Cash Flow Payment Period, an amount, not less than zero, equal to:

(a)        the sum, without duplication, of (i) Consolidated Net Income of the Lead Borrower and its Restricted Subsidiaries for such Excess Cash Flow Payment Period, plus (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income, plus (iii) the aggregate net amount of non-cash loss on Dispositions by the Lead Borrower and its Restricted Subsidiaries during such Excess Cash Flow Payment Period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, plus (iv) the aggregate amount of any non-cash loss for such period attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative instruments, to the extent deducted in arriving at such Consolidated Net Income, plus (v) to the extent not otherwise included in determining Consolidated Net Income, the aggregate amount of cash receipts for such period attributable to Hedging Agreements or other derivative instruments, minus

(b)        the sum, without duplication (in each case, for the Lead Borrower and its Restricted Subsidiaries on a consolidated basis), of:

(i) Capital Expenditures, except to the extent made using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness), that are (A) actually made in cash during such Excess Cash Flow Payment Period or (B) committed although not actually made in cash during such Excess Cash Flow Payment Period, so long as such Capital Expenditures are actually made in cash within six months after the end of such Excess Cash Flow Payment Period; provided that (x) if any Capital Expenditures are deducted from Excess Cash Flow pursuant to (B) above, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Flow Payment Period if the expenditure is not

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actually made in cash within such six-month period and (y) no deduction shall be taken in the immediately succeeding Excess Cash Flow Payment Period when such amounts deducted pursuant to clause (B) are actually spent;

(ii) to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes;

(iii) the aggregate amount of all principal payments of Indebtedness of the Lead Borrower and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Lease Obligations, (B) the amount of any repayment of Loans pursuant to Section 2.11, (C) the amount of any mandatory prepayment of Loans pursuant to Section 2.13(a) to the extent required due to an Asset Sale that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase and (D) the amount of any voluntary prepayments of Loans made by Holdings, any Borrower or any of their respective Subsidiaries pursuant to Section 9.04(f) (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Loans) (provided that (I) such prepayments or repurchases are otherwise permitted hereunder and (II) such prepayments or repurchases are not made, directly or indirectly, using (1) proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness) or (2) the Cumulative Retained Excess Cash Flow Amount) but excluding (X) all other prepayments of Loans (other than those specified in preceding clauses (iii)(C) and (D))and (Y) payments in respect of any Permitted Ratio Debt, any New Incremental Notes and Indebtedness constituting Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt or any Subordinated Indebtedness, except in each case to the extent permitted to be paid pursuant to Section 6.09 or occurring in connection with a refinancing of such Indebtedness permitted in accordance with the terms of this Agreement) made during such period, in each case except to the extent financed with the proceeds of Funded Debt of the Lead Borrower or any of its Restricted Subsidiaries;

(iv) to the extent not deducted in arriving at Consolidated Net Income, Restricted Payments made in cash during such period by the Lead Borrower to the extent that such Restricted Payments are made under Sections 6.06(a)(ii) and 6.06(a)(iii), solely to the extent made, directly or indirectly, with the net cash proceeds from events or circumstances that were included in the calculation of Consolidated Net Income;

(v) (A) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by any Borrower during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness of the Lead Borrower or any of its Restricted Subsidiaries (except to the extent financed with the proceeds of Funded Debt other than the Loans) to the extent that the amount so prepaid, satisfied or discharged is not deducted from Consolidated Net Income for purposes of calculating Excess Cash Flow and (B) to the extent included in determining Consolidated Net Income, the aggregate amount of any income for such period attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative instruments (other than commodity Hedging Agreements);

(vi) cash payments made by the Lead Borrower or any of its Restricted Subsidiaries during such period (to the extent not deducted in arriving at such Consolidated Net Income) in satisfaction of non-current liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using (1) proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness) or (2) the Cumulative Retained Excess Cash Flow Amount;

(vii) to the extent not deducted in arriving at Consolidated Net Income, fees, expenses and purchase price adjustments paid in cash during such period by the Lead Borrower or any of its Restricted Subsidiaries in connection with the Transaction or, in each case to the extent

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permitted hereunder, any Investment permitted under Section 6.04, issuance of Equity Interests or issuance of Indebtedness (whether or not consummated) and any Restricted Payment made in cash by the Lead Borrower or any of its Restricted Subsidiaries pursuant to Sections 6.06(a)(ii) and 6.06(a)(iii) to pay any of the foregoing;

(viii) to the extent not deducted in arriving at Consolidated Net Income, the aggregate amount of expenditures actually made in cash from operations by the Lead Borrower or any of its Restricted Subsidiaries during such period (including expenditures for payment of financing fees) to the extent such expenditures are (1) not expensed during such period and (2) made with cash from operations;

(ix) cash from operations used by the Lead Borrower or any of its Restricted Subsidiaries or committed to be used by the Lead Borrower or any of its Restricted Subsidiaries to consummate a Permitted Acquisition or Investment permitted under Sections 6.04(e), (f), (l) or (n) (if such Permitted Acquisition or Investment has been consummated or committed to during such period prior to the date on which a prepayment of Loans would be required pursuant to Section 2.13(b) with respect to such Excess Cash Flow Payment Period); provided, however, that if any amount is deducted from Excess Cash Flow pursuant to this clause (ix) with respect to any Excess Cash Flow Payment Period as a result of a Permitted Acquisition or Investment that has been committed to be consummated but not yet actually consummated during such period then (x) such amount shall not be deducted from Excess Cash Flow pursuant to this clause (ix) as a result of such Permitted Acquisition or Investment, as the case may be, being actually consummated in the immediately succeeding Excess Cash Flow Payment Period and (y) such amount shall be added to Excess Cash Flow for the immediately succeeding Excess Cash Flow Payment Period if the Permitted Acquisition or Investment is not actually consummated during such succeeding period;

(x) the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income;

(xi) the amount of cash expenditures in respect of Hedging Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period;

(xii) the aggregate principal amount of all mandatory prepayments of Term Loans made during such Excess Cash Flow Payment Period pursuant to Section 2.13(b), or reinvestments of Net Cash Proceeds in lieu thereof, to the extent that the applicable Net Cash Proceeds resulted in an increase of Consolidated Net Income (and are not in excess of such increase) for such Excess Cash Flow Payment Period; and

(xiii) the aggregate net amount of any non-cash gains to the extent included in arriving at Consolidated Net Income; minus

(c)        any increase in Net Working Capital during such Excess Cash Flow Payment Period (measured as the excess, if any, of Net Working Capital at the end of such Excess Cash Flow Payment Period minus Net Working Capital at the beginning of such Excess Cash Flow Payment Period) or increases in long term accounts receivable and decreases in the long-term portion of deferred revenue for such period (other than any such increases or decreases, as applicable, arising from acquisitions or Dispositions of property by the Lead Borrower, and its Restricted Subsidiaries during such period), except as a result of the reclassification of items from short term to long term or vice versa; plus

(d)        any decrease in Net Working Capital during such Excess Cash Flow Payment Period (measured as the excess, if any, of Net Working Capital at the beginning of such Excess Cash Flow Payment Period minus Net Working Capital at the end of such Excess Cash Flow Payment Period) or decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue for such period (other than any such decreases or increases, as applicable, arising from acquisitions or

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Dispositions of property by the Lead Borrower or any of its Restricted Subsidiaries completed during such period), except as a result of the reclassification of items from short term to long term or vice versa.

“Excess Cash Flow Payment Date” shall mean the date occurring on the earlier to occur of (x) the delivery of the financial statements for such fiscal year pursuant to Section 5.04 and (y) 90 days after the end of each fiscal year of the Lead Borrower (commencing with the fiscal year of the Lead Borrower ending December 31, 2015).

“Excess Cash Flow Payment Period” shall mean, with respect to the repayment required on each Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Borrower.

“Excluded Accounts” shall mean, (A) payroll and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow accounts, (D) fiduciary or trust accounts and (E) Immaterial Accounts and, in the case of clauses (A) through (E), the funds or other property held in or maintained in any such account.

“Excluded Property” shall mean, with respect to any Loan Party, (a) (i) any leasehold interest (including any ground lease interest) in real property, (ii) any fee-owned real property with a fair market value not in excess of $5,000,000 and (iii) any fixtures affixed to any real property to the extent (A) such real property has a fair market value below $5,000,000 or (B) a security interest in such fixtures may not be perfected by a UCC financing statement (or equivalent) in the jurisdiction of organization of the applicable Loan Party or the jurisdiction of location of such assets, as applicable, but for greater certainty excluding any fixtures in connection with a mortgage on real property that is not Excluded Property by operation of clause (a)(ii) above, (b) any lease, license, franchise, charter, authorization, contract or agreement to which any Loan Party is a party, and any of its rights or interest thereunder, if and to the extent that a security interest (i) is prohibited by or in violation of any law, rule or regulation applicable to any Loan Party, except to the extent such prohibition is rendered ineffective under the UCC (or equivalent applicable foreign law), or requires any governmental or third party consent or approval (provided, that such Loan Party has used commercially reasonable efforts (which for the avoidance of doubt shall not include any payment of non-de minimis amounts) to obtain such consent or approval) or (ii) is prohibited by or in violation of a term, provision or condition of any such lease, license, franchise, charter, authorization, contract or agreement; provided, however, that the Collateral shall include (and such security interest shall attach) at such time as the contractual or legal prohibition shall no longer be applicable (provided, that to the extent such prohibition requires any third party consent, such Loan Party has used commercially reasonable efforts (which for the avoidance of doubt shall not include any payment of non-de minimis amounts) to obtain such consent), shall attach to any portion of such lease, license, franchise, charter, authorization, contract or agreement not subject to the prohibitions specified in (i) or (ii) above (in each case, after giving effect to the applicable anti-assignment provisions of the UCC (or equivalent applicable foreign law); provided, further, that the exclusions referred to in this clause (b) shall not include any proceeds of any such lease, license, franchise, charter, authorization, contract or agreement, (c) motor vehicles and other assets subject to certificates of title, including, without limitation, aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof, in each case to the extent subject to Federal Aviation Act registration requirements (or equivalent applicable foreign law), and rolling stock, (d) letters of credit and letter of credit rights that do not constitute supporting obligations in respect of other Collateral, except to the extent such letter of credit rights may be perfected by the filing of a UCC financing statement (or equivalent), (e) commercial tort claims with a value not in excess of $2,500,000 in the aggregate, (f) assets, if and to the extent that a security interest in such asset (i) is prohibited by or in violation of any law, rule or regulation applicable to any Loan Party, (ii) requires a consent (provided that any Loan Party has used its commercially reasonable efforts to obtain such consent) of any governmental authority or any third party that has not been obtained, except, in the case of clauses (f)(i) and (f)(ii), to the extent such prohibition or consent is rendered ineffective under the UCC (or equivalent applicable foreign law), or (iii) to the extent a security interest in such assets would result in a material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Lead Borrower, (g) (i) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051 (or comparable applicable foreign law), prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act (or comparable applicable foreign law), to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law and (ii) any Intellectual Property located or titled outside the U.S. with respect to which any actions in any non-U.S. jurisdiction or under the

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laws of any non-U.S. jurisdiction is required to create or perfect any security interest in such Intellectual Property, including any Intellectual Property registered in any non-U.S. jurisdiction, and (h) (x) in respect of the Collateral, Equity Interests in excess of 65% of the voting capital stock of any Foreign Subsidiary or CFC Holding Company owned by any Loan Party, (y) Equity Interests in joint ventures or any non-Wholly Owned Subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents existing on the Closing Date or existing at the time of acquisition thereof after the Closing Date, and (z) Equity Interests of Foreign Subsidiaries that are held by a Foreign Subsidiary; (i) perfection by “control” (other than in respect of certificated Collateral pledged pursuant to the Security Agreements or any accounts (other than Excluded Accounts)) with respect to any Collateral (j) FCC (or foreign equivalent) licenses to the extent the pledge thereof is prohibited by the Communications Act or any other Applicable Law (for the avoidance of doubt, this clause (j) does not extend to the proceeds of such FCC (or foreign equivalent) licenses; and (k) Excluded Accounts. Other assets shall be deemed to be “Excluded Property” if the Administrative Agent and the Lead Borrower agree in writing that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Collateral. Notwithstanding anything herein to the contrary the foregoing provisions of this paragraph shall not exclude any rights and remedies incident or appertaining to any FCC (or foreign equivalent) licenses or any rights to receive any and all proceeds derived from, or in connection with, any disposition of all or any portion of such licenses or any television or cable film channel owned by a Borrower or any of its Restricted Subsidiaries.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly owned Subsidiary of a Borrower or a Guarantor, (b) any Domestic Subsidiary that is a disregarded entity for United States federal income tax purposes substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries that are CFCs, (c) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (d) any Subsidiary that is prohibited or restricted by Applicable Law, or by an contractual obligation existing on the of date of acquisition of such Subsidiary (if not entered into in contemplation thereof) from providing a Guaranty or if such Guaranty would require governmental (including regulatory) consent, approval, license or authorization (provided that the Loan Parties have used commercially reasonable efforts (which for the avoidance of doubt shall not include payment of non-de minimis amounts) to obtain such consent), (e) any Subsidiary that is a not-for-profit organization, (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Lead Borrower), the cost or other consequences (including any adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (h) each Immaterial Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income, capital or franchise Taxes imposed on (or measured by) its net income imposed by a jurisdiction as a result of such recipient being organized under the laws of, or having its principal office located or, in the case of any Lender, having its applicable lending office located in, the jurisdiction imposing such Tax (b) any branch profits taxes or any similar tax imposed by a jurisdiction described in clause (a) above, (c) in the case of any Lender, U.S. federal withholding tax imposed on amounts payable to such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment (or, to the extent such Lender did not fund an applicable Loan pursuant to a prior Commitment, on the date on which such Lender acquires its interest in such Loan); provided that this clause (i) shall not apply to a Lender that become a Lender pursuant to an assignment requested by the Lead Borrower under Section 2.21(a)), or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquires the applicable

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interest in the applicable Loan or Commitment or to such Lender immediately before it changes its Lending Office, (d) any Tax that is attributable to such recipient’s failure to comply with Section 2.20(f) or (g), and (e) any U.S. federal withholding Taxes imposed under FATCA. For purposes of clause (c)(i) of this definition, a participation acquired pursuant to Section 2.18 shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interests in the Commitments or loans to which such participation relates.

“Existing Indebtedness” shall mean the Indebtedness outstanding under (i) the Loan Agreement, dated as of March 31, 2011, by and among InterMedia Español, Inc. and Televicentro of Puerto Rico, LLC, as Borrowers, the financial institutions party thereto, as Lenders, The Bank of Nova Scotia and RBC Capital Markets, as Joint Lead Arrangers, Banco Popular de Puerto Rico, as Syndication Agent, and The Bank of Nova Scotia , as Administrative Agent (for the purposes of this definition, with all capitalized terms as defined therein) and, (ii) the Amended and Restated Credit Agreement, dated as of June 17, 2011, by and among Cine Latino, Inc., as the Borrower, the other persons party thereto that are designated as Credit Parties, General Electric Capital Corporation, as Agent, the other financial institutions party thereto, as Lenders, GE Capital Markets, Inc., as Sole Lead Arranger and Bookrunner and Royal Bank of Canada, as Syndication Agent (for the purposes of this definition, with all capitalized terms as defined therein).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.25(a).

“Extending Term Loan Lender” shall have the meaning assigned to such term in Section 2.25(a).

“Extension” shall have the meaning assigned to such term in Section 2.25(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.25(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements (and any related treaty, law, regulation or other official guidance) implementing any of the foregoing.

“FCC” shall mean the Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).

“FCC Licenses” shall mean broadcasting and other licenses, authorizations, waivers and permits which are issued from time to time by the FCC to the Lead Borrower or any of its Restricted Subsidiaries in connection with the operation of the Stations.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee Letter” shall mean, as the context requires, (i) the Fee Letter dated July 9, 2013, among the Borrowers, DBSI and the Administrative Agent and/or (ii) the Fee Letter dated March 25, 2021, among the Borrowers and JPMCB.

“Fees” shall mean the fees referred to in Section 2.05(a) and the Prepayment Fee.

“Financial Covenant” shall have the meaning assigned to such term in Section 6.10(a).

“Financial Covenant Event of Default” shall have the meaning assigned to such term in Section 7.01(d).

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“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Lien Net Leverage Ratio” shall mean, on any date, the ratio of (a) an amount equal to the excess of (i) Total Debt that is secured on a first lien basis by a Lien on any asset of the Lead Borrower or any of its Restricted Subsidiaries on such date over (ii) the aggregate amount of unrestricted cash and Cash Equivalents (up to a maximum aggregate amount of $60,000,000) of the Lead Borrower and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

“Fiscal Quarter” shall mean each calendar quarter.

“Fiscal Year” shall mean the fiscal year of the Lead Borrower and its Restricted Subsidiaries ending on December 31.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any material liability by Holdings, the Borrowers or any of their respective Restricted Subsidiaries under applicable law on account of either (i) the complete or partial termination of such Foreign Pension Plan or (ii) the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any material liability by Holdings, the Lead Borrower or any of its Restricted Subsidiaries (including by a Governmental Authority’s imposition on Holdings, the Lead Borrower or any of their respective Restricted Subsidiaries of any fine, excise tax or penalty resulting from any non-compliance with any applicable law.

“Foreign Casualty Event” shall have the meaning assigned to such term in Section 2.13(e).

“Foreign Disposition” shall have the meaning assigned to such term in Section 2.13(e).

“Foreign Lender” shall mean any Lender that has a Commitment to or holds an Obligation of the Lead Borrower that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Pension Plan” shall mean any defined benefit pension plan that is not subject to United States law and under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” of any Person shall mean Indebtedness for borrowed money of such Person that (x) by its terms matures more than one year after the date of its creation or (y) matures within one year from any date of determination but (in the case of this clause (y)) is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

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“Governmental Authority” shall mean any federal, state, provincial territorial, local or foreign court or governmental agency, authority, instrumentality or regulatory body (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(g).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other monetary obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment of such Indebtedness or other monetary obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” shall mean any of Holdings, each Borrower and the Subsidiary Guarantors; provided that the term “Guarantor” shall mean and include each Borrower solely as it relates to any obligations that are incurred by any other Loan Party as opposed to obligations directly incurred by it.

“Guaranty” shall mean the guaranty made by Holdings, each Borrower, and the Subsidiary Guarantors, substantially in the form of Exhibit E.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedge Termination Value” shall mean, in respect of any one or more Secured Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s).

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, excluding spot foreign exchange transactions.

“Hedging Bank” shall mean (i) any Person that is an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing on the Amendment No. 2 Effective Date or on the Amendment No. 3 Effective Date or at the time it enters into a Secured Hedging Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing and (ii) any other Person, reasonably satisfactory to the Administrative Agent, that the Borrowers have designated in writing to the Administrative Agent as a “Hedging Bank” so long as, in the case of this clause (ii) (x) no Event of Default has occurred and is continuing at the time of such designation and (y) such Person executes an agreement in form reasonably satisfactory to the Administrative Agent agreeing to be bound to the terms of the Loan Documents applicable to a Hedging Bank.

“Historical Financial Statements” shall mean:

(a)        audited consolidated statements of financial position, operations, shareholders’ equity and comprehensive income and cash flows of Cine Latino, Inc.as of and for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010 in each case with an accompanying opinion of McGladrey LLP, independent public accountants; and

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(b)        audited consolidated statements of financial position, operations, shareholders’ equity and comprehensive income and cash flows of InterMedia Español Holdings, LLC as of and for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010 in each case with an accompanying opinion of McGladrey LLP, independent public accountants.

“Holdings” shall have the meaning assigned to such term in the introductory statement hereto.

“Holdings Specified Expenses” shall mean any charge, tax or expense incurred or accrued by Holdings (or any parent company thereof) during any period to the extent that the Lead Borrower has made a Restricted Payment to Holdings (or any parent company thereof) in respect thereof pursuant to Sections 6.06(a)(ii) and 6.06(a)(iii), in each case, to the extent such change, tax or expense would have reduced Consolidated Net Income had it been made by the Lead Borrower.

“Immaterial Account” shall mean any Deposit Account with an average monthly balance of less than $750,000, provided, that the average monthly balance of all Immaterial Accounts shall not exceed $5,000,000 at any time.

“Immaterial Subsidiary” shall mean, as of any date of determination, any Restricted Subsidiary of the Lead Borrower whose consolidated total assets (as set forth in the most recent consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) do not constitute more than 2.5% of the amount set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as of the end of the most recently ended Fiscal Quarter for which internal financial statements are available; provided that the consolidated total assets (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of the amount set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as of the end of the most recently ended Fiscal Quarter for which internal financial statements are available. For the avoidance of doubt, Azteca Acquisition Corporation shall be an Immaterial Subsidiary on the Closing Date.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, the Lead Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Commitment Requirements” shall mean, with respect to the provision of any Incremental Term Loans or New Term Loans, the satisfaction of each of the following conditions on any such date: (i) no Default or Event of Default then exists or would result therefrom; provided that in connection with the provision of any Incremental Term Loans or New Term Loans the proceeds of which are to be applied to finance a Designated Acquisition the only Default or Event of Default required not to exist or result therefrom shall be Sections 7.01(b), (c), (g) or (h); (ii) all of the representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects at such time (it being understood that (x) any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects and (y) any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) as of such earlier date); provided that in connection with the provision of any Incremental Term Loans or New Term Loans the proceeds of which are to be applied to finance a Designated Acquisition only the Acquisition Representations need be true and correct in all material respects (as qualified in clause (x) and (y) above); (iii) the delivery by the Lead Borrower to the Administrative Agent on or prior to such date of an officer’s certificate executed by a Responsible Officer of the Lead Borrower and (x) certifying as to compliance with preceding clauses (i) and (ii) and, (y) designating as to whether the respective Incremental Term Loans or New Term Loans are to be incurred under clause (a) and/or clause (b), as applicable, of the definition of “Maximum Incremental Amount” and (z) certifying that the full amount of such Incremental Term Loans or New Term Loans (assuming the full utilization of commitments thereunder) may be incurred without violating any Material Indebtedness of Holdings, the Lead Borrower and its Restricted Subsidiaries; (iv) to the extent reasonably requested by the Administrative Agent, the delivery by the Lead Borrower to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Loan Parties dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Closing Date pursuant to Section 4.02(a); and (v)

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the delivery by the Lead Borrower to the Administrative Agent of such officers’ certificates (including solvency certificates), board of director resolutions, reaffirmation agreements, supplements or amendments to the Security Documents (to the extent applicable) and evidence of good standing as the Administrative Agent shall reasonably request.

“Incremental Facility” shall mean (i) each Incremental Term Loan and (ii) each New Term Loan.

“Incremental Term Lender” shall have the meaning assigned to such term in Section 2.22(b).

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Lead Borrower, the Administrative Agent and one or more Incremental Term Lenders; provided, that Amendment No. 3 shall be deemed to be an Incremental Term Loan Assumption Agreement with respect to the Add-on Term B-1 Loans.

“Incremental Revolving Commitment” means a commitment to extend credit pursuant to any Incremental Revolving Facilities.

“Incremental Revolving Facilities” shall have the meaning assigned to such term in Section 2.22(e).

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loan Commitment” shall mean, for any Lender, any commitment by such Lender to make Term Loans under any Incremental Term Loan Facility pursuant to Section 2.01(b) as agreed to by such Lender in the respective Incremental Assumption Agreement delivered pursuant to Section 2.22.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and, if not paid, after becoming due and payable, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligation of the applicable seller and (iv) any Indebtedness defeased by such Person or by any subsidiary of such Person), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, (j) net obligations of such Person under any Hedging Agreements, valued at the Hedge Termination Value thereof, (k) all obligations of such Person in respect of Disqualified Stock of such Person or any other Person, (l) all obligations of such Person as an account party in respect of letters of credit and (m) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. The amount of Indebtedness of any Person for purposes of clause (f) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

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“Initial Term Loans” shall mean the Term Loans outstanding under this Agreement immediately prior to the effectiveness of Amendment No. 1.

“Intellectual Property” shall have the meaning assigned to such term in the Security Agreement.

“Intellectual Property Security Agreement” shall mean, collectively, each intellectual property security agreement (dated the date hereof) executed by the Loan Parties, substantially in the form of the exhibits to the Security Agreement, together with each other intellectual property security agreement or intellectual property security agreement supplement executed and delivered by a Loan Party pursuant to Section 5.13.

“Intercreditor Agreements” shall mean, collectively, any Pari Passu Intercreditor Agreement (if entered into) and any Junior Lien Intercreditor Agreement (if entered into).

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean (i) prior to the payoff of all Term B-1 Loans, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6, or if available to all Lenders, 12 months or less than 1 month thereafter, as the Lead Borrower may elect, and (ii) upon and after the payoff of all Term B-1 Loans, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 3 or 6 months thereafter, as the Lead Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” shall mean the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Reuters Screen LIBOR01 for the longest period for which the Reuters Screen LIBOR01 is available that is shorter than the Impacted Interest Period; and (b) the Reuters Screen LIBOR01 for the shortest period (for which the Reuters Screen LIBOR01 is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of Indebtedness in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not

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exceed the principal amount of such Investment and less any such amounts which increase the Available Amount Basket) and “Invested” shall have a corresponding meaning.

“IRS” shall mean the U.S. Internal Revenue Service or any successor agency thereto.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., and Bank of America, N.A. and any other Revolving Lender that agrees to act as an Issuing Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 10.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Junior Financing” shall mean, collectively any Permitted Unsecured Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Ratio Debt, any New Incremental Notes (other than first lien New Incremental Notes), any other Indebtedness that is unsecured, any Subordinated Indebtedness or any Indebtedness incurred pursuant to one or more successive Permitted Refinancings of any of the foregoing; provided that Junior Financing shall not include any intercompany loans.

“Junior Lien Intercreditor Agreement” shall mean a “junior lien” intercreditor agreement among the Administrative Agent and one or more representatives for the holders of Permitted Second Priority Refinancing Debt, in form and substance reasonably satisfactory to the Administrative Agent.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any New Term Loan, any Other Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lead Arrangers” means the Amendment No. 2 Lead Arrangers and the Amendment No. 3 Lead Arrangers.

“Lead Borrower” shall have the meaning assigned to such term in the introductory statement hereto.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Parties” shall have the meaning assigned to such term in Section 7.02(c).

“Lenders” shall mean the Term Lenders and the Revolving Lenders. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks (including, without limitation, for purposes of Section 2.14).

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“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning assigned to it in Section 10.06(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 10.01, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Amendment No. 3 Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrowers, and notified to the Administrative Agent. As of the Amendment No. 3 Effective Date, the initial aggregate amount of the Letter of Credit Commitments is $10,000,000.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on the Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided that if the Reuters Screen LIBOR01 shall not be available for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate (as defined above).

Notwithstanding the foregoing, the LIBO Rate in respect of any applicable Interest Period will be deemed to be 0.00% per annum if the LIBO Rate for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than 0.00% per annum.

“Lien” shall mean, with respect to any asset, (a) any Mortgage, hypothec, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Fee Letter, the Guaranty, the Security Documents, each Incremental Term Loan Assumption Agreement, each New Term Loan Commitment Agreement, each Incremental Revolving Facility Amendment, each Refinancing Amendment, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and/or Section 10.10(e) and any agreements between a Borrower and an Issuing Bank regarding the issuance by such Issuing Bank of Letters of Credit hereunder and/or the respective rights and obligations between such Borrower and such Issuing Bank in connection thereunder, and any other document executed in connection with the foregoing, including any guaranty or guaranty supplement required to be delivered pursuant to Section 5.13.

“Loan Parties” shall mean Holdings, the Borrowers and the Subsidiary Guarantors.

“Loans” shall mean the collective reference to the Term Loans and the Revolving Loans.

“London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of Holdings, the Lead Borrower and its Restricted Subsidiaries taken as a whole; (b) a material adverse effect on the ability of any Loan Party to perform its material obligations under any of the Loan Documents to which it is a party; or (c) a material

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adverse effect upon the legality, validity, binding effect or the enforceability against any Loan Party of any of the Loan Documents to which it is a party.

“Material Domestic Subsidiary” shall mean, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Domestic Subsidiaries, other than an Immaterial Subsidiary.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrowers or any of their respective Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrowers or any of their respective Restricted Subsidiaries in respect of any Hedging Agreement at any time shall be the Hedge Termination Value of such Hedging Agreement at such time.

“Material Lease” shall have the meaning assigned to such term in Section 3.20(b).

“Material Owned Real Property” shall have the meaning assigned to such term in Section 3.20(a).

“Maturity Date” shall mean, with respect to the Term B-1 Loans, the Term B-1 Loan Maturity Date; provided that the reference to Maturity Date with respect to (w) Other Term Loans shall be the final maturity date as specified in the applicable Refinancing Amendment, (x) Extended Term Loans shall be the final maturity date as specified in the applicable Extension Offer, (y) Incremental Term Loans shall be the final maturity date as specified in the applicable Incremental Term Loan Assumption Agreement and (z) any New Term Loans shall be the final maturity date as specified in the applicable New Term Loan Commitment Agreement; provided further that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum First Lien Net Leverage Requirement” shall mean, with respect to any request pursuant to Article II for an Incremental Facility or an incurrence of New Incremental Notes, the requirement that, the First Lien Net Leverage Ratio shall be less than or equal to 4.00:1.00, determined on a Pro Forma Basis after giving effect to such increase, New Term Loans or New Incremental Notes and assuming that in each case such Incremental Facility is fully drawn, as of the last day of the Test Period most recently ended for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b); provided that when calculating the First Lien Net Leverage Ratio for purposes of this definition, (x) all Indebtedness incurred pursuant to Sections 2.22, 2.23 and 2.24 and any refinancing thereof (pursuant to Section 2.26, any Credit Agreement Refinancing Indebtedness, any Permitted Refinancing of any other refinancings and successive refinancings thereof) (in each case, whether or not such Indebtedness is unsecured) shall be deemed to constitute Total Debt that is secured by a first ranking Lien on the assets of the Lead Borrower or any of its Restricted Subsidiaries, and (y) the cash proceeds of any such Incremental Facility or New Incremental Notes shall not be included in the amount of unrestricted cash and Cash Equivalents to be netted in calculating such ratio.

“Maximum Incremental Amount” shall mean, at any time of determination, the sum of (a) the excess of (i) $65,000,000 over (ii) the aggregate principal amount of Incremental Term Loans made pursuant to Section 2.22, New Term Loans made pursuant to Section 2.23 and New Incremental Notes issued or incurred pursuant to Section 2.24, in each case, prior to such time in reliance on clause (a)(i) plus (b) an additional amount if, after giving effect to the incurrence of such additional amount, the Maximum First Lien Net Leverage Requirement and the Maximum Total Net Leverage Requirement have been satisfied. For the avoidance of doubt, the Add-on Term B-1 Loans shall constitute Incremental Term Loans incurred in reliance on clause (b) of the previous sentence, with any amounts not in compliance therewith, if any, deemed incurred under clause (a) of the previous sentence.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Maximum Total Net Leverage Requirement” shall mean, with respect to any request pursuant to Article II for an Incremental Facility or an incurrence of New Incremental Notes, the requirement that, the Total Net Leverage Ratio shall be less than or equal to 6.00:1.00, determined on a Pro Forma Basis after giving effect to such Incremental Facility or New Incremental Notes and assuming that in each case such Incremental Facility is fully

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drawn as of the last day of the Test Period most recently ended for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b); provided that when calculating the Total Net Leverage Ratio for purposes of this definition, the cash proceeds of any such Incremental Facility or New Incremental Notes shall not be included in the amount of unrestricted cash and Cash Equivalents to be netted in calculating such ratio.

“Minimum Extension Condition” shall have the meaning assigned thereto in Section 2.25(b).

“Minority Investment” shall mean any Person other than a Subsidiary in which the Lead Borrower or any of its Restricted Subsidiaries owns any Equity Interests.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall have the meaning specified in paragraph (e) of the definition of “Collateral and Guarantee Requirement.”

“Mortgages” shall mean the mortgages, deeds of trust, hypothecs, debentures, assignments of leases and rents, modifications and other security documents delivered pursuant to Sections 5.13 or 5.16.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Lead Borrower or any ERISA Affiliate currently makes or is obligated to make contributions or to which the Lead Borrower or any ERISA Affiliate has made or was obligated, within the preceding five years, to make contributions.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds thereof (including (x) cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received, (y) in the case of a casualty, insurance proceeds and (z) in the case of a condemnation or similar event, condemnation awards and similar payments), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Lead Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than (x) any such Indebtedness assumed by the purchaser of such asset, (y) Indebtedness under the Loan Documents and (z) any Indebtedness secured by the Collateral on a pari passu or junior basis); provided, however, that, if (A) the Lead Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Lead Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Lead Borrower or its Restricted Subsidiaries within the time period specified in this definition and (B) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used (1) within 365 days following the receipt of such proceeds, at which time such proceeds shall be deemed to be Net Cash Proceeds or (2) if the Lead Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within 365 days following the receipt thereof, such 365 days period will be extended with respect to the amount of Net Cash Proceeds so committed until such Net Cash Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days); (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Lead Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Lead Borrower.

“Net Working Capital” shall mean, with respect to the Lead Borrower and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.

“New Incremental Notes” shall have the meaning assigned thereto in Section 2.24(a).

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“New Term Loan” shall have the meaning assigned thereto in Section 2.23(a).

“New Term Loan Borrowing Date” shall mean, with respect to each Class of New Term Loans, each date on which New Term Loans of such Class are incurred pursuant to Section 2.01(c) and as otherwise permitted pursuant to Section 2.23.

“New Term Loan Commitment” shall mean, for each Lender, any commitment to make New Term Loans provided by such Lender pursuant to Section 2.23, in such amount as agreed to by such Lender in the respective New Term Loan Commitment Agreement.

“New Term Loan Commitment Agreement” shall mean a New Term Loan Commitment Agreement among the Borrowers, the Administrative Agent and one or more New Term Loan Lenders on the same terms as this Agreement provided that (a) the Effective Yield in respect of such New Term Loans may be different from the then current Effective Yield in respect of the Term B-1 Loans, (b) the Maturity Date of such New Term Loans may be later than (but not earlier) than the Latest Maturity Date, (c) such New Term Loans may not have a shorter Weighted Average Life to Maturity the then outstanding Term B-1 Loans, (d) such New Term Loan Lenders may agree less favorable treatment with respect to mandatory prepayment provisions than those under the Term B-1 Loans and (e) any other departures from the terms of this Agreement shall be reasonably satisfactory to the Administrative Agent.

“New Term Loan Facility” shall mean any term loan facility established pursuant to Section 2.23.

“New Term Loan Lender” shall have the meaning assigned thereto in Section 2.23(p).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean all obligations of any of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including any post-petition interest (as defined in the Security Agreement) on the Loans, any Letters of Credit and any other loans outstanding under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations, including Letter of Credit commissions, fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under the Loan Documents, (iii) obligations of any Loan Party arising under any Secured Hedging Agreement (excluding any Excluded Swap Obligations) and (iv) Cash Management Obligations.

“Officer’s Certificate” shall mean a certificate of the chief financial officer or the treasurer of the Lead Borrower substantially in the form attached as Exhibit H or such other form as shall be approved by the Administrative Agent.

“Other Applicable Indebtedness” shall have the meaning assigned to such term in Section 2.13(a).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

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“Other Term Loan Borrowing Date” shall mean, with respect to each Class of Other Term Loans, each date on which Other Term Loans of such Class are incurred pursuant to Section 2.01(d) and as otherwise permitted pursuant to Section 2.26.

“Other Term Loan Commitments” shall mean one or more Classes of Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” shall mean Hemisphere Media Group, Inc.

“Pari Passu Intercreditor Agreement” shall mean a “pari passu” intercreditor agreement among the Administrative Agent and one or more representatives for the holders of Permitted First Priority Refinancing Debt or New Incremental Notes, in form and substance reasonably satisfactory to the Administrative Agent.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c).

“Payment” shall have the meaning assigned to such term in Article VII.

“Payment Notice” shall have the meaning assigned to such term in Article VII.

“Payment Office” shall mean the office of the Administrative Agent located at 10 South Dearborn, Floor 07, Chicago, IL, 60603-2300 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the perfection certificate substantially in the form of Exhibit II to the Security Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(f).

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property located in the United States, such exceptions to title as are set forth in any Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion or, with respect to any Mortgaged Property located in any jurisdiction other than then United States, the equivalent exceptions (if any) that apply under any Applicable Law.

“Permitted Equity Issuance” shall mean any sale or issuance of any Qualified Capital Stock of the Lead Borrower or any direct or indirect parent of the Lead Borrower, in each case to the extent permitted hereunder.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Lead Borrower in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Lead Borrower or any of its Restricted Subsidiaries other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (d) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to a Pari Passu Intercreditor

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Agreement, and (e) such Indebtedness has covenants and default and remedy provisions that in the good faith determination of the Lead Borrower are no more restrictive taken as a whole, than those set forth in this Agreement.

“Permitted Investors” shall mean:

(a)        InterMedia Partners VII, L.P., a Delaware limited partnership and Searchlight II HMT, L.P., a Delaware limited partnership;

(b)        any Affiliate or Related Party of any Person specified in clause (a), other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”; and

(c)        any Person both the Equity Interests of such Person and the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such Person of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (a) and (b).

“Permitted Junior Debt Conditions” shall mean that such applicable debt (a) is not scheduled to mature prior to the date that is 180 days after the then Latest Maturity Date, (b) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of Loan and all other Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (c) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries other than Restricted Subsidiaries that are Guarantors and (d) has covenants and default and remedy provisions that are no more restrictive taken as a whole, than those set forth in this Agreement; provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (d), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Lead Borrower of an objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects).

“Permitted Ratio Debt” shall mean Indebtedness of the Lead Borrower or any of its Restricted Subsidiaries; provided that (a) such Indebtedness is either (x) senior unsecured Indebtedness ranking pari passu in right of payment to the Obligations or (y) subordinated in right of payment to the Obligations, (b) such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (c) such Indebtedness has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (d) no Default or Event of Default shall then exist or result therefrom, (e) immediately after giving effect thereto and to the use of the proceeds thereof, the Lead Borrower shall be in Pro Forma Compliance with a Total Net Leverage Ratio of 6.00:1.00 as of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.04(a) and 5.04(b), (f) the covenants, events of default, guarantees and other terms of such Indebtedness are customary for similar Indebtedness in light of then-prevailing market conditions and in any event, when taken as a whole (other than interest rate and redemption premiums), are not more restrictive to the Lead Borrower and its Restricted Subsidiaries than those set forth in this Agreement (provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (f), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Lead Borrower of an objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)), (g) in respect of which no Restricted Subsidiary of the Lead Borrower that is not a Guarantor under the Loan Documents is an obligor, (h) if such

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Indebtedness is subordinated, (x) the subordination provisions shall be reasonably satisfactory to the Administrative Agent and (y) the Term Loan Facilities shall have been, and while the Term Loan Facilities remain outstanding no other Indebtedness is or is permitted to be, designated as “designated senior debt” or its equivalent in respect of such Indebtedness and (i) the Lead Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Lead Borrower certifying to such officer’s knowledge, compliance with the requirements of this definition, including reasonably detailed calculations required to demonstrate compliance with the Total Net Leverage Ratio required by clause (e) above.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including original issue discount and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is (i) unsecured, such modification, refinancing, refunding, renewal, replacement, exchange or extension is unsecured or (ii) secured by Liens, such modification, refinancing, refunding, replacement, renewal or extension is either (x) unsecured or is not secured by any Liens that do not also secure the Obligations or (y) if secured by Liens that also secure the Obligations, to the extent that such Liens are subordinated to, or (but only if, and to the extent, the Indebtedness being modified, refinanced, refunded, renewed or extended was secured equally and ratably with the Obligations) secured equally and ratably with, Liens securing the Obligations and/or such security interests were subject to (or required at the time such Indebtedness was originally incurred to be subject to) any intercreditor arrangements (including, if applicable, an Intercreditor Agreement) for the benefit of the Lenders, such modification, refinancing, refunding, replacement, renewal or extension is secured and subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders (including as to Collateral) as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, replaced, renewed or extended or otherwise on terms reasonably satisfactory to the Administrative Agent; (e) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended Indebtedness are, (A) either (i) customary for similar debt securities in light of then-prevailing market conditions (it being understood that such Indebtedness shall not include any financial maintenance covenants) or (ii) not materially less favorable to the Loan Parties or the Lenders, taken as a whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, and (B) when taken as a whole (other than interest rate and redemption premiums), not more restrictive to the Lead Borrower and its Restricted Subsidiaries than those set forth in this Agreement (provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (e), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Lead Borrower of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects); (f) such modification, refinancing, refunding, renewal, replacement, exchange or extension does not add guarantors or other obligors from that which applied to the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (unless such guarantors or obligors are also added to support the Obligations); and (g) at the time thereof, no Event of Default shall have occurred and be continuing.

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“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Lead Borrower in the form of one or more series of second lien secured notes or second lien secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Lead Borrower or any of its Restricted Subsidiaries other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to a Junior Lien Intercreditor Agreement, and (d) such Indebtedness meets the Permitted Junior Debt Conditions.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Lead Borrower in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) meets the Permitted Junior Debt Conditions.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrowers or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 5.04.

“PR Mortgage” shall mean that certain Deed of Mortgage Number 6, executed before Notary Public Luis Morales-Steinmann on March 30, 2007 by Televicentro of Puerto Rico, LLC, as the mortgagor, as amended by that certain Deed of Amendment of Mortgage Number 6, executed before Notary Public Gladys O. Fontanez Reyes on June 28, 2011 by and between Televicentro of Puerto Rico, LLC, as the mortgagor, and The Bank of Nova Scotia, as then holder of the PR Mortgage Note. The PR Mortgage shall constitute a Mortgage pursuant to the terms of this Agreement.

“PR Mortgage Note” shall mean that certain $10,000,000 mortgage note issued by Televicentro of Puerto Rico, LLC on March 30, 2007 and secured by the PR Mortgage.

“PR Mortgage Note Pledge and Security Agreement” shall mean a mortgage note pledge and security agreement executed on the date hereof and through which Televicentro of Puerto Rico, LLC pledges the PR Mortgage Note to the Collateral Agent as collateral guaranteeing the Loans.

“Prepayment Amount” shall have the meaning assigned to such term in Section 2.13(f).

“Prepayment Date” shall have the meaning assigned to such term in Section 2.13(f).

“Prepayment Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Prime Rate” shall mean (i) prior to the payoff of all Term B-1 Loans, the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrowers, and (ii) upon and after the payoff of all Term B-1 Loans, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), and, with respect to clause (ii), each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being

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effective. The prime rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Forma Basis” shall mean, with respect to compliance with any test, covenant or calculation of any ratio hereunder, the determination or calculations of such test, covenant or ratio (including in connection with Specified Transaction) in accordance with Section 1.04.

“Pro Forma Compliance” shall mean, with respect to any test, covenant or calculation of any ratio hereunder, compliance on a Pro Forma Basis in accordance with Section 1.04.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Holding Company Indebtedness” shall mean unsecured Indebtedness of Holdings (A) that is not subject to any Guarantee by any Subsidiary of Holdings, (B) that will not mature prior to the date that is 91 days after the Latest Maturity Date of any Term Loan Facility in effect on the date of issuance or incurrence thereof, (C) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (E) below), (D) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (1) the date that is four (4) years from the date of the issuance or incurrence thereof and (2) the date that is 91 days after the Latest Maturity Date of any Term Loan Facility in effect on the date of such issuance or incurrence, and (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company); provided that the Lead Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement (and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees)); provided, further, that any such Indebtedness shall constitute Qualified Holding Company Indebtedness only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“RCF Covenants” shall have the meaning assigned to such term in Section 6.10(c).

“Refinanced Debt” shall have the meaning assigned to such term in the definition of the Credit Agreement Refinancing Indebtedness in this Section 1.01.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

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“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Lead Borrower executed by each of (a) the Borrowers and Holdings, (b) the Administrative Agent, and (c) each additional Lender and existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.26.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Term B-1 Loans with the incurrence by the Borrowers or any of their respective Restricted Subsidiaries of any new or replacement tranche of term loans with an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing (but excluding upfront fees or original issue discount on the Term B-1 Loans), but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the LIBO Rate) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term B-1 Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term B-1 Loans; provided that it shall not constitute a Repricing Transaction if the applicable replacement indebtedness is incurred or the applicable amendment is effected in connection with a Change in Control.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding and unused Commitments at such time; provided, however, that any Loans or Commitments held by Holdings or the Affiliated Lenders in their capacity as Lenders shall be disregarded in the determination of the Required Lenders at any time.

“Required Revolving Lenders” means, subject to Section 10.13, as of any date of determination, Revolving Lenders having more than 50% of the sum of the (a) outstanding Revolving Credit Exposure and (b) aggregate unused Revolving Commitments; provided that unused Revolving Commitments of, and the Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

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“Responsible Officer” of any Person shall mean any executive officer, authorized person or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Holdings, the Borrowers or any of their respective Restricted Subsidiaries, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrowers or any of their respective Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrowers or any Restricted Subsidiary of the Lead Borrower.

“Restricted Subsidiary” shall mean, with respect to any Person, any subsidiary of that Person other than an Unrestricted Subsidiary.

“Returns” shall have the meaning assigned to such term in Section 3.14.

“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Revolving Lender, the amount set forth on Schedule 10.01 opposite such Revolving Lender’s name, or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 10.09 and (b) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall (a) the Revolving Credit Exposure of any Revolving Lender exceed its Revolving Commitment. As of the Amendment No. 3 Effective Date, the initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $30,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Credit Facility Maturity Date” means the date that is ninety (91) days prior to the Term B-1 Loan Maturity Date; provided, however, if such date is not a Business Day, the Revolving Credit Facility Maturity Date” will be next Business Day immediately following such date.

“Revolving Lenders” shall mean (a) the Persons listed on Schedule 10.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), and (b) any Person that has become a party hereto pursuant to an Assignment and Assumption in respect of Revolving Loans and/or Revolving Commitments, an Incremental Revolving Facility Amendment or a Refinancing Amendment.

“Revolving Loan” means a Loan made pursuant to Section 10.03.

“Revolving Note” shall have the meaning assigned to such term in Section 10.10(e).

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

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“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Scheduled Extended Term Loan Repayment” shall have the meaning assigned to such term in Section 2.11(a)(iii).

“Scheduled New Term Loan Repayment” shall have the meaning assigned to such term in Section 2.11(a)(ii).

“Scheduled Other Term Loan Repayment” shall have the meaning assigned to such term in Section 2.11(a)(iv).

“SEC” shall mean the Securities and Exchange Commission, and any successor agency thereto.

“Secured Hedging Agreement” shall mean any Hedging Agreement permitted under Section 6.01(j) that is entered into by and between any Loan Party and any Hedging Bank, except for any such Hedging Agreement designated by the Lead Borrower in writing to the Administrative Agent as an “unsecured hedging agreement” as of the Closing Date or, if later, as of the time of entering into such Hedging Agreement; provided that for purposes of Section 7.02, any obligations outstanding under Secured Hedging Agreements shall be valued in accordance with the definition of Hedge Termination Value and further provided that that for the purposes of the Loan Documents in no circumstances shall any Excluded Swap Obligations constitute Obligations with respect to any Secured Hedge Agreement.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Hedging Bank, each Cash Management Bank and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII.

“Securities Laws” shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Security Agreement” shall mean, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit D, together with each security agreement supplement executed and delivered pursuant to Section 5.10.

“Security Documents” shall mean the Mortgages, the Security Agreement, the Affiliate Subordination Agreement, the PR Mortgage, the PR Mortgage Note, the PR Mortgage Note Pledge and Security Agreement and corresponding financing statements, any Pari Passu Intercreditor Agreement (if entered into), any Junior Lien Intercreditor Agreement (if entered into) and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.13.

“Solvency Certificate” shall mean a certificate of the chief financial officer of Holdings substantially in the form attached as Exhibit I or such other form as shall be reasonably satisfactory to the Administrative Agent.

“Specified Acquisition” shall mean the Permitted Acquisition consummated on or about the Amendment No. 3 Effective Date.

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“Specified Disposition” shall mean any Disposition which generates net cash proceeds of at least $1,000,000.

“Specified Transactions” shall mean any incurrence or repayment of Indebtedness (other than for working capital purposes) or Term Loan or Investment that results from a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary (including pursuant to Section 5.15), any Permitted Acquisition, any Specified Disposition, any Investment in excess of $2,000,000 or any Restricted Payment in excess of $2,000,000.

“SPV” shall have the meaning assigned to such term in Section 9.04(g).

“Stations” shall mean all radio and television broadcast stations owned by the Lead Borrower or any of its Restricted Subsidiaries.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean any Indebtedness of the Borrowers or any of their respective Restricted Subsidiaries that is expressly subordinated in right of payment to the Obligations.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary listed on Schedule 1.01(b), and each other Restricted Subsidiary that is or becomes a party to the Guaranty; provided that no CFC Holding Company and no Subsidiary that is a CFC shall be a Subsidiary Guarantor.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” shall mean Deutsche Bank Securities Inc.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrowers or any of their respective Restricted Subsidiaries is or may

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become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than Holdings, the Borrowers or any of their respective Restricted Subsidiaries of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or other equity-based plan providing for payments only to current or former directors, officers, consultants, advisors or employees of Holdings, the Borrowers, the Restricted Subsidiaries or their respective Affiliates (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Televicentro of Puerto Rico, LLC” shall mean a Delaware limited liability company authorized to conduct business in the Commonwealth of Puerto Rico, which is subsidiary of InterMedia Español, Inc., and which will, concurrently with this Agreement, execute the PR Mortgage Note Pledge and Security Agreement and provide to the Collateral Agent, as collateral and guaranty of the Loans a pledge of the PR Mortgage Note.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), (b) the Additional Term B-1 Lender, (c) the Add-on Term B-1 Lender and (d) any Person that has become a party hereto pursuant to an Assignment and Acceptance in respect of any Term Loans, an Incremental Term Loan Assumption Agreement, a New Term Loan Commitment Agreement or a Refinancing Amendment.

“Term B Loan” shall mean all Term B Loans outstanding under this Agreement immediately prior to the Amendment No. 2 Effective Date.

“Term B-1 Commitments” shall mean the Additional Term B-1 Commitment and the Add-on Term B-1 Commitment.

“Term B-1 Loan” shall have the meaning set forth in Section 2.01(a).

“Term B-1 Loan Facility” shall mean the Term B-1 Commitments and the Term B-1 Loans.

“Term B-1 Loan Maturity Date” shall mean February 14, 2024; provided that if such date is not a Business Day, the “Term B-1 Loan Maturity Date” will be next Business Day immediately following such date.

“Term B-1 Loan Repayment Dates” shall have the meaning assigned to such term in Section 2.11(a).

“Term Loans” shall mean the Initial Term Loans, the Term B Loans, the Term B-1 Loans, any Incremental Term Loans, any New Term Loans, any Other Term Loans, and any Extended Term Loans.

“Term Loan Facility” shall mean the Term B-1 Loan Facility, any New Term Loan Facility, any term loan facility comprised of Incremental Term Loans, any term loan facility comprised of Other Term Loans and any term loan facility comprised of Extended Term Loans (in each case, including any increase thereto pursuant to Section 2.22).

“Term Loan Lender” shall have the meaning assigned to such term in Section 2.02(a).

“Term Loan Percentage” shall mean, (x) as to any Lender, after the applicable Term Loans are made, the ratio of (a) the outstanding principal balance of such Term Loan or Term Loans of such Lender to (b) the aggregate outstanding principal balance of all such Term Loans of all Lenders and (y) as to a Class of Term Loans, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal

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amount of all Term Loans of such Class at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Classes at such time.

“Term Note” shall have the meaning assigned to such term in Section 2.04(e).

“Test Period” shall mean each period of four (4) consecutive Fiscal Quarters of the Lead Borrower then last ended, in each case taken as one accounting period.

“Total Debt” shall mean, at any time, the total Indebtedness of the Lead Borrower and its Restricted Subsidiaries at such time (excluding (1) Indebtedness of the type described in clause (i), clause (j), clause (k), clause (l) and clause (m) of the definition of such term, except, in the case of such clause (j), to the extent any Hedging Agreement has been terminated and the obligations thereunder have not been settled, in the case of such clause (k), to the extent the specified payment obligations in respect of such Equity Interests are then due and payable and, in the case of such clauses (l) and clause (m), to the extent of any unreimbursed drawings thereunder and (2) Guarantees if the guaranteed Indebtedness is already included).

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) an amount equal to the excess of (i) Total Debt on such date over (ii) the aggregate amount of unrestricted cash and Cash Equivalents (up to a maximum aggregate amount of $60,000,000) that are included in the consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

“Transaction Expenses” shall mean fees and expenses payable or otherwise borne by the Lead Borrower and its Restricted Subsidiaries in connection with the Transactions and incurred before, or on or about, the Closing Date, including the costs of legal and financial advisors to the Lead Borrower and the agents or trustees under this Agreement and prepayment fees and penalties in connection with the prepayment of the Existing Indebtedness on or about the Closing Date.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Term Loans, (b) the repayment of the Existing Indebtedness and the termination of any Liens in respect of the Existing Indebtedness and (c) the payment of the Transaction Expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate, as applicable.

“UCC” shall mean the Uniform Commercial Code as in effect in the relevant jurisdiction, as amended or modified from time to time.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.20(f)(II)(iii).

“Unrestricted Subsidiary” shall mean any Subsidiary of the Lead Borrower (other than WAPA PR) that is acquired or created after the Closing Date designated by the Lead Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent in accordance with Section 5.15.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by (b) the sum of all such payments.

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“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal by the Borrower or an ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or any other document evidencing Indebtedness permitted hereunder shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the terms of this Agreement and the other Loan Documents.

Section 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 5.04(a), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 9.19). Notwithstanding any other provision contained herein, (x) any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness or as a Capital Lease Obligation and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in or application of GAAP after the date hereof, and (y) for purposes of determining compliance with any covenant (including the computation of any financial ratio) contained herein, Indebtedness of the Lead Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.04 Pro Forma Calculations.

(a)       Notwithstanding anything to the contrary herein, the First Lien Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.04; provided that, notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.04, when calculating the First Lien Net Leverage Ratio for purposes of the Applicable Excess Cash Flow Percentage the events described in this Section 1.04 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)       For purposes of calculating the First Lien Net Leverage Ratio and the Total Net Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently

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became a Subsidiary or was merged, amalgamated or consolidated with or into the Lead Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.04, then the First Lien Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.04. Notwithstanding the foregoing, (x) when calculating the First Lien Net Leverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with the Financial Covenant, any Specified Transaction (other than the Specified Acquisition) and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect and (y) when calculating the First Lien Net Leverage Ratio for purposes of the Applicable Rate and the Financial Covenant, the Specified Acquisition and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that has occurred shall not be given Pro Forma Effect, and shall instead be calculated on an actual basis commencing with the date the Specified Acquisition has been consummated.

(c)       Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Lead Borrower in accordance with the terms of this Agreement.

(d)       In the event that the Lead Borrower or any Restricted Subsidiary of the Lead Borrower incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the First Lien Net Leverage Ratio and the Total Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period and (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the First Lien Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e)        Notwithstanding anything in this Agreement to the contrary, with respect to any Designated Acquisition and the incurrence of any Designated Indebtedness (including Incremental Term Loans or New Term Loans) or Lien in connection therewith, compliance with any financial test required by this Agreement for such Designated Acquisition and such Designated Indebtedness shall be determined on the date the definitive acquisition agreement for such Designated Acquisition is entered into (and not at the time of closing of such Designated Acquisition or the incurrence of such Designated Indebtedness) and, thereafter until consummation of such Designated Acquisition or the termination of such definitive agreement relating to such Designated Acquisition, all other incurrence tests under this Agreement shall be required to be complied with on an actual basis without giving effect to such Designated Indebtedness or Designated Acquisition and on a pro forma basis after giving effect to such Designated Acquisition and the incurrence of such Designated Indebtedness.

Section 1.05 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “New Term Loan” or a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar New Term Loan” or a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.06 Currency Equivalents Generally. Unless otherwise set forth herein, any amount specified in this agreement in Dollars shall include the Equivalent in Dollars of such amount in any foreign currency and if any amount described in this Agreement is comprised of amounts in Dollars and amounts in one or more foreign currencies, the Equivalent in Dollars of such foreign currency amounts shall be used to determine the total. For purposes of this Section 1.06, “Equivalent” in Dollars of any foreign currency on any date means the equivalent in Dollars of such foreign currency by using the applicable spot rate set forth on the Bloomberg Cross Currency Rates Page for such currency.

Section 1.07 Rounding. Any financial ratios required to be maintained by the Lead Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the

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result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.08 References to Laws. Unless otherwise expressly provided herein, references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.09 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.10 Covenant Compliance Generally. For purposes of determining compliance under Article VI, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the annual financial statements of Parent and its Subsidiaries or Holdings and its Subsidiaries, as applicable, delivered pursuant to Section 5.04(a) or (b), as applicable. Notwithstanding the foregoing, for purposes of determining compliance with any limitations or thresholds set forth in Dollars in Article VI, with respect to any amount in a currency other than Dollars, no breach of any basket contained in such Article shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such amount is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Article, including with respect to determining whether any amount may be incurred at any time under such Article. If any of the baskets set forth in Article VI of this Agreement are exceeded solely as a result of fluctuations to Consolidated Total Assets for the most recently completed Fiscal Quarter after the last time such baskets were calculated for any purpose under Article VI, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.11 Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount Basket immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.12 Interest Rate Calculations. All computations of interest and other fees hereunder shall be made on the basis of a 360-day year (except for interest calculated by reference to the Prime Rate, which shall be based on a year of 365 or 366 days, as applicable) and for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

ARTICLE II

Term Loan Facilities

Section 2.01 Commitments.

(a)       Subject to the terms and conditions and relying upon the representations and warranties set forth herein,

(i)       the Add-on Term B-1 Lender agrees to make a loan (the “Add-on Term B-1 Loan”) to the Borrowers on the Amendment No. 3 Effective Date in a principal amount not to exceed its Add-on Term B-1 Loan Commitment. The Add-on Term B-1 Loan together with the Additional Term B-1 Loan and the loans established pursuant to subclause (iii) below from the Converted Term B Loans are referred to collectively as the “Term B-1 Loans” and each a “Term B-1 Loan”). The Add-on Term B-1 Loan shall initially take the form of a pro rata increase in each outstanding borrowing of Term B-1 Loans.

(ii)       On the Amendment No. 2 Effective Date, the Additional Term B-1 Lender made a loan (the “Additional Term B-1 Loan”) to the Borrowers in a principal amount not to exceed its Additional Term B-1 Loan Commitment.

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(iii)       On the Amendment No. 2 Effective Date, each Converted Term B Loan of each Amendment No. 2 Consenting Lender converted into a loan with the same Type and Class as the Additional Term B-1 Loan effective as of the Amendment No. 2 Effective Date in a principal amount equal to the principal amount of such Lender’s Converted Term B Loan immediately prior to such conversion.

(iv)       Amounts borrowed under Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.

(b)       Subject to the terms and conditions of this Agreement, each Lender having an Incremental Term Loan Commitment under a class pursuant to Section 2.22 severally and not jointly, agrees subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrowers, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

(c)       Subject to the terms and conditions of this Agreement, each New Term Loan Lender with a New Term Loan Commitment for a given Class of New Term Loans pursuant to Section 2.23 severally and not jointly agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable New Term Loan Commitment Agreement, to make New Term Loans to the Borrowers, which New Term Loans shall not exceed for any such New Term Loan Lender at the time of any incurrence thereof, the New Term Loan Commitment of such New Term Loan Lender for such Class on the respective New Term Loan Borrowing Date. Amounts paid or prepaid in respect of New Term Loans may not be reborrowed.

(d)       Subject to the terms and conditions of this Agreement, each Term Loan Lender with an Other Term Loan Commitment for a given Class of Other Term Loans severally agrees to make Other Term Loans to the Borrowers, which Other Term Loans shall not exceed for any such Term Loan Lender at the time of any incurrence thereof, the Other Term Loan Commitment of such Term Loan Lender for such Class on the respective Other Term Loan Borrowing Date. Amounts paid or prepaid in respect of Other Term Loans may not be reborrowed.

Section 2.02 Term Loans.

(a)       Each Term Loan shall be made as part of a Borrowing consisting of such Term Loans made by the applicable Lenders (each, a “Term Loan Lender”) ratably in accordance with their applicable Commitments, respectively; provided, however, that the failure of any Lender to make a Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make a Term Loan required to be made by such other Lender). The Term Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000, or (ii) equal to the remaining available balance of the applicable Commitments.

(b)       Subject to Sections 2.08 and 2.15 each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Lead Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Term Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Lead Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 8 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)       Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Lead Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

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(d)       Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the applicable Borrower, a rate per annum equal to the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement.

Section 2.03 Borrowing Procedure. In order to request a Borrowing, the Lead Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days (or, in the case of the Term B-1 Loans to be borrowed on the Amendment No. 2 Effective Date or the Amendment No. 3 Effective Date, such later time as may be agreed by the Administrative Agent) before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04 Evidence of Debt; Repayment of Term Loans.

(a)       The Borrowers hereby unconditionally promise to pay, on a joint and several basis to the Administrative Agent for the account of each Term Lender the principal amount of each Term Loan of such Term Lender made available to them as provided in Section 2.11.

(b)       Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Lead Borrower to such Lender resulting from each Term Loan made by such Lender from time to time to such Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)       The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers or any Guarantor and each Lender’s share thereof.

(d)       The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any

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manner affect the obligations of the Lead Borrower to repay the Term Loans made available to them in accordance with their terms.

(e)       Any Lender may request that Term Loans made by it hereunder be evidenced by a promissory note (each such note, a “Term Note”). In such event, the applicable Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Lead Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

(f)       The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders holding Term B Loans that are not Converted Term B Loans, the outstanding balance of such Term B Loans that are not Converted Term B Loans on the Amendment No. 2 Effective Date.

Section 2.05 Fees.

(a)       The Lead Borrower shall pay, or shall cause WAPA PR to pay to the Administrative Agent, for its own account, such administrative fees as have been separately agreed in writing in the amounts and at the times so specified.

(b)       In the event that the Term B-1 Loans are prepaid in whole or in part pursuant to Section 2.12(a) or Section 2.13(c), or in the event of an assignment of Term B-1 Loans pursuant to Section 2.21(a)(iv), in each case, in connection with a Repricing Transaction on or prior to the six month anniversary of the Amendment No. 2 Effective Date, the applicable Borrower shall pay to the relevant Lenders a prepayment fee (the “Prepayment Fee”) equal to 1.00% of the principal amount so prepaid or assigned.

(c)       All such Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Collateral Agent, as the case may be. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans.

(a)       Subject to the provisions of Section 2.07, the Term B-1 Loans comprising any ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the relevant Applicable Margin.

(b)       Subject to the provisions of Section 2.07, the Term B-1 Loans comprising any Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)       Interest on each Term Loan shall be payable on the Interest Payment Dates applicable to such Term Loan except as otherwise provided in this Agreement; provided that interest with respect to all Term B Loans shall be payable on the Amendment No. 2 Effective Date. The applicable Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, and the Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07 Default Interest. If the Borrowers shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, then, until such defaulted amount shall have been paid in full, overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan under this Agreement shall automatically (without the need of any vote by the Required Lenders) bear interest (after as well as before judgment) at a rate per annum equal to the rate otherwise applicable to such Loan pursuant to Section 2.06 or Section 10.05, as applicable, plus 2.00% per annum and all other overdue amounts payable hereunder and under any other Loan Document shall bear interest at a rate per annum equal to the rate which is 2.00% in excess of the rate applicable to Term Loans that are maintained as ABR Loans from time to time. All accrued and unpaid interest under this Section 2.07 shall be due

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and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief or remedy under any applicable Debtor Relief Laws.

Section 2.08 Alternate Rate of Interest. Prior to the payoff of all Term B-1 Loans, in the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that the LIBO Rate cannot be determined or the Required Lenders have advised the Administrative Agent that the rates at which such Dollar deposits, as applicable, are being offered will not adequately and fairly reflect the cost to the majority of the Lenders of making or maintaining the applicable Eurodollar Loans during such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Lead Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Lead Borrower (on behalf of itself or WAPA PR) for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error. Upon the payoff of all Term B-1 Loans, this Section 2.08 automatically shall cease to be in force and effect and the provisions of Schedule 2.08 automatically shall apply.

Section 2.09 Termination of Term B-1 Commitments. The Additional Term B-1 Commitment of the Additional Term B-1 Lender shall be automatically and permanently reduced to $0 upon the funding of the Additional Term B-1 Loans to be made on the Amendment No. 2 Effective Date. The Add-on Term B-1 Commitment of the Add-on Term B-1 Lender shall be automatically and permanently reduced to $0 upon the funding of the Add-on Term B-1 Loans to be made on the Amendment No. 3 Effective Date.

Section 2.10 Conversion and Continuation of Borrowings. The Borrowers shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(a)       each conversion or continuation shall be made pro rata among the applicable Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(b)       if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(c)       each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Term Loan of such Lender resulting from such conversion and reducing the Term Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the applicable Borrower at the time of conversion;

(d)       if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the applicable Lenders pursuant to Section 2.16;

(e)       any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

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(f)       any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(g)       no Interest Period may be selected for any Eurodollar Borrowing that would end later than a Term B-1 Loan Repayment Date, the date of a Scheduled New Term Loan Repayment, the date of a Scheduled Extended Term Loan Repayment or the date of a Scheduled Other Term Loan Repayment, as the case may be, occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Borrowings comprised of Term B-1 Loans, Other Term Loans or New Term Loans, as applicable, with Interest Periods ending on or prior to such Term B-1 Loan Repayment Date, date of a Scheduled New Term Loan Repayment, date of a Scheduled Extended Term Loan Repayment or date of a Scheduled Other Term Loan Repayment, as the case may be, and (B) the ABR Borrowings comprised of Term B-1 Loans, Other Term Loans or New Term Loans, as applicable, would not be at least equal to the principal amount of ABR Borrowings to be paid on such Term B-1 Loan Repayment Date, date of a Scheduled New Term Loan Repayment, date of a Scheduled Extended Term Loan Repayment or date of a Scheduled Other Term Loan Repayment as the case may be; and

(h)       upon notice to the Lead Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Term Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrowers request be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrowers shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as an ABR Borrowing.

Section 2.11 Repayment of Term Borrowings.

(a)       (i) The Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders of Term B-1 Loans, on the last Business Day of each March, June, September and December commencing on (A) June 30, 2017 and prior to June 30, 2021, 0.25% of the principal amount of the Term B-1 Loans funded on the Amendment No. 2 Effective Date (it being understood that the Add-on Term B-1 Loans were funded following the required payment date on March 31, 2021 and shall not participate in such prepayment) and (ii) June 30, 2021 (each, a “Term B-1 Loan Repayment Date”), a principal amount of the Term B-1 Loans equal to $663,915.80 (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) and 2.22(d)), with the balance payable on the Term B-1 Loan Maturity Date.

(ii)       The Borrowers shall make scheduled quarterly installments with respect to the aggregate outstanding principal amount of each New Term Loan (if any) as determined pursuant to, and in accordance with, Section 2.23 (each such repayment, as the same may be adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) or 2.22, a “Scheduled New Term Loan Repayment”).

(iii)       The Borrowers shall make scheduled quarterly installments with respect to the aggregate outstanding principal amount of each Extended Term Loan (if any) as determined pursuant to, and in accordance with, Section 2.25 (each such repayment, as the same may be adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) or 2.22, a “Scheduled Extended Term Loan Repayment”).

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(iv)       The Borrowers shall make scheduled quarterly installments with respect to the aggregate outstanding principal amount of each Other Term Loan (if any) as determined pursuant to, and in accordance with, Section 2.26 (each such repayment, as the same may be adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) or 2.22, a “Scheduled Other Term Loan Repayment”).

(b)       To the extent not previously paid, the Term B-1 Loans, Incremental Term Loans, New Term Loans, Extended Term Loans and Other Term Loans shall be due and payable together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment on the applicable Maturity Date.

(c)       All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12 Voluntary Prepayment.

(a)       The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(b)       Voluntary prepayments of Loans shall be applied to the Class of Term Loans selected by the Borrowers (it being understood that in the case of a prepayment of any Term B-1 Loans, such prepayments shall be applied on a pro rata basis to all Term B-1 Loans (including the Add-on Term B-1 Loans, on a pro rata basis) and to the outstanding principal amounts due on a Term Loan Repayment Date of each such Class of Term Loans as directed by the Borrowers (or in the absence of direction, in direct order of maturity).

(c)       Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the applicable Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days; provided, further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.05(b) and Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13 Mandatory Prepayments.

(a)       Subject to Section 2.13(g), not later than the tenth Business Day following the receipt of Net Cash Proceeds by Holdings or any of its Restricted Subsidiaries in respect of (A) one or more Asset Sales in an aggregate amount in excess of $3,000,000 per annum (other than any Disposition of any property or assets permitted by Section 6.05 (except Section 6.05(b)(xi) and (b)(xvii))) or (B) one or more Casualty Events in an aggregate amount in excess of $3,000,000 per annum, the Lead Borrower shall apply the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(d); provided that if at the time any such prepayment would be required with any Net Cash Proceeds pursuant to this clause (a), the Lead Borrower is required to offer to repurchase the Permitted First Priority Refinancing Debt or any New Incremental Notes that are secured on a pari passu basis with the Obligations (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with such Net Cash Proceeds in respect of any such Asset Sale or any such Casualty Event (such Indebtedness (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Lead Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time); provided, further that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans in

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accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this clause (a) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans pursuant to this clause (a). Notwithstanding the foregoing, the amount of Net Cash Proceeds from any Asset Sale or Casualty Event required to be (x) reinvested in assets (other than working capital assets) used or useful in the business of the Lead Borrower and its Restricted Subsidiaries or (y) applied to repay outstanding Term Loans, in each case as provided in this Section 2.13(a), shall be reduced on a dollar-for-dollar basis by the amount of any investment (not funded with Net Cash Proceeds from any other Asset Sale or Casualty Event that previously reduced a Loan Party’s or its Restricted Subsidiary’s obligation to repay Loans pursuant to this Section 2.13(a)) made by the Lead Borrower or any of its Restricted Subsidiaries in assets (other than working capital assets) used or useful in the business of the Lead Borrower and its Restricted Subsidiaries (including pursuant to a Permitted Acquisition (including a Permitted Acquisition of the equity interests in another Person)) within 90 days prior to the receipt of such Net Cash Proceeds.

(b)       On each Excess Cash Flow Payment Date, the Lead Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (d) below in an amount equal to the remainder (if positive) of (A) the Applicable Excess Cash Flow Percentage of Excess Cash Flow, if any, for such Excess Cash Flow Payment Period minus (B) the aggregate amount of voluntary prepayments of any Term Loan during such Excess Cash Flow Payment Period, in each case, solely to the extent that such prepayments were made in accordance with Section 2.12 and were not funded with the incurrence of any Funded Debt (other than revolving Funded Debt).

(c)       In the event that any Loan Party or any Restricted Subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any Restricted Subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01 (other than any Credit Agreement Refinancing Indebtedness)), the Lead Borrower shall, substantially simultaneously with (and in any event not later than the tenth Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(d).

(d)       Mandatory prepayments of outstanding Loans under this Agreement shall be allocated (other than Net Cash Proceeds of any Credit Agreement Refinancing Indebtedness incurred pursuant to Section 2.25, which may, at the election of the Lead Borrower, be applied on a pro rata basis to any Class of outstanding Term Loans in respect of which such Indebtedness constitutes Credit Agreement Refinancing Indebtedness as directed by the Lead Borrower) by the Lead Borrower among each Class of outstanding Term Loans on a pro rata basis, with each Class to be allocated its Term Loan Percentage of the amount of the respective repayment and applied against the remaining scheduled installments of principal due in respect of the Term Loans to the outstanding principal amounts due under Sections 2.11(a)(i), (ii), (iii) and (iv) respectively as directed by the Lead Borrower (or in the absence of direction, in direct order of maturity), except to the extent the terms of any Incremental Term Loans, Other Term Loans, New Term Loans or Extended Term Loans provide for a less favorable treatment of any Incremental Term Loans, Other Term Loans, New Term Loans or Extended Term Loans with respect to any such mandatory prepayments.

(e)       Notwithstanding any other provisions of this Section 2.13, to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.13(a), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.13(b) are or is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.13 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Lead Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be

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immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.13 to the extent provided herein and (B) to the extent that the Lead Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.13 (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the applicable Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the applicable Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(f)       The applicable Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Lead Borrower setting forth in reasonable detail the calculation of the amount of such prepayment (the “Prepayment Amount”) and (ii) at least seven Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date (the “Prepayment Date”), the Type and Class of each Term Loan being prepaid and the principal amount of each Term Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16 and Section 2.05(b), if applicable, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be repaid to but excluding the date of payment.

(g)       Notwithstanding any other provisions of this Section 2.13, any Lender may (but solely to the extent the Lead Borrower elects for this clause (g) to be applicable to a given Prepayment Amount payable pursuant to Section 2.13(a)) decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Lender does not give a notice to the Administrative Agent on or prior to such tenth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrowers and applied by the Administrative Agent ratably to prepay Term Loans owing to Lenders (other than Declining Lenders) in the manner described in Section 2.13(a) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall be retained by the Borrowers (such amounts, “Declined Amounts”).

Section 2.14 Reserve Requirements; Change in Circumstances.

(a)       Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), shall subject any Lender to any additional Tax liability (other than in respect of Excluded Taxes or any Indemnified Taxes or Other Taxes indemnified under Section 2.20) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or increase the cost to any Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the applicable Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

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(b)       If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)       A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)       Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.15 Change in Legality.

(a)       Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Type of Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Type of Eurodollar Loan, then, by written notice to the Lead Borrower and to the Administrative Agent:

(i)       such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into such Type of Eurodollar Loans, whereupon any request for such Type of a Eurodollar Borrowing (or to convert an ABR Borrowing to such Type of a Eurodollar Borrowing or to continue such Type of a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert such Type of a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)       such Lender may require that all outstanding Eurodollar Loans of such Type made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans of such Type that would have been made by such Lender or the converted Eurodollar Loans of such Type of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans of such Type.

(b)       For purposes of this Section 2.15, a notice to the Lead Borrower by any Lender shall be effective as to each Eurodollar Loan of such Type made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the applicable Borrower.

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Section 2.16 Breakage. The Borrowers shall indemnify each Lender against any loss (other than any lost profit or margin) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of a Borrowing Request to make such Term Loan or conversion notice to convert such Term Loan shall have been given by the Lead Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Term Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.

Section 2.17 Pro Rata Treatment. Subject to Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing made by or on behalf of a Borrower, each payment of interest on the Loans made by or on behalf of a Borrower, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the applicable Lenders or such Class (it being understood that in the case of any such payment in respect of any Term B-1 Loans, such payments shall be applied on a pro rata basis to all Term B-1 Loans (including the Add-on Term B-1 Loans, on a pro rata basis) in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 2.18 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Lead Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Laws or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans as a result of which the unpaid principal portion of its Loans of a Class to a Borrower shall be proportionately less than the unpaid principal portion of the Loans of that Class to such Borrower of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans of such other Lender, so that the aggregate unpaid principal amount of such Loans and participations in such Loans held by each applicable Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans then outstanding as the principal amount of such Loans and participations in such Loans held by the Lender prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all such Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by a Borrower to a Lender in its capacity as such pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. Each Borrower and Holdings expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by any Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the applicable Borrower in the amount of such participation.

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Section 2.19 Payments.

(a)       Each Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available funds payable in Dollars without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at the Payment Office. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)       Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

Section 2.20 Taxes.

(a)       Any and all payments by or on account of any obligation of each Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable law; provided that, if an applicable withholding agent shall be required by applicable law to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable shall be increased by the applicable Borrower or other Loan Party as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.20) have been made each Lender (or, where the Administrative Agent receives payment for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such withholding agent shall make such deductions and (iii) such withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)       In addition, each Borrower (as applicable) shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)       Each Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower or in the case of the Lead Borrower, any other Loan Party, hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d)       To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason (including a Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register), such Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph. For the avoidance of doubt, this Section 2.20(d) shall not expand or

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limit a Loan Party’s obligation to indemnify a Lender under Section 2.20(a) or (c). The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(e)       As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower or any other Loan Party to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)       (I) Any Lender that is entitled to an exemption from or reduction of any withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Lead Borrower as will permit such payments to be made without withholding or at a reduced rate. Such Lender shall promptly notify the Lead Borrower at any time it determines that it is no longer in a position to provide any previously delivered documentation to the Lead Borrower. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(II) and 2.20(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(II)       Without limiting the generality of the foregoing, any Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Lead Borrower, Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter (i) if such Foreign Lender shall determine that any applicable form or certification has expired or will then expire or has or will then become obsolete or incorrect or that an event has occurred that requires or will then require a change in the most recent form or certification previously delivered by it to the Lead Borrower and the Administrative Agent and (ii) upon the request of the Lead Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)       duly completed copies of IRS Form W-8BEN-E or W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii)       duly completed copies of IRS Form W-8ECI;

(iii)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code: (x) a certificate substantially in the form of Exhibit J (any such certificate, a “United States Tax Compliance Certificate”) to the effect that such Foreign Lender is not: (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN-E or W-8BEN;

(iv)       to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a participation), duly completed copies of IRS Form W-8IMY accompanied by duly completed IRS Form W-8ECI, IRS Form W-8-BEN-E or W-8BEN, a United States Tax Compliance Certificate, IRS Form W-9 and/or other required documentation from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest ex-emption, such Foreign Lender may provide a United States Tax Compliance Certificate on behalf of each such direct and indirect partner; and

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(v)       any other form prescribed by applicable law as a basis for claiming exemption from or a reduction of United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(g)       If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for each Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)       Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.20(f) or (g).

(i)       If a Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower or other Loan Party has paid additional amounts pursuant to this Section 2.20, it shall pay over the amount of such refund to such Borrower or other Loan Party, as applicable (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes, as the case may be, giving rise to such refund), net of all out-of-pocket expenses (including any Taxes imposed with respect to such refund) of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that such Borrower or other Loan Party, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to such Borrower or other Loan Party (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such taxation authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the Lender or Administrative Agent be required to pay any amount pursuant to this paragraph (i) the payment of which would place the Lender or Administrative Agent in a less favorable net after-Tax position than such Lender or Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require such Lender or the Administrative Agent to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.

Section 2.21 Assignment of Commitments under Certain Circumstances; Duty to Mitigate.

(a)       In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Lead Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Lead Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Term Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any

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Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Lead Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Lead Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.05(b), 2.14, 2.16 and 2.20); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b)       If (i) any Lender shall request compensation under Section 2.14 or Section 2.20 or (ii) any Lender delivers a notice described in Section 2.15, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Lead Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or Section 2.20 or enable it to withdraw its notice pursuant to Section 2.15, as the case may be, in the future. Each Borrower hereby agrees to pay or cause to be paid all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

Section 2.22 Incremental Term Loans and Incremental Revolving Facilities.

(a)       The Lead Borrower may, by written notice to the Administrative Agent from time to time, request that one or more Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and/or one or more other Persons which are Eligible Assignees and which will become Lenders, provide, after the Closing Date, an increase in any existing Class of Term Loans (except as otherwise provided in this Section 2.22, which shall be on the same terms as, and become a part of, the applicable Class of Term Loans hereunder) and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Loan Assumption Agreement, make Term Loans (“Incremental Term Loans”) of the applicable class pursuant thereto. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 (or such lesser amount as may be acceptable to the Administrative Agent) and (ii) the date on which such Incremental Term Loan Commitments are requested to become effective; provided that:

(i)       no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the Lead Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent an Incremental Term Loan Assumption Agreement as provided in clause (b) of this Section 2.22, such Lender shall not be obligated to fund any Incremental Term Loans,

(ii)       any Lender (including any Eligible Assignee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender,

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(iii)       any Affiliated Lender may provide an Incremental Term Loan Commitment; provided, that such Incremental Term Loan Commitment shall be subject to the applicable restrictions in Section 9.04(f);

(iv)       the aggregate principal amount of all Incremental Term Loans pursuant to this Section 2.22 at any time (including the Add-on Term B-1 Loans funded on the Amendment No. 3 Effective Date) shall not exceed the Maximum Incremental Amount at such time;

(v)       the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Term Loan Lender in respect of each Incremental Term Loan Commitment shall be separately agreed to by the Lead Borrower and each such Incremental Term Loan Lender;

(vi)        the new Incremental Term Loans shall have the same Applicable Margin as the Class of Term Loans to which such Incremental Term Loans are being added,

(vii)       the new Incremental Term Loans shall have the same repayment dates as then remain with respect to the Class of Term Loans to which such new Incremental Term Loans are being added (with the amount of each repayment of Incremental Term Loans to be made by the Lead Borrower on the repayment dates to be the same (on a proportionate basis) as is theretofore applicable to the Class of Term Loans to which such Incremental Term Loans are being added, thereby increasing the amount of each then remaining repayment of the respective Class of Term Loans proportionately),

(viii)       the new Incremental Term Loans shall have the same Maturity Date as the Class of Term Loans to which such Incremental Term Loans are being added,

(ix)       the proceeds of all Incremental Term Loans to be made pursuant to any Incremental Term Loan Commitments shall be used only for the purposes permitted by Section 3.13,

(x)       all Incremental Term Loans shall be Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the Security Documents, and guaranteed under the Guaranty, and rank pari passu in right of payment and pari passu in right of security in respect of the Collateral with the Term Loans, and

(xi)       except as otherwise provided above, such Incremental Term Loans shall have the same terms as the Class of Term Loans to which such Incremental Term Loans are being added.

(b)       At the time of the provision of the Incremental Term Loan Commitments pursuant to this Section 2.22, the Lead Borrower, the Administrative Agent and each such Lender or other Eligible Assignee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Lender”) shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender. Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.22 unless on the date of such effectiveness, all Incremental Commitment Requirements are satisfied.

(c)       The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby, and the Administrative Agent and the Lead Borrower may revise this Agreement to evidence such amendments.

(d)       Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Lead Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans, when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This

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may be accomplished by requiring each outstanding Eurodollar Borrowing to be converted into an ABR Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Borrowing on a pro rata basis. Any conversion of Eurodollar Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition the scheduled amortization payments under Sections 2.11(a)(i), (ii), (iii) and (iv), as applicable, required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders were entitled before such recalculation.

(e)       Notwithstanding anything to the contrary in this Agreement, at any time after the Amendment No. 2 Effective Date, subject to terms and conditions set forth herein, the Lead Borrower may, by notice the Administrative Agent request to effect one or more revolving credit facilities tranches (“Incremental Revolving Facilities”) in an aggregate committed amount not to exceed $30,000,000 at any time outstanding; provided that any such Incremental Revolving Facilities shall be secured on a pari passu basis by the Collateral securing the Loans; provided further that such Incremental Revolving Facilities shall be on terms and conditions as separately agreed to by the Lead Borrower and each such lender of the Incremental Revolving Facilities (including the addition of any financial covenants and related definitions solely for the benefit of, and as may be amended solely by, the lenders (or such subset of them as may be agreed) of the Incremental Revolving Facilities) and such terms and conditions shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent and the Lenders hereby agree that this Agreement may be amended to effectuate the addition of any such Incremental Revolving Facilities. As of the Amendment No. 3 Effective Date after giving effect to the effectiveness of the Revolving Commitments on such date, the available basket for Incremental Revolving Facilities is $0.

(f)       This Section 2.22 shall supersede any provision in Section 2.17 or Section 9.08 to the contrary.

Section 2.23 New Term Loan Facility.

(a)       The Lead Borrower shall have the right to request (by written notice to the Administrative Agent), at any time after the Closing Date, that one or more Lenders (and/or one or more other Persons which are Eligible Assignees and which will become Lenders) provide New Term Loan Commitments to the Lead Borrower and, subject to the terms and conditions contained in this Agreement and in the respective New Term Loan Commitment Agreement, make Term Loans (“New Term Loans”) pursuant thereto; it being understood and agreed, however, that:

(i)       no Lender shall be obligated to provide a New Term Loan Commitment as a result of any such request by the Lead Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide a New Term Loan Commitment and executed and delivered to the Administrative Agent and the Lead Borrower a New Term Loan Commitment Agreement as provided in clause (b) of this Section 2.23, such Lender shall not be obligated to fund any New Term Loans;

(ii)       any Lender (including any Eligible Assignees who will become a Lender) may so provide a New Term Loan Commitment without the consent of any other Lender;

(iii)       any Affiliated Lender may provide a New Term Loan Commitment; provided that such New Term Loan Commitment shall be subject to the applicable restrictions in Section 9.04(f);

(iv)       each Class of New Term Loan Commitments, and all New Term Loans to be made pursuant thereto, shall be denominated in Dollars;

(v)       the amount of each Class of New Term Loan Commitments shall be in a minimum aggregate amount for all Lenders which provide a New Term Loan Commitment under such Class of New Term Loans (including Eligible Assignees who will become Lenders) of at least $25,000,000 (or such

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lower amount as may be reasonably acceptable to the Administrative Agent) and in integral multiples of $1,000,000 in excess thereof (or such other integral multiple as may be reasonably acceptable to the Administrative Agent);

(vi)       the aggregate amount of all New Term Loan Commitments provided pursuant to this Section 2.23 and the aggregate principal amount of all New Term Loans to be made pursuant thereto shall not exceed the Maximum Incremental Amount at such time;

(vii)       the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each New Term Loan Lender in respect of each New Term Loan Commitment shall be separately agreed to by the Lead Borrower and each such New Term Loan Lender;

(viii)       each Class of New Term Loans shall (A) have a Maturity Date of no earlier than the day after the Latest Maturity Date of any Class of Term Loans then existing, (B) have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for any Class of Term Loans then existing and (C) be subject to the Applicable Margins as are set forth in the New Term Loan Commitment Agreement governing such Class of New Term Loans; provided that, if the Effective Yield for any such Class of New Term Loans, determined as of the initial funding date for such Class of New Term Loans, exceeds the Effective Yield relating to any Class of Term Loans existing immediately prior to the effectiveness of the respective New Term Loan Commitment Agreement by more than 0.50%, then the Effective Yield relating to any such Class of Term Loans thereto incurred shall be adjusted to be equal to the Effective Yield (determined as provided above) relating to such Class of New Term Loans minus 0.50%;

(ix)       the proceeds of all New Term Loans shall be used only for the purposes permitted by Section 3.13;

(x)       each New Term Loan Commitment Agreement shall specifically designate the Class or Classes of the New Term Loan Commitments being provided thereunder (which Class shall be a new Class (i.e., not the same as the Term B-1 Loans or any other then existing Class of Term Loans) unless the New Term Loans would be fungible with an existent Class for U.S. federal income tax purposes);

(xi)       all New Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the Security Documents, and guaranteed under the Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Guaranty;

(xii)       each Lender (including any Eligible Assignee who will become a Lender) agreeing to provide a New Term Loan Commitment pursuant to a New Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make New Term Loans as specified in such New Term Loan Commitment Agreement and such New Term Loans shall thereafter be deemed to be New Term Loans under such Class for all purposes of this Agreement and the other applicable Loan Documents;

(xiii)       except as otherwise set forth in this Section 2.23(n) or otherwise as shall be reasonably satisfactory to the Administrative Agent and the Borrower, such New Term Loan Facility shall have the same terms as the Term B-1 Loan Facility; and

(xiv)       each New Term Loan Facility shall share ratably in any prepayments of Term Loans (unless such New Term Loan Facility agrees to participate on a less than pro rata basis in any voluntary or mandatory prepayments or repayments).

(b)       At the time of the provision of New Term Loan Commitments pursuant to this Section 2.23, the Lead Borrower, the Administrative Agent and each such Lender or other Eligible Assignee which agrees to provide a New Term Loan Commitment (each, a “New Term Loan Lender”) shall execute and deliver to the Administrative

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Agent a New Term Loan Commitment Agreement, with the effectiveness of the New Term Loan Commitment provided therein (and the making of the respective New Term Loans thereunder) to occur on the date set forth in such New Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent (or any affiliate thereof)), (x) all Incremental Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.23 shall have been satisfied (or waived in writing by the Required Lenders prior to the incurrence of such New Term Loan Commitments), and (z) all other conditions precedent that may be set forth in such New Term Loan Commitment Agreement shall have been satisfied (or waived in writing by the Lenders providing such New Term Loan Commitments). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each New Term Loan Commitment Agreement, and at such time, to the extent requested by any New Term Loan Lender, new Term Notes will be issued, at the Lead Borrower’s expense, to such New Term Loan Lender in conformity with the requirements of this Agreement.

(c)       Notwithstanding anything to the contrary contained above in this Section 2.23, the New Term Loan Commitments provided by a New Term Loan Lender or New Term Loan Lenders, as the case may be, pursuant to each New Term Loan Commitment Agreement shall constitute a new Class, which shall be separate and distinct from the existing Classes pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.).

The New Term Loan Commitment Agreement may, with the consent of the Lead Borrower and the Administrative Agent, but without the consent of any other Loan Party or the Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.23.

Section 2.24 New Incremental Notes.

(a)       The Lead Borrower shall have the right, at any time after the Closing Date, upon written notice to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, to issue one or more series of senior secured notes (secured by the Collateral on an equal and ratable basis with the Obligations (or secured by the Collateral on a second lien basis)) or unsecured notes (such notes, collectively, “New Incremental Notes”); it being understood and agreed, however, that:

(i)       the aggregate amount of all New Incremental Notes permitted to be issued pursuant to this Section 2.24 shall not exceed the Maximum Incremental Amount at such time;

(ii)       all Incremental Commitment Requirements must be satisfied on the date of issuance of any New Incremental Notes;

(iii)       such New Incremental Notes shall (A) have a Maturity Date of no earlier than 91 days after the Latest Maturity Date applicable to any Class of Term Loans then outstanding, (B) have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for any Class of Loans then existing, and (C) not be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except (1) customary assets sale or change of control provisions or (2) to the extent that prepayments are made, to the extent required under the Loan Documents, first pro rata to any then existing Class of Term Loan and any senior secured first lien New Incremental Notes);

(iv)       such New Incremental Notes shall rank pari passu in right of payment (subject to the applicable provisions of the intercreditor agreement referred to in clause (f) in the case of secured New Incremental Notes), have the same guarantees as the Term Loan Facilities and, if secured, be secured solely by the Collateral;

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(v)       any such secured New Incremental Notes shall be issued subject to intercreditor arrangements that are reasonably satisfactory to the Administrative Agent and;

(vi)       the terms and conditions of such New Incremental Notes are customary for similar debt securities in light of then-prevailing market conditions at the time of issuance and in any event are not, taken as a whole, more restrictive to the Lead Borrower and its Restricted Subsidiaries than those set forth in this Agreement (other than with respect to interest rate and redemption provisions), except for covenants and other provisions applicable only to periods after the Latest Maturity Date of any then existing Term Loan Facility that remains outstanding after giving effect to such refinancing (provided that a certificate of a financial officer of the Lead Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such New Incremental Notes, together with a reasonably detailed description of the material terms and conditions of such New Incremental Notes or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this Section 2.24, shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Lead Borrower of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)).

Section 2.25 Extensions of Term Loans.

(a)       Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Borrower to all Lenders of Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans, in each case of any Class and on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans, as the case may be, with a like Maturity Date) and on the same terms to each such Lender, such Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans with a like Maturity Date and otherwise modify the terms of such Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans with a like Maturity Date) (each, an “Extension,” and each group of Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans as so extended, as well as the original Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans from the tranche of Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans with a like Maturity Date from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders; (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the applicable Borrower and the Extending Term Loan Lenders and set forth in the relevant Extension Offer), the Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans with a like Maturity Date (an “Extending Term Loan Lender”) extended pursuant to any Extension (“Extended Term Loans”); (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date hereunder; (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans extended thereby; (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer; (vi) if the aggregate principal amount of Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans (calculated on the face amount thereof), as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans, as the case may be, offered to be extended by the applicable Borrower pursuant

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to such Extension Offer, then the Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer; (vii) all documentation in respect of such Extension shall be consistent with the foregoing; (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the applicable Borrower and (ix) any Extended Term Loans shall be denominated in the same currency as the Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans extended thereby.

(b)       With respect to all Extensions consummated by a Borrower pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.12 and 2.13 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that such Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in such Borrower’s sole discretion and may be waived by such Borrower) of Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on the same terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.18 and 7.02) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.25.

(c)       No consent of any Lender or the Administrative Agent shall be required to effectuate any Extensions, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans, as the case may be (or a portion thereof). All Extended Term Loans incurred by the Lead Borrower and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. Without limiting the foregoing, in connection with any Extension, the Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)       In connection with any Extension, the Lead Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, rendering timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

(e)       In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given tranche of Extended Term Loans to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an election by such Lender to extend all or a portion of its Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans, as the case may be, timely submitted by such Lender in accordance with the procedures set forth in the applicable documentation governing such Extension, then the Administrative Agent, the applicable Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Term Loan Extension Amendment”) within 15 days following the effective date of such Extension, which Corrective Term Loan Extension Amendment shall (i) provide for the conversion and extension of Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans, as the case may be, under the applicable tranche of Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable tranche of Term B-1 Loans Incremental Term Loans, New Term Loans or Other Term Loans into which such other Term B-1 Loans, Incremental Term Loans, New Term Loans or Other Term Loans were initially converted, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Extended Term Loans to

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which it was entitled under the terms of such Extension in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the applicable Borrower and such Lender may agree, and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.25.

Section 2.26 Refinancing Amendments.

(a)       At any time after the Closing Date, the Lead Borrower may obtain, from any Lender or any additional Eligible Assignee, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term B-1 Loans, Incremental Term Loans or New Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans or Other Term Loan Commitments), in the form of Other Term Loans or Other Term Loan Commitments; provided that such Credit Agreement Refinancing Indebtedness (i) incurred by the Lead Borrower will rank pari passu in right of payment and of security with the other Term Loans hereunder, (ii) will have such pricing, fees, premiums, interest or optional prepayment or redemption terms as may be agreed by the applicable Borrower and the Lenders thereof, (iii) any Credit Agreement Refinancing Indebtedness in the form of Other Term Loans or Other Term Loan Commitments shall share ratably in any prepayments of Term B-1 Loans, Incremental Term Loans or New Term Loans, as the case may be (unless the Other Term Loans agree to participate on a less than pro rata basis in any voluntary or mandatory prepayments or repayments) and (iv) will have terms and conditions that are substantially identical to, or (taken as a whole) less favorable to the investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the applicable Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.26 shall be in an aggregate principal amount that is (x) not less than $10,000,000 in the case of Other Term Loans and (y) an integral multiple of $1,000,000 in excess thereof. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent (including amendments to the Mortgages) in order to ensure that the Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(b)       The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.26.

Section 2.27 Lead Borrower. Each Borrower hereby designates the Lead Borrower as its representative and agent for all purposes under the Loan Documents, including designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender. The Lead Borrower hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by the Lead Borrower on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes

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under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower shall be binding upon and enforceable against it.

ARTICLE III

Representations and Warranties

Each of Holdings and each Borrower represents and warrants to the Administrative Agent and each of the Lenders with respect to itself and its Restricted Subsidiaries, that on and as of the Closing Date and as of the date of each Borrowing hereunder (other than a continuation or conversion of a Borrowing), except if such representation or warranty refers to a specific date or period, then as of such date or for such period:

Section 3.01 Organization; Powers. Each of Holdings, each Borrower and with respect to each Borrower, each of their respective Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow hereunder.

Section 3.02 Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrowers or with respect to each Borrower, any of their respective Restricted Subsidiaries, (B) any order of any Governmental Authority or (C) any provision of any indenture, material agreement or other material instrument to which Holdings, the Borrowers or with respect to each Borrower, any of their Restricted Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, material agreement or other material instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or assets now owned or hereafter acquired by Holdings, the Borrowers or with respect to each Borrower, any of their respective Restricted Subsidiaries (other than any Lien created under the Security Documents).

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by Holdings and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements (or equivalent filings) and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages, (c) such as have been made or obtained and are in full force and effect and (d) the filing of certain of the Loan Documents with the FCC pursuant to the requirements of the FCC’s rules and regulations.

Section 3.05 Financial Statements. The Lead Borrower has heretofore furnished to the Lenders the Historical Financial Statements. The Historical Financial Statements present fairly the financial condition and results of operations and cash flows of the applicable Loan Parties as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of such Loan Parties as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

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Section 3.06 No Material Adverse Effect. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since April 4, 2013.

Section 3.07 Title to Properties; Possession Under Leases.

(a)       Each of the Borrowers and their respective Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business in substantially the same manner as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens permitted by Section 6.02.

(b)       Each of the Borrowers and their respective Restricted Subsidiaries has complied in all material respects with all material obligations under all Material Leases to which it is a party and all such leases are in full force and effect. Each of the Borrowers and their respective Restricted Subsidiaries enjoy peaceful and undisturbed possession under all such Material Leases.

(c)       As of the Closing Date, neither Borrower has received any notice of, nor has any knowledge of, any pending or contemplated material condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d)       As of the Closing Date, none of the Borrowers or any of their respective Restricted Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

Section 3.08 Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries (with an annotation to identify the Immaterial Subsidiaries) and the percentage ownership interest of Holdings or the Borrowers therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings or the Borrowers, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and after the Closing Date, Liens permitted under Section 6.02).

Section 3.09 Litigation; Compliance with Laws.

(a)       Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Borrower, threatened against or affecting the Borrowers or any of their respective Restricted Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or (ii) involve the Transactions or (iii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could, in the case of either clause (ii) or (iii), reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)       None of the Borrowers or any of their respective Restricted Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(c)       Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed.

Section 3.10 Designation of Indebtedness. The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions of any subordinated debt documents, if any, of all Indebtedness of the Borrowers and their Subsidiaries.

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Section 3.11 Federal Reserve Regulations.

(a)       None of Holdings, any Borrower or with respect to the Borrowers, any of their respective Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)       No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.12 Investment Company Act. None of Holdings, any Borrower or with respect to the Borrowers, any of their respective Restricted Subsidiaries is or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.13 Use of Proceeds. The Borrowers will (a) use the proceeds of Incremental Term Loans only for the purposes specified in the applicable Incremental Term Loan Assumption Agreement and (b) use the proceeds of New Term Loans only for the purposes specified in the applicable New Term Loan Commitment Agreement. The proceeds of the Additional Term B-1 Loans made pursuant to the Additional Term B-1 Commitment shall be used for the repayment of Term B Loans required to be made pursuant to Section 2.04 and for working capital needs and general corporate purposes (including Permitted Acquisitions) of the Borrowers and their Subsidiaries. The proceeds of the Add-on Term B-1 Loans made pursuant to the Add-on Term B-1 Commitment shall be used on the Amendment No. 3 Effective Date to consummate one or more Permitted Acquisitions and/or to replenish cash utilized for such Permitted Acquisitions for working capital or general corporate purposes. The Borrowers will use the Borrowings under the Revolving Credit Facility for working capital or general corporate purposes.

Section 3.14 Tax Returns. Each of Holdings, the Borrowers and with respect to the Borrowers, their respective Restricted Subsidiaries has filed or caused to be filed all material federal, state, local and foreign Tax returns, statements, forms and reports (“Returns”) required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it (including in the capacity of a withholding agent), except Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the applicable Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.

Section 3.15 No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other written information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrowers represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule.

Section 3.16 Employee Benefit Plans.

(a)       Each Plan is in compliance with the applicable provisions of ERISA and the Code except for non-compliances which, in the aggregate, would not have a Material Adverse Effect. Except as set forth in Schedule 3.16, no ERISA Event has occurred within the past five years or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount that has or would be expected to have a Material Adverse Effect.

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b)       Each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except for non-compliances which, in the aggregate, would not have a Material Adverse Effect. With respect to each Foreign Pension Plan, none of Holdings, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Holdings, the Borrowers or with respect to the Borrowers, their respective Restricted Subsidiaries, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. As of the Closing Date, the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount that has or would be expected to have a Material Adverse Effect.

Section 3.17 Environmental Matters.

(a)       Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrowers or with respect to the Borrowers, any of their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)       Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.18 [Reserved].

Section 3.19 Security Documents.

(a)       The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Security Agreement) is delivered to the Collateral Agent, the Lien created under the Security Agreement shall constitute a fully perfected and first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person and (ii) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Security Agreement with respect to the Collateral that may be perfected by filing a financing statement and other filings will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than trademarks, patents and copyrights subject to the Intellectual Property Security Agreements), in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 6.02 that by operation of law or contract are prior and superior in right to the Liens securing the Obligations.

(b)       Upon the recordation of the Intellectual Property Security Agreements (or a short-form security agreement in form and substance reasonably satisfactory to the Lead Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the IP Collateral (as defined in the Security Agreement) in which a security interest may be perfected by filing in the United States Patent and Trademark Office and the United States Copyright Office, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, patents, copyrights and related applications of the foregoing acquired by the Loan Parties after the Closing Date).

(c)       The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the

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Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the corresponding recording office, each of the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02 that by operation of law or contract are prior and superior in right to the Liens securing the Obligations and except for any Liens or encumbrances shown on title insurance policies. Notwithstanding the foregoing, the Loan Parties represent that the PR Mortgage has been duly filed and recorded in the corresponding Section of the Puerto Rico Registry of Property (except for the Deed of Amendment, which has been filed and is pending recordation in the corresponding Section of the Puerto Rico Registry of Property).

Section 3.20 Location of Real Property and Leased Premises.

(a)       Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Loan Parties with a fair market value greater than $3,500,000 (each, a “Material Owned Real Property”) and the addresses thereof. The Loan Parties own in fee all the real property set forth on Schedule 3.20(a).

(b)       Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Loan Parties that is material to the business or operations of the Loan Parties and could not be readily replaced on terms not materially less favorable to the lessee (each, a “Material Lease”) and the addresses thereof. The Loan Parties have valid leases in all the real property set forth on Schedule 3.20(b).

Section 3.21 Labor Matters. The hours worked by and payments made to employees of Holdings, the Borrowers and with respect to the Borrowers, their respective Restricted Subsidiaries within the past five years have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters except as could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.21, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrowers or with respect to the Borrowers, any of their respective Restricted Subsidiaries is bound.

Section 3.22 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Term Loan and after giving effect to the application of the proceeds of each Term Loan, Holdings and its Restricted Subsidiaries, taken as a whole, are solvent as determined by, and determined in accordance with, the Solvency Certificate.

Section 3.23 [Reserved].

Section 3.24 Anti-Corruption Laws and Sanctions. Holdings has implemented and maintains in effect policies and procedures designed to ensure compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, its Subsidiaries and their respective officers and employees and to the knowledge of Holdings its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Holdings, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings, any agent of Holdings or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person except to the extent permitted for such Persons and all parties hereto required to comply with Sanctions. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.25 Intellectual Property. Each of Holdings, the Borrowers and with respect to the Borrowers, each of their respective Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, industrial designs, licenses, inventions, trade secrets, proprietary information and know-how of any type or rights with respect to any of the foregoing, and has obtained all licenses, consents and other rights of whatever nature, sufficient for the present conduct of its business, without any known conflict with the rights of others except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

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Section 3.26 Special Representations Relating to FCC Licenses, Etc.

(a)       The FCC Licenses include all of the material licenses, permits and other authorizations issued by the FCC to the Borrowers or their respective Restricted Subsidiaries that are necessary or required for the Borrowers and their respective Restricted Subsidiaries to conduct their business in the manner in which it is currently being conducted. Schedule 3.26 hereto lists each material FCC License held by the Borrowers or their respective Restricted Subsidiaries as of the Closing Date (including all pending applications for renewals thereof). With respect to each FCC License listed on Schedule 3.26 hereto, the description includes the call sign, channel or frequency, community of license, file number, the date of grant of the most recent license renewal and the license expiration date.

(b)       All material FCC Licenses held by the Borrowers and their respective Restricted Subsidiaries are in full force and effect in accordance with their terms. Except as set forth on Schedule 3.26, as of the Closing Date, (i) neither the Borrowers nor any of their respective Restricted Subsidiaries has received any notice of apparent liability, notice of violation, order to show cause or other writing from the FCC that could reasonably be expected to result in a Material Adverse Effect, (ii) there is no proceeding pending or, to the knowledge of the Borrowers, threatened by or before the FCC relating to the Borrowers or their respective Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, (iii) to the knowledge of the Borrowers, no complaint or investigation is pending or threatened by or before the FCC (other than rulemaking proceedings of general applicability to the broadcasting industry) that could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 3.26, as of the Closing Date, the Borrowers and their respective Restricted Subsidiaries have timely filed all required reports and notices with the FCC and have paid all amounts due in timely fashion on account of fees and charges to the FCC, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

Conditions of Lending

The obligations of (i) the Lenders to make Term Loans hereunder and (ii) on and after the Amendment No. 3 Effective Date, the Revolving Lenders to make Revolving Loans and of the Issuing Banks to issue, amend or extend any Letter of Credit, are subject to the satisfaction of the following conditions:

Section 4.01 All Credit Events. On the date of each Borrowing or the date of issuance, amendment (which results in an increase or extension) or extension of any Letter of Credit (each such event being called a “Credit Event”) (other than a conversion or a continuation of a Borrowing):

(a)       The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.03 or Section 10.03.

(b)       The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and, in the case of a Borrowing under an Incremental Facility in connection with a Permitted Acquisition, subject to the proviso in subclause (ii) in the definition of Incremental Commitment Requirements.

(c)       At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing, and, in the case of a Borrowing under an Incremental Facility in connection with a Permitted Acquisition, subject to the proviso in subclause (i) in the definition of Incremental Commitment Requirements.

(e)       Each Credit Event shall be deemed to constitute a representation and warranty by the Borrowers and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

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Section 4.02 First Credit Event. On the Closing Date:

(a)       The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for Holdings and the Borrowers, substantially to the effect set forth in Exhibit G-1, (ii) each local counsel listed on Schedule 4.02(a), substantially to the effect set forth in Exhibit G-2 and (iii) FCC counsel, substantially to the effect set forth in Exhibit G-3, in each case (A) dated the Closing Date and (B) addressed to the Administrative Agent, the Lenders and the Collateral Agent, and Holdings and the Borrowers hereby request such counsel to deliver such opinions.

(b)       The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or equivalent organizational document, including all amendments thereto, of each Loan Party, and in the case of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State or other applicable similar Governmental Authority; (ii) a certificate of the Secretary, Assistant Secretary or Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, operating agreement or similar governing document of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, equivalent organizational document, by-law, operating agreement or similar governing document of such Loan Party have not been amended (in the case of the articles of incorporation of each Loan Party since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above), and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent may reasonably request.

(c)       The Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and the Lenders shall have received all applicable Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrowers hereunder, under the Fee Letter or under any other Loan Document.

(d)       (i) The Guaranty shall have been duly executed by each Loan Party that is to be a party thereto. Upon the proper filing and recordation, as applicable, of financing statements and other Security Documents, the Collateral Agent, on behalf of the Secured Parties will have a perfected security interest in the Collateral of the type and priority described in each Security Document.

(e)       The Collateral Agent shall have received (i) a supplement to the Security Agreement executed by each Person that is to be a party thereto and such supplement shall be in full force and effect on the Closing Date, (ii) a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Lead Borrower, (iii) the results of a search of the UCC filings made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive officer of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent, that the Liens indicated in any such UCC would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(f)       The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security

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Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent or, as applicable, the Administrative Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(g)       All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Indebtedness shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrowers and the Restricted Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement and (b) Indebtedness set forth on Schedule 6.01.

(h)       The Administrative Agent shall have received a Solvency Certificate from the chief financial officer of Holdings.

(i)       The Lenders shall have received at least 3 calendar days prior to the Closing Date (unless otherwise agreed by the Joint Lead Arrangers), to the extent requested by the Administrative Agent at least 5 Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(j)       The Administrative Agent shall have received the Historical Financial Statements.

(k)       The Administrative Agent shall have received pro forma consolidated financial statements of the Parent and its Subsidiaries and related pro forma consolidated statement of income of the Parent and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-Fiscal Quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X, or include adjustments for purchase accounting.

(l)       (i) Since April 4, 2013, there shall not have occurred any Material Adverse Effect of the type set forth in clause (A) of the definition thereof and (ii) there shall not have occurred any Material Adverse Effect of the type set forth in clauses (B) and (C) of the definition thereof.

(m)       The receipt of a public rating of each Term Loan Facility by each of S&P and Moody’s and (y) a public corporate rating from S&P and a public corporate family rating from Moody’s, which ratings shall remain in full force and effect on the Closing Date.

ARTICLE V

Affirmative Covenants

Each of Holdings (solely as to Sections 5.01, 5.03, 5.05, 5.06, 5.10 and 5.13) and each Borrower, in respect of itself and its Restricted Subsidiaries only, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and any Loan or other Obligation (including all Fees and all other expenses or amounts payable under any Loan Document other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Cash Management Obligations and Secured Hedging Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedging Bank shall have been made) hereunder have been paid in full, unless the Required Lenders shall otherwise consent in writing, each of the Borrowers will, and (except in the case of Section 5.04), the Borrowers will cause each of their respective Restricted Subsidiaries to:

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Section 5.01 Existence; Compliance with Laws; Businesses and Properties.

(a)       Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b)       Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses (including FCC Licenses (except any auxiliary FCC Licenses no longer used in the operation of the full power broadcast television stations authorized by such FCC Licenses) or foreign equivalent, as applicable), permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all material applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

(c)       Operate all of the Stations in material compliance with the Communications Act and the FCC’s rules, regulations and published policies promulgated thereunder and with the terms of the FCC Licenses, (ii) timely file all required reports and notices with the FCC and pay all amounts due in timely fashion on account of fees and charges to the FCC and (iii) timely file and prosecute all applications for renewal with respect to all of the FCC Licenses, except in the case of each of the foregoing clauses, where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)       Maintain ownership of all FCC Licenses held by Holdings or any of its Subsidiaries, and used in the business of Holdings and its Restricted Subsidiaries in Borrowers or Subsidiary Guarantors the equity interests of which have been pledged to the Collateral Agent for the benefit of the Secured Parties.

(e)       Holdings will maintain in effect and enforce policies and procedures designed to ensure compliance by the Holdings, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.02 Insurance.

(a)       Keep its insurable properties adequately insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b)       To the extent not so endorsed, cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrowers or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrowers, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “replacement cost endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be cancelled, modified or not renewed (i) by reason of non-payment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral

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Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c)       If at any time the improvements on any Mortgaged Property are located in an area designated as (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, as each may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require.

(d)       With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e)       Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

Section 5.03 Obligations and Taxes. Pay its material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Indebtedness, obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property during the pendency of such contest.

Section 5.04 Financial Statements, Reports, etc. In the case of the Lead Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a)       within the later of (i) 90 days after the end of each fiscal year or (ii) by the date the following statements would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available under Rule 12b-25 of the Securities Exchange Act of 1934 for the filing of such statements), the Parent’s statements of financial position, operations, shareholders’ equity and comprehensive income and cash flows showing the financial condition of the Parent and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by McGladrey LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Parent’s and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision; provided that if, during the period to which such financial statements relate, the Parent carried on any business or owned any assets with an aggregate book value of more than $2,000,000 other than the equity in Holdings, such financial statements must be prepared for the Lead Borrower and its consolidated Subsidiaries;

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(b)       within the later of (i) 45 days after the end of each of the first three Fiscal Quarters of each fiscal year or (ii) by the date the following statements would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available under Rule 12b-25 of the Securities Exchange Act of 1934 for the filing of such statements), the Parent’s consolidated statements of financial position, operations and cash flows showing the financial condition of the Parent and its consolidated Subsidiaries as of the close of such Fiscal Quarter and the results of its operations and the operations of such Subsidiaries during such Fiscal Quarter and the then elapsed portion of the fiscal year, and, other than with respect to quarterly reports during the remainder of the first fiscal year after the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision; provided that if, during the period to which such financial statements relate, the Parent carried on any business or owned any assets with an aggregate book value of more than $2,000,000 other than the equity in Holdings, such financial statements must be prepared for the Lead Borrower and its consolidated Subsidiaries;

(c)       concurrently with any delivery of financial statements under paragraph (a) or (b) above, a duly completed Officer’s Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Lead Borrower certifying on behalf of the Lead Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying in reasonable detail the nature and extent thereof, which certificate shall (i) if delivered with the financial statements required by Section 5.04(a), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Fiscal Year as well as the Applicable Excess Cash Flow Percentage, (ii) identify each Subsidiary of the Lead Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such certificate, (iii) identify each Immaterial Subsidiary as of the date of delivery of such certificate or confirmation that there is no change in such information since the dates of the Closing Date and the date of the last such certificate, (iv) set forth in reasonable detail (and the calculations required to establish) the Cumulative Retained Excess Cash Flow Amount and the Available Amount Basket as a result of any utilizations of such Cumulative Retained Excess Cash Flow Amount since the date of the last such certificate, (v) certify that there have been no changes to the schedules to the Security Agreement since the Closing Date or, if later, since the date of the most recent certificate pursuant to this Section 5.04(c), or if there have been any such changes, provide an updated and replacement schedule reflecting such changes, (vi) details of the adjustments to the financial statements necessary to eliminate the contribution to such accounts by any Unrestricted Subsidiary or any assets of the Parent other than the equity in Holdings, and (vii) set forth in reasonable detail a calculation of the Financial Covenant solely to the extent required to be tested as of the last day of the fiscal period covered by such financial statements;

(d)       within 90 days after the beginning of each fiscal year of the Lead Borrower, a detailed consolidated budget for such fiscal year approved by the board of Holdings (including a projected consolidated balance sheet and related projected statement of operations as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget);

(e)       promptly after the same become publicly available, copies of, or links to copies of, all periodic and other reports, proxy statements and other materials filed by the Parent, Holdings, the Borrowers or any of their respective Restricted Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(f)       promptly after the receipt thereof by Holdings or the Borrowers or any of their respective subsidiaries, a copy of any final “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

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(g)       unless the Parent has had an earnings call with respect to such quarterly financial statements, within 30 days after the date of delivery of the quarterly financial statements pursuant to Section 5.04(b) (or such later date agreed to by the Administrative Agent in its reasonable discretion), the Lead Borrower will hold a conference call or teleconference, at a time selected by the Lead Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Quarter and the financial condition of the Lead Borrower and its Subsidiaries and the budget for the current fiscal year;

(h)       promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(i)       promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrowers or any of the Borrowers’ respective Restricted Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically and, if so delivered, shall be deemed to have been delivered to the Administrative Agent and the Lenders on the date on which (i) the Lead Borrower posts such documents, or provides a link thereto, on its principal publicly accessible website, (ii) such documents are posted on the Lead Borrower’s behalf on IntraLinks/IntraAgency, Syndtrak or another similar electronic system (the “Platform”) or (iii) such documents are posted on the Lead Borrower’s behalf on www.sec.gov or any successor website on the internet; provided that the Lead Borrower shall notify the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)       any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)       to the extent required to be disclosed by Securities Laws:

(i) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrowers or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(ii) (x) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect and (y) the occurrence of any Foreign Benefit Event that, alone or together with any other Foreign Benefit Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, and in each case, Holdings, the Borrowers or the applicable Restricted Subsidiary will also furnish to the Administrative Agent and each Lender a statement of its financial officer setting forth the details as to such ERISA Event(s) or Foreign Benefit Event(s) (as applicable) and the action, if any, that such entity proposes to take with respect thereto;

(iii) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(iv) the occurrence of any material fraud that involves management employees who have a significant role in the internal controls over financial reporting of the Loan Parties, in each case, as described in Securities Laws;

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(c)       any change in the Lead Borrower’s corporate rating by S&P, in the Lead Borrower’s corporate family rating by Moody’s or in the ratings of the Term Loan Facility by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Lead Borrower or the Term Loan Facility on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Lead Borrower or the Term Loan Facility;

(d)       any change in the Fiscal Year of the Parent or any of its Subsidiaries; and

(e)       any material change in the status or terms and conditions of use of any material FCC License of the Lead Borrower or any of its Restricted Subsidiaries.

Section 5.06 Information Regarding Collateral.

(a)       Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent or the Administrative Agent, as applicable to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings and the Borrowers also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)       In the case of the Lead Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Sections I(A), I(B), I(D), and II of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06(b).

Section 5.07 Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.

(a)       Keep all financial records in accordance with GAAP. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent or its designee on behalf of the Lenders may exercise this right under this Section 5.07 and the Administrative Agent or its designee shall not exercise such rights more often than twice during any calendar year at the Lead Borrower’s expense.

(b)       Use commercially reasonable efforts to (x) maintain a public rating of Term B-1 Loan Facility by each of S&P and Moody’s and (y) use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Lead Borrower (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Lead Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

Section 5.08 Use of Proceeds. Use Letters of Credit and the proceeds of the Term Loans and the Revolving Loans only for the purposes specified in Section 3.13. The Borrowers will not request any Revolving Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that its Subsidiaries and to their knowledge, its or their respective directors, officers, employees and agents shall not use, the proceeds of any Revolving Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any

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Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09 Employee Benefits. Except for non-compliances which, in the aggregate, would not have a Material Adverse Effect, cause any: (a) Plans to be in compliance in all material respects with the applicable provisions of ERISA and the Code and (b) any Foreign Pension Plans to be in compliance in all material respects with the laws applicable to any such Foreign Pension Plans.

Section 5.10 Covenant to Guarantee Obligations and Give Security. At the Lead Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Security Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)       (x) upon the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 5.15, of any existing direct or indirect wholly owned Material Domestic Subsidiary as a Restricted Subsidiary or any Subsidiary (other than an Unrestricted Subsidiary or a Excluded Subsidiary) becoming a wholly owned Material Domestic Subsidiary, (y) upon the acquisition of any material assets by the Borrower or any Subsidiary Guarantor or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Security Document that becomes subject to the Lien created by such Security Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):

(i) within forty-five (45) days (or such greater number of days specified below) after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion:

(A)       cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to furnish to the Collateral Agent a description of the Material Owned Real Property owned by such Material Domestic Subsidiary in detail reasonably satisfactory to the Collateral Agent;

(B)       within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 5.13(b)) after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent Mortgages with respect to any Material Owned Real Property, Security Agreement Supplements, Intellectual Property Security Agreements, Deposit Account Control Agreements in respect of each Deposit Account (other than Excluded Accounts) maintained by such Subsidiary and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 5.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Security Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C)       cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and

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required to be pledged pursuant to the Security Documents, indorsed in blank to the Collateral Agent;

(D)       within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 5.13(b)) after such formation, acquisition or designation, take and cause the applicable Material Domestic Subsidiary and each direct or indirect parent of such applicable Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid first-priority perfected Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(ii) within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 5.13(b)) after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 5.10(a) as the Administrative Agent may reasonably request; and

(iii) as promptly as practicable after the reasonable request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each applicable Material Owned Real Property, title reports, surveys, environmental assessment reports, appraisals (if required under FIRREA) and flood certifications under Regulation H of the Board (together with evidence of federal flood insurance for any such property located in a flood hazard area); provided that the Collateral Agent may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Collateral Agent; provided, however, that there shall be no obligation to deliver to the Collateral Agent any environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or one of its Restricted Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(b)       after the Closing Date, promptly after the acquisition of any Material Owned Real Property by the Borrower or any Subsidiary Guarantor, and where such Material Owned Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Collateral Agent and will take, or cause the relevant Restricted Subsidiary to take, the actions referred to in Section 5.13(b).

Section 5.11 Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other Person occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance in all material respects with Environmental Laws; provided, however, that none of Holdings, the Borrowers or any of the Borrowers’ respective Restricted Subsidiaries shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

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Section 5.12 [Reserved].

Section 5.13 Further Assurances. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Security Document and in each case at the expense of the Borrower:

(a)       Promptly upon reasonable request by the Administrative Agent or the Collateral Agent or as may be required by Applicable Laws (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Security Documents.

(b)       In the case of any Material Owned Real Property acquired after the Closing Date by the Borrower or a Subsidiary Guarantor, provide the Collateral Agent with a Mortgage in respect of such Material Owned Real Property within ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) of the acquisition of such Material Owned Real Property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on such Material Owned Real Property in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Collateral Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the real property described therein, subject only to Liens permitted by Section 6.02, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available at commercially reasonable rates in the applicable jurisdiction;

(iii) opinions of local counsel for the Loan Parties in states in which such Material Owned Real Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(iv) title reports, surveys and environmental assessment reports and appraisals (if required under FIRREA), flood certifications under Regulation H of the Board (together with evidence of federal flood insurance for any such property located in a flood hazard area), provided that the Administrative Agent may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Administrative Agent; provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

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(v)        such other evidence that all other actions that the Administrative Agent or Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the real property described in the Mortgages has been taken.

Section 5.14 Maintenance of Company Separateness of Unrestricted Subsidiaries. The Lead Borrower will cause each of its Unrestricted Subsidiaries to satisfy customary company formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, (ii) the maintenance of separate company offices and records and (iii) the maintenance of separate bank accounts in its own name. No Unrestricted Subsidiary shall take any action, or conduct its affairs in a manner, which is likely to result in its company existence being ignored, or in its assets and liabilities being substantively consolidated with those of the Borrower or any of its Restricted Subsidiaries in a bankruptcy, reorganization or other insolvency proceeding.

Section 5.15 Designation of Subsidiaries. The Lead Borrower may at any time designate or re-designate (including, any then existing or subsequently acquired or organized Subsidiary) (x) any Restricted Subsidiary of any Borrower as an Unrestricted Subsidiary or (y) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) no Borrower may be designated as an Unrestricted Subsidiary, (iii) as of the last date of designation thereof, no Unrestricted Subsidiary shall own any Equity Interests in any Borrower or any Loan Party or hold any Indebtedness of, or Lien on any property of any Borrower or any Loan Party, (iv) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to any Borrower or any Loan Party with respect to such Indebtedness (unless such Indebtedness is otherwise permitted under Section 6.01) or (v) any Subsidiary previously designated as an Unrestricted Subsidiary may not thereafter be re-designated as an Unrestricted Subsidiary. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the portion (proportionate to such Borrower’s equity interest in such subsidiary) of the fair market value of the net assets of such Subsidiary (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.04). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary existing at such time.

Section 5.16 Post-Closing Items.

(a)       The Loan Parties shall take all necessary actions to satisfy the items described on Schedule 5.16 within the applicable periods of time specified in such Schedule (or such longer periods as the Administrative Agent may agree in its sole discretion).

(b)       In connection with each of the Mortgaged Properties, within ninety (90) days of the Closing Date (or such longer period as the Administrative Agent may reasonably allow) (i) each of the Mortgages, in form and substance reasonably satisfactory to the Administrative Agent, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect; except for the Deed of Mortgage, which the Loan Parties represent has been filed and recorded in the corresponding Section of the Puerto Rico Registry of Property and the Deed of Amendment, which the Loan Parties represent has been filed and is pending recordation in the corresponding Section of the Puerto Rico Registry of Property, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02 and (iii) (A) each of such Mortgages shall have been filed and recorded in the corresponding recording office (except for the Deed of Mortgage, which the Loan Parties represent has been filed and recorded in the corresponding Section of the Puerto Rico Registry of Property and the Deed of Amendment which the Loan Parties represent has been filed and is pending recordation in the corresponding Section of the Puerto Rico Registry of Property) and, in connection therewith, the Collateral Agent shall have received evidence reasonably satisfactory to it of each such filing and recordation and (B) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company in an amount not to exceed the fair market value of such mortgaged property (as determined in good faith by the Lead Borrower), together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.02, together with such flood determinations, surveys and legal

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opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent or the Administrative Agent.

ARTICLE VI

Negative Covenants

Each of the Borrowers covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and any Loan or other Obligation (including all Fees and all other expenses or amounts payable under any Loan Document other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Cash Management Obligations and Secured Hedging Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedging Bank shall have been made) hereunder have been paid in full, unless the Required Lenders shall otherwise consent in writing, (A) except with respect to Section 6.12, it shall not, nor shall it permit any of its respective Restricted Subsidiaries to, directly or indirectly and (B) with respect to Section 6.12, Holdings shall not:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)       Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(b)       Indebtedness created hereunder and under the other Loan Documents;

(c)       (i) Indebtedness of (A) any Loan Party owing to any other Loan Party (other than Holdings), (B) any Restricted Subsidiary that is not a Loan Party owing to any other Restricted Subsidiary that is not a Loan Party, and (C) any Loan Party owing to any Restricted Subsidiary which is not a Loan Party;

(ii)       Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Loan Party (other than Holdings) so long as, after giving pro forma effect to the incurrence of such Indebtedness, the Collateral Coverage Requirement shall be satisfied;

(d)       Indebtedness of the Lead Borrower or any of its Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed the greater of (x) $15,000,000 and (y) an amount equal to 3.75% of the Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries, at any time outstanding;

(e)       Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of the greater of (x) $15,000,000 and (y) an amount equal to 3.75% of the Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries, at any time outstanding;

(f)       Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(g)       Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date; provided that (i) such Indebtedness exists at the time such Persons becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) neither the Borrowers nor any of their respective Restricted Subsidiaries (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other

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obligation with respect to such Indebtedness, (iii) immediately after such Person becomes a Restricted Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iv) the Total Net Leverage Ratio shall be less than or equal to 6.00:1.00, determined on a Pro Forma Basis after giving effect to such Person becoming a Restricted Subsidiary;

(h)       (i) Indebtedness representing deferred compensation or equity based compensation to current or former officers, directors, consultants advisors or employees of Holdings, the Borrowers, any of the Borrowers’ respective Restricted Subsidiaries incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of Holdings, the Borrowers or any of the Borrowers’ respective Restricted Subsidiaries under deferred compensation or other similar arrangements incurred in connection with any investments, Loans, advances, Restricted Payments or other disbursements permitted hereunder in an aggregate amount for this Section 6.01(h) not to exceed $2,000,000 outstanding at any time;

(i)       Indebtedness issued by Holdings, the Borrowers or any of the Restricted Subsidiaries to current and former officers, directors, consultants, advisors and employees of Holdings, the Borrowers, any of the Restricted Subsidiaries or any of their respective Affiliates, in lieu of or combined with cash payments to finance the purchase of Equity Interests of Holdings, the Borrowers, or any of the Restricted Subsidiaries, in each case, to the extent such purchase is otherwise permitted hereunder and in an aggregate amount not to exceed $5,000,000 in any fiscal year;

(j)       Indebtedness in respect of those Hedging Agreements incurred in the ordinary course of business and consistent with prudent business practice;

(k)       Guarantees of (i) any Loan Party in respect of Indebtedness of any Borrower or any other Subsidiary Guarantor otherwise permitted hereunder (other than Indebtedness permitted under clause (h)), (ii) any Foreign Subsidiary in respect of Indebtedness of any other Foreign Subsidiary and (iii) any Borrower or any Restricted Subsidiary in respect of Indebtedness of any Unrestricted Subsidiary, Immaterial Subsidiary, or Foreign Subsidiary provided that the aggregate outstanding amount of Indebtedness guaranteed under this clause (iii) shall not at any time exceed $5,000,000;

(l)       Guarantees resulting from endorsement of negotiable instruments in the ordinary course of business;

(m)       obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or the Subsidiaries or in connection with judgments that have not resulted in an Event of Default under Section 7.01(i);

(n)       Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(o)       Indebtedness consisting of (i) the financing of insurance premiums in the ordinary course of business or (ii) take or pay obligations contained in supply arrangements in the ordinary course of business;

(p)       Indebtedness incurred by the Borrowers or any of their respective Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and other Indebtedness in respect of bankers’ acceptance, letter of credit, warehouse receipts or similar facilities entered into in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within five Business Days following such drawing or incurrence;

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(q)       all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (p) above and (r) through (v) below;

(r)       Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt and any Permitted Refinancing Indebtedness in respect thereof (or successive Permitted Refinancings thereof);

(s)       New Incremental Notes incurred pursuant to Section 2.24 and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(t)       Permitted Ratio Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof); provided that the amount of Indebtedness incurred under this clause (t) by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of $12,500,000 and 2.5% of Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries, at any time outstanding;

(u)       other Indebtedness of the Borrowers and their respective Restricted Subsidiaries in an aggregate principal amount not exceeding the greater of (x) $12,500,000 and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries, at any time outstanding;

(v)       Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed the greater of (x) $20,000,000 and (y) ) an amount equal to 4.0% of the Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries, at any time outstanding

(w)       Guarantees of Indebtedness of joint ventures in an aggregate principal amount not exceeding the greater of (x) $15,000,000 and (y) an amount equal to 3.75% of the Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries, at any time outstanding; and

(x)       to the extent constituting Indebtedness, any payable owing to a Borrower or a Restricted Subsidiary by a Subsidiary permitted under Section 6.04(m); provided that (A) any such payable shall be unsecured and (B) if such payable is owed by any Loan Party, it shall be expressly subordinated to the Obligations pursuant to an Affiliate Subordination Agreement.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any of the Lead Borrower’s Restricted Subsidiaries) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)       Liens on property or assets of the Borrowers and their respective Restricted Subsidiaries existing on the Closing Date and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Closing Date and Permitted Refinancings thereof;

(b)       any Lien created under the Loan Documents;

(c)       any Lien existing on any property or asset prior to the acquisition thereof by the Borrowers or any of their respective Restricted Subsidiaries or existing on any property or assets of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not apply to any other property or assets of Holdings, the Borrowers or any of the Borrowers’ respective Restricted Subsidiaries and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(d)       Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

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(e)       Liens of landlords, laborers and employees arising by operation of law and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are (i) not overdue for a period of more than thirty (30) days or (ii) being contested in compliance with Section 5.03;

(f)       pledges and deposits made in the ordinary course of business (i) in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations, (ii) securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Borrowers or any of their respective Restricted Subsidiaries or (iii) pledges that may be required under applicable foreign laws relating to claims by terminated employees and other employee claims;

(g)       deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)       (A) survey exceptions or encumbrances, zoning or other restrictions, easements or reservations, rights of others, utilities and other similar purposes, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrowers or any of their respective Restricted Subsidiaries and (B) with respect to any Mortgaged Property, Permitted Encumbrances;

(i)       (i) leases, licenses, subleases and sublicenses (including of Intellectual Property) granted in the ordinary course of business and that do not (A) interfere in any material respect with the business of the Borrowers or any of their respective Restricted Subsidiaries or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrowers or any of their respective Restricted Subsidiaries, or by law to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition to the continuance thereof;

(j)       in the case of leased real property, liens to which the fee interest (or any superior interest) on such property is subject;

(k)       purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrowers or any of their respective Restricted Subsidiaries; provided that (i) such security interests secure Indebtedness permitted by Sections 6.01(d) and (e), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrowers or any of their respective Restricted Subsidiaries;

(l)       judgment Liens securing judgments not constituting an Event of Default under Article VII;

(m)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(n)       Liens consisting of (i) agreements to sell any property in a Disposition permitted under Section 6.05 and (ii) earnest money deposits made by the Borrowers or any of their respective Restricted Subsidiaries in connection with any letter of intent or purchase agreement entered into in connection with an investment permitted under Section 6.04;

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(o)       Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrowers or any of their respective Restricted Subsidiaries in the ordinary course of business;

(p)       Liens deemed to exist in connection with investments in repurchase agreements permitted under Section 6.04(b);

(q)       Liens arising solely by virtue of any statutory or common law or customary contractual provision granted in the ordinary course of business relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit or commodity trading or brokerage accounts or other funds maintained with a creditor depository institution, provided that such accounts and funds are not primarily intended by the Borrowers or their respective Restricted Subsidiaries to provide collateral to the depository institution or the commodity intermediary;

(r)       Liens that are contractual rights of set-off under agreements entered into with customers of the Borrowers or their respective Restricted Subsidiaries in the ordinary course of business;

(s)       Liens securing obligations in respect of New Incremental Notes incurred pursuant to Section 2.24 and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(t)       Liens on the Collateral securing (x) Permitted First Priority Refinancing Debt or any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), and, in each case, subject to a Pari Passu Intercreditor Agreement or (y) Permitted Second Priority Refinancing Debt or any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), and, in each case, subject to a Junior Lien Intercreditor Agreement;

(u)       other Liens securing liabilities permitted hereunder in an aggregate amount not to exceed the greater of (x) $12,500,000 and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries, at any time outstanding; and

(v)       Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral, and (ii) such Liens secure only Indebtedness, permitted by Section 6.01(v).

Section 6.03 Sale and Lease-back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (i) the sale or transfer of such property is permitted by Section 6.05(b) and (ii) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

Section 6.04 Investments, Loans and Advances. Purchase, make or hold Investments, except:

(a)       (i) Investments by Holdings, the Borrowers and the Borrowers’ respective Restricted Subsidiaries existing on the Closing Date in the Equity Interests of the Borrowers and the Borrowers’ respective Subsidiaries; and

(ii)       additional investments by Holdings, the Borrowers and the Borrowers’ respective Restricted Subsidiaries in the Equity Interests of the Borrowers and the Borrowers’ respective Restricted Subsidiaries after the Closing Date; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the applicable Security Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary or a CFC Holding Company referred to therein) and (B) after giving pro forma effect to such Investment the Collateral Coverage Requirement shall be satisfied;

(b)       Investments in Cash Equivalents;

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(c)       loans or advances permitted under Section 6.01(c); provided that any such loans and advances shall (A) be unsecured and (B) if such loans and advances are owed by any Loan Party, they shall be expressly subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(d)       Investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business and (ii) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(e)       the Borrowers and their respective Restricted Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $1,000,000 at any one time;

(f)       the Borrowers or any of their respective Restricted Subsidiaries may acquire all or substantially all the assets of a Person or line of business of such Person or division thereof, or not less than a majority of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (A) the Acquired Entity shall be in a line of business permitted under Section 6.08; and (B) at the time of such transaction, or in the case of clause (1) below, if earlier, solely at the time that a binding commitment with respect to such transaction becomes effective, (1) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (2) the Borrowers shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.13 and the Security Documents (3) after giving effect thereto, the Collateral Coverage Requirement shall be satisfied (4) on the date of execution of the purchase agreement in respect of such acquisition, the First Lien Net Leverage Ratio does not exceed 4.00 to 1.00 on a Pro Forma Basis for such acquisition as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.04 and (5) the Lead Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent and (any acquisition of assets or an Acquired Entity meeting all the criteria of this Section 6.04(f) being referred to herein as a “Permitted Acquisition”);

(g)       Investments by the Borrowers in Hedging Agreements permitted under Section 6.01(j);

(h)       bank deposits made in the ordinary course of business;

(i)       promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(j)       Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;

(k)       Investments existing on the Closing Date and set forth in Schedule 6.04;

(l)       Investments in joint ventures in an aggregate amount not to exceed the greater of (x) $25,000,000 and (y) an amount equal to 5.0% of the Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries, at any time outstanding;

(m)       to the extent constituting Investments, any receivable that is distributed by a Subsidiary to its equity holders in lieu of a cash dividend that is otherwise permitted under Section 6.06(a); provided that (i) if such Subsidiary is a Loan Party, the recipient of such distribution shall also be a Loan Party, and (ii) if such Subsidiary is a Restricted Subsidiary, the recipient of such distribution shall also be a Restricted Subsidiary or a Borrower;

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(n)       in addition to Investments permitted by paragraphs (a) through (m) above, so long as no Default or Event of Default then exists or would result therefrom and additional Investments by the Borrowers and their respective Restricted Subsidiaries so long as the aggregate amount Invested pursuant to this paragraph (n) (determined without regard to any write-downs or write-offs of such Investments) does not exceed (x) the greater of (i) $50,000,000 or (ii) 10.0% of Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries at the time of the last such investment in the aggregate plus (y) the portion, if any, of the Available Amount Basket on the date of such election that the Borrower elects to apply to this clause (y), such election to be specified in a written notice of a Responsible Officer of the Lead Borrower calculating in reasonable detail the amount of Available Amount Basket immediately prior to such election and the amount thereof elected to be so applied;

(o)       Investments by any Foreign Subsidiary in any other Foreign Subsidiary; and

(p)       other Investments in an amount determined by the Lead Borrower as specified in a written notice of a Responsible Officer of the Lead Borrower including reasonably detailed calculations required to demonstrate compliance with the Total Net Leverage Ratio required by clause (B) below; provided, that (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Total Net Leverage Ratio at the time of the making of the applicable Investment, calculated on a Pro Forma Basis, would be no greater than 3.00:1.00 as of the last day of the Test Period most recently ended prior to such Investment for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, have been delivered.

Section 6.05 Mergers, Consolidations and Dispositions.

(a)       Wind up, liquidate, dissolve, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrowers or less than all the Equity Interests of any Restricted Subsidiary of the Lead Borrower, except that:

(i)       (A) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets or all of the Equity Interests of any Restricted Subsidiary (upon voluntary winding up, liquidation, dissolution or otherwise) to the Lead Borrower or to any other Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must either be the Lead Borrower or a Subsidiary Guarantor and (ii) to the extent constituting an Investment, such Investment must be an Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party permitted to be incurred in accordance with Sections 6.01 and 6.04, respectively, (B) the Borrower may sell, transfer or otherwise dispose of all or substantially all of its assets or all of the Equity Interests of any Restricted Subsidiary to any Subsidiary Guarantors, and (C) any Foreign Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets or the Equity Interests of any Restricted Subsidiary (upon voluntary winding up, liquidation, dissolution or otherwise) to the Lead Borrower, any Subsidiary Guarantor or any other Foreign Subsidiary;

(ii)       (I) any Restricted Subsidiary may merge, amalgamate or consolidate with or wind up, liquidate or dissolve into (i) the Lead Borrower; provided that the Lead Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Lead Borrower pursuant to documents reasonably acceptable to the Administrative Agent or (ii) any one or more other Restricted Subsidiaries; provided that when any Subsidiary Guarantor or any Borrower is merging with another Restricted Subsidiary that is not a Subsidiary Guarantor (A) the Subsidiary Guarantor shall be the continuing or surviving Person, (B) to the extent constituting an Investment, such Investment must be an Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party permitted to be incurred in accordance with Sections 6.01 and 6.04, respectively and (C) to the extent constituting a Disposition, such Disposition must be permitted hereunder or (II) any Foreign Subsidiary may merge, amalgamate or consolidate with or wind up, liquidate or dissolve into (i) any other Foreign Subsidiary, (ii) the Lead Borrower; provided that the Lead Borrower shall be the continuing entity or (iii) any one or more other Restricted Subsidiaries; provided that the Restricted Subsidiary shall be the continuing or surviving Person;

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(iii)       any Subsidiary of the Lead Borrower may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and

(iv)       any merger, consolidation or amalgamation in connection with an Investment permitted under Section 6.04(f).

(b)       Make any Disposition not otherwise permitted under paragraph (a) above, except for:

(i)       Dispositions of inventory, damaged, obsolete or worn out assets and scrap, in each case disposed of in the ordinary course of business;

(ii)       Dispositions, transfers and other distributions of equipment (A) in a transaction where such equipment is exchanged for credit against the purchase price of similar replacement equipment or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment;

(iii)       (A) Investments permitted by Section 6.04 and (B) Restricted Payments permitted by Section 6.06 (in each case other than by reference to this Section 6.05 (or any clause under this Section 6.05));

(iv)       Dispositions of cash and Cash Equivalents;

(v)       sales, Dispositions or contributions of property (A) between Loan Parties (other than Holdings), (B) between Restricted Subsidiaries (other than Loan Parties), (C) by Restricted Subsidiaries that are not Loan Parties to the Loan Parties (other than Holdings) or (D) by Loan Parties to any Restricted Subsidiary that is not a Loan Party; provided that, in the case of clause (D), (1) the portion (if any) of any such Disposition made for less than fair market value and any non-cash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Restricted Subsidiary and (2) the value of the property Disposed must be an amount that, if treated as an Investment, would be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(vi)       Dispositions in the ordinary course of business consisting of abandonment, assignment or transfer of all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that, in the good faith determination of the Lead Borrower, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business;

(vii)       Dispositions of property formerly leased by the Lead Borrower or its Restricted Subsidiaries and acquired by the Lead Borrower and sold as an alternative to terminating the lease on such property;

(viii)       Dispositions of current assets or receivables owned by any Foreign Subsidiary, including in connection with factoring transactions or receivables financings, in the ordinary course of business;

(ix)       the transfer or Disposition of property pursuant to sale and leaseback transactions; provided that (A) at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing or would result therefrom, (B) the aggregate fair market value of all property disposed of in reliance on this clause shall not exceed $5,000,000 since the Closing Date and (C) such transaction is for consideration at least 75 % of which is cash or Cash Equivalents;

(x)       (I) Casualty Events and (II) the transfer of property that is the subject of a Casualty Event upon receipt of insurance or other proceeds arising from such Casualty Event;

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(xi)       the Disposition of investments in joint ventures to the extent required by, or made pursuant to, any buy/sell arrangement or any similar binding arrangement between joint venture parties, in each case, that is in effect on the Closing Date;

(xii)       licenses or sublicenses of intellectual property in the ordinary course of business;

(xiii)       leases of real property in the ordinary course of business;

(xiv)       the Borrowers and any of their respective Restricted Subsidiaries may purchase and sell inventory in the ordinary course of business;

(xv)       any Disposition or series of related Dispositions having a value not to exceed $3,000,000 in any period of twelve consecutive months most recently ended;

(xvi)       any Disposition as to which (A) at least 75 % of the consideration is cash or consists of Cash Equivalents, (B) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of, (C) at the time of such transaction both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (D) the Lead Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent; provided that the amount of:

(1)        any liabilities (as shown on the Lead Borrower’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Lead Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(2)        any notes or other obligations or other securities or assets received by the Lead Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(3)        any Designated Non-cash Consideration received by the Lead Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed $5,000,000 at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of Section 6.05(b)(xvi)(A); and

(xvii)       Dispositions between or among Foreign Subsidiaries.

To the extent that any Collateral is sold or otherwise Disposed of as permitted by this Section 6.05(b) (other than to Holdings or any Restricted Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents and such Liens shall attach to the proceeds thereof, and the Administrative Agent and the Collateral Agent are hereby authorized by the Lenders to take any actions deemed appropriate in order to effect and/or evidence the foregoing.

Section 6.06 Restricted Payments; Restrictive Agreements.

(a)       Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that:

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(i)       any Restricted Subsidiary of the Lead Borrower may declare and pay dividends or make other distributions ratably to its equity holders,

(ii)       so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Lead Borrower may, or the Lead Borrower may make distributions to Holdings (and Holdings may in turn make distributions to the Parent) so that Holdings (or the Parent) may, (A) repurchase its Equity Interests owned by current and former officers, directors, consultants, advisors or employees of the Parent, Holdings, the Borrowers or the Borrowers’ respective Restricted Subsidiaries or make payments to current and former officers, directors, consultants, advisors or employees of the Parent, Holdings, the Borrowers or the Borrowers’ respective Restricted Subsidiaries (x) in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to any management incentive plan, equity based compensation plan, equity subscription agreement, equity award agreement, shareholders’ or members’ agreement or other similar agreement, plan or arrangement (including, without limitation, redemptions or repurchases of Equity Interests in consideration of withholding or similar taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing)) or (y) in connection with the retention, promotion, separation from service, death or disability of such individuals, in an aggregate amount for subclauses (x) and (y) of this clause (ii) not to exceed $5,000,000 in any fiscal year with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $10,000,000 in any fiscal year and (B) make other Restricted Payments in an aggregate amount for this subclause (B) not to exceed $15,000,000 in any fiscal year;

(iii)       the Lead Borrower may make Restricted Payments to Holdings (and Holdings may in turn make Restricted Payments to the Parent) in order to allow Holdings and/or the Parent to (x) pay Holdings and/or the Parent’s administrative expenses and corporate overhead, franchise fees, public company costs (including SEC fees and auditing fees) and customary director fees, (y) pay premiums and deductibles in respect of directors and officers insurance policies and excess liability policies obtained from third-party insurers, provided that, with respect to subclauses (x) and (y), during any Fiscal Year during which the Parent carried on any business other than the ownership of the equity in Holdings, the Lead Borrower may only make Restricted Payments to Holdings (and Holdings may in turn make Restricted Payments to the Parent) only in respect of those administrative expenses and corporate overhead, franchise fees, public company costs (including SEC fees and auditing fees), customary director fees and premiums and deductibles in respect of directors and officers insurance policies and excess liability policies obtained from third-party insurers reasonably determined by the Lead Borrower to be allocable to Holdings and its Subsidiaries and (z) pay Tax liabilities attributable to Holdings and its subsidiaries in an amount not to exceed the amount of such taxes that would have been payable by Holdings and its subsidiaries on a stand-alone basis (if Holdings had been a corporation and parent of a consolidated group including its subsidiaries for all applicable tax periods ending on the date hereof), provided that (A) any payments made pursuant to this clause (z) in any period that are not otherwise deducted in calculating Consolidated Net Income shall be deducted in calculating Consolidated Net Income for such period (and shall be deemed to be a provision for taxes for purposes of calculating Excess Cash Flow for such period) and (B) all Restricted Payments made to the Parent or Holdings pursuant to this clause (iii) shall be used by Parent or Holdings, as the case may be, for the purposes specified herein within 20 days of the receipt thereof,

(iv)       the Borrowers and each of their respective Restricted Subsidiaries may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issuance of new common Equity Interests of such Person (other than any such issuance to the Borrowers or their respective Restricted Subsidiaries),

(v)       Holdings, the Borrowers and the Borrowers’ respective Restricted Subsidiaries may make repurchases of Equity Interests in Holdings (or any direct or indirect parent thereof), the Borrowers or any of the Borrowers’ respective Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represents a portion of the exercise price of such options or warrants,

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(vi)       the Borrowers or any of their respective Restricted Subsidiaries may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrowers or such Restricted Subsidiaries or in connection with any Permitted Acquisition,

(vii)       the Lead Borrower may make other Restricted Payments to Holdings (and Holdings may in turn make such Restricted Payments to the Parent) in an amount equal to the portion, if any, of the Available Amount Basket on such date that the Lead Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of the Lead Borrower calculating in reasonable detail the amount of Available Amount Basket immediately prior to such election and the amount thereof elected to be so applied and including reasonably detailed calculations required to demonstrate compliance with the First Lien Net Leverage Ratio required by clause (B) below; provided, that (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the First Lien Net Leverage Ratio at the time of the making of the applicable Restricted Payment, calculated on a Pro Forma Basis, would be no greater than 3.75:1.00 as of the last day of the Test Period most recently ended prior to such Restricted Payment for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, have been delivered; and

(viii)       the Lead Borrower may make other Restricted Payments to Holdings (and Holdings may in turn make such Restricted Payments to the Parent) in an amount determined by the Lead Borrower as specified in a written notice of a Responsible Officer of the Lead Borrower including reasonably detailed calculations required to demonstrate compliance with the Total Net Leverage Ratio required by clause (B) below; provided, that (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Total Net Leverage Ratio at the time of the making of the applicable Restricted Payment, calculated on a Pro Forma Basis, would be no greater than 3.00:1.00 as of the last day of the Test Period most recently ended prior to such Restricted Payment for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, have been delivered.

(b)       Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrowers or any of the Borrowers’ respective Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its or their property or assets, or (ii) the ability of any Restricted Subsidiary of the Lead Borrower to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrowers or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Restricted Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, any documents relating to any New Incremental Notes, any documents relating to any Extension, any documents relating to any Permitted Ratio Debt, any Credit Agreement Refinancing Indebtedness and any Subordinated Indebtedness and any refinancing of any of the foregoing, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder and (D) clause (i) of the foregoing shall not apply to (w) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (x) customary provisions in leases and other contracts restricting the assignment thereof,(y) restrictions and conditions existing on the Closing Date and identified on Schedule 6.06 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition) and (z) restrictions and conditions contained in documents relating to Indebtedness permitted to be incurred pursuant to Section 6.01(g).

Section 6.07 Transactions with Affiliates. Except for transactions between or among Loan Parties or between or among Foreign Subsidiaries, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except the Borrowers or any of their respective Restricted Subsidiaries may (a) engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrowers or such Restricted Subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties; (b) subject to compliance with the other terms and conditions of this Agreement, engage in any of the foregoing transactions

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among the Borrowers and the other Restricted Subsidiaries so long as such transactions shall be (i) in the ordinary course of business and (ii) consistent with past practices and not materially adverse to the Lenders; (c) pay customary fees payable to any directors of the Borrowers and their respective Restricted Subsidiaries and reimburse reasonable out-of-pocket costs of the directors of the Borrowers and their respective Restricted Subsidiaries; (d) enter into employment and severance arrangements with their respective officers and employees in the ordinary course of business; (e) pay customary fees and indemnities to their respective directors, officers and employees in the ordinary course of business; (f) enter into the transactions set forth on Schedule 6.07; (g) make any intercompany investments contemplated by Section 6.04; (h) enter into transactions otherwise permitted by Section 6.05(a) and Section 6.06; and (i) consummate the Transactions.

Section 6.08 Change in Nature of Business. With respect to the Lead Borrower and its Restricted Subsidiaries, engage at any time in any business or business activity other than business conducted or proposed to be conducted by the Borrowers and the Restricted Subsidiaries on the Closing Date and other businesses complementary, similar or reasonably related, ancillary or incidental thereto or reasonable extensions thereof.

Section 6.09 Other Indebtedness and Agreements.

(a)       Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness (including any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any New Incremental Notes and any Permitted Ratio Debt) of Holdings, the Borrowers or any of the Borrowers’ respective Restricted Subsidiaries is outstanding without the prior written consent of the Administrative Agent, except (x) to the extent any of the foregoing is not adverse to the interests of the Lenders under the Loan Documents in any material respect or (y) in connection with any Permitted Refinancing of Indebtedness permitted under Section 6.01, (ii) any amendment of or change to the subordination provisions of any Subordinated Indebtedness (and the component definitions as used therein) or (iii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

(b)       (i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest, and customary fees, premiums and indemnities as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Junior Financing, other than in connection with (1) distributions, payments, commitments to pay, redemptions, repurchases, retirements and acquisitions for consideration in an amount equal to the portion, if any, of the Available Amount Basket on such date that the Borrowers elect to apply to this clause 6.09(b)(ii)(1), such election to be specified in a written notice of a Responsible Officer of the Lead Borrower calculating in reasonable detail the amount of Available Amount Basket immediately prior to such election and the amount thereof elected to be so applied and including reasonably detailed calculations required to demonstrate compliance with the First Lien Net Leverage Ratio required by clause (y) of the immediately succeeding proviso; provided that, at the time of such transaction after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the First Lien Net Leverage Ratio at the time of making such distribution, payment, commitment to pay, redemption, repurchase, retirement or acquisition for consideration, would be no greater than 3.75:1.00, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period prior to such distribution, payment, commitment to pay, redemption, repurchase, retirement or acquisition for consideration, for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, have been delivered, (2) any Permitted Refinancing thereof and (3) any other payments in an amount determined by the Lead Borrower as specified in a written notice of a Responsible Officer of the Lead Borrower including reasonably detailed calculations required to demonstrate compliance with the Total Net Leverage Ratio required by clause (B) below; provided, that, in the case of this clause (3), (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Total Net Leverage Ratio at the time of the making of the applicable payment, calculated on a Pro Forma Basis, would be no greater than 3.00:1.00 as of the last day of the Test Period most recently ended prior to such payment for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, have been delivered; or

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(ii)       if a Default or Event of Default exists or would result therefrom, pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the applicable obligor’s option be paid in kind or in other securities.

Section 6.10 Revolving Facility Covenants.

(a)       Permit the First Lien Net Leverage Ratio, as of any Compliance Date during the period commencing on and after June 30, 2021 to be greater than 5.00:1.00 (the “Financial Covenant”) (with compliance with the Financial Covenant determined as of each Compliance Date).

(b)       For as long as any Revolving Commitments or Revolving Credit Exposure is outstanding, the Borrowers will not, and will not permit any Restricted Subsidiary to, directly or indirectly (including through the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) (i) transfer, make any Investment of, or otherwise Dispose of any assets (including any intellectual property) that are material to the business of the Borrowers and the Restricted Subsidiaries, taken as a whole (as reasonably determined by the Lead Borrower in good faith) to any Unrestricted Subsidiary; (ii) permit any Subsidiary Guarantor to be released from the Guaranty solely as a result of such Subsidiary Guarantor becoming an Excluded Subsidiary of the type described in clause (a) of the definition unless, at the time such Subsidiary Guarantor became such an Excluded Subsidiary, (x) the minority interests of the Subsidiary Guarantor is held by an entity that is not an Affiliate of the Borrower and (y) such Subsidiary Guarantor so became such an Excluded Subsidiary as a result of a joint venture or other strategic transaction permitted hereunder and entered into for a bona fide operating business purpose (as reasonably determined by the Lead Borrower in good faith) or (iii) without the consent of each adversely affected Revolving Lender (in each case of this clause (iii), in its capacity as such), amend or modify any Loan Document in a manner that would subordinate (x) the Liens securing any of the Obligations under the Revolving Facility (the “Revolving Facility Obligations”) on all or substantially all of the Collateral (“Existing Liens”) to the Liens securing any other Indebtedness or (y) any Revolving Facility Obligations in contractual right of payment to any other Indebtedness (any such other Indebtedness to which such Liens securing any of the Revolving Facility Obligations or such Revolving Facility Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either the case of subclause (x) or (y), unless each adversely affected Revolving Lender has been offered a bona fide opportunity to fund or otherwise provide not less than its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each applicable Lender) of the Senior Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their applicable Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Revolving Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Revolving Lender for a period of not less than five Business Days (or such lesser time as reasonably agreed by the applicable Revolving Lender with respect to itself).

(c)       The provisions of this Section 6.10 (collectively, the “RCF Covenants”) are for the benefit of the Revolving Lenders only and the Required Revolving Lenders may amend, waive or otherwise modify this Section 6.10 or the defined terms used for purposes of this Section 6.10 or waive any Default or Event of Default resulting from a breach of this Section 6.10 without the consent of any Lenders other than (i) with respect to the Financial Covenant, Section 6.10(b)(i) and/or Section 6.10(b)(ii),the Required Revolving Lenders in accordance with the provisions of Section 9.08(b) or (ii) with respect to Section 6.10(b)(iii), each Revolving Lender.

Section 6.11 Certain Equity Securities. Except as permitted by Section 6.01, issue any Equity Interest that is not Qualified Capital Stock.

Section 6.12 Holdings. Holdings, shall not conduct, transact or otherwise engage in any material business or operations; provided, that the following shall be permitted in any event: (i) its ownership of the Equity Interests of the Lead Borrower and activities related or incidental thereto; (ii) the performance of its obligations with respect to the Loan Documents (including any Credit Agreement Refinancing Indebtedness or any Term Loan

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Facility), any New Incremental Notes, Subordinated Indebtedness permitted hereunder or any Permitted Ratio Debt and any Permitted Refinancing of any of the foregoing permitted in accordance with the terms of this Agreement; (iii) the consummation of the Transactions; (iv) the payment of dividends, the making of contributions to the capital of its Subsidiaries and the Guarantee of Indebtedness permitted to be incurred hereunder by any Loan Party; (v) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its employees and those of its Subsidiaries); (vi) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Stock); (vii) the participation in tax, accounting and other administrative matters as a member of the consolidated group of Parent, Holdings and the Lead Borrower, including compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees; (viii) the holding of any cash (but not operating any property); (ix) the providing of indemnification to officers, managers and directors and (x) any activities related or incidental to the foregoing. Holdings shall not create, incur, assume or suffer to exist any Lien on any Equity Interests of the Lead Borrower and shall not incur any Indebtedness (other than in respect of Disqualified Stock, Qualified Holding Company Indebtedness, obligations pursuant to the Investment permitted by Section 6.04(k) as of the Closing Date, Indebtedness permitted by clause (ii) above or Guarantees permitted by clause (iv) above).

ARTICLE VII

Events of Default

Section 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a)       any representation or warranty made or deemed made by Holdings, any Borrower or any other Loan Party in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Holdings, such Borrower or such other Loan Party;

(b)       default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)       default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d)       default shall be made in the due observance or performance by Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries of any covenant, condition or agreement contained in (i) Section 5.01(a) (with respect to any Borrower or Holdings) or 5.08 or in Article VI (in the case of the RCF Covenants, subject to the provisos at the end of this clause (d)) or (ii) Section 5.04(a), 5.04(b) or 5.05 and, in the case of clause (ii) such default shall continue unremedied for a period of 15 days; provided, that the Financial Covenant is subject to cure pursuant to Section 7.03 and no Default or Event of Default resulting from a breach of the Financial Covenant shall be deemed to have occurred until the date that is fifteen (15) Business Days after the date the compliance certificate for the relevant fiscal quarter is required to be delivered hereunder if the Borrower then has a Cure Right under Section 7.03 with respect to the applicable breach; provided, further, that the Borrowers’ failure to comply with any provision of Section 6.10 shall not constitute a Default or an Event of Default with respect to any Term Loans or any Term Loan Facility unless and until the Required Revolving Lenders shall have terminated their Revolving Commitments and declared all amounts outstanding under the Revolving Credit Facility to be due and payable in accordance with the final paragraph of this Section 7.01;

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(e)       default shall be made in the due observance or performance by Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 consecutive days after the earlier of (i) notice thereof from the Administrative Agent to the Lead Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of Holdings or the Borrowers;

(f)       (i) Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness and such failure shall continue after the applicable grace period and/or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (B) obligations under any Hedging Agreement that becomes due as a result of a “Termination Event” as defined in clauses (i), (ii) or (iii) of Section 5(b) of the ISDA 2002 Master Agreement;

(g)       an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Debtor Relief Laws, (ii) the appointment of a receiver, trustee, monitor, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries or (iii) the winding-up or liquidation of Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)       Holdings, any Borrowers or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Debtor Relief Laws, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, monitor, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(i)       one or more judgments shall be rendered against Holdings, any Borrower, any of the Borrowers’ respective Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, any Borrower or any of the Borrowers’ respective Restricted Subsidiaries to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $7,500,000 (to the extent not covered by insurance) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect; provided that if Holdings, the applicable Borrower or the relevant Restricted Subsidiary shall not have received notice or been served in connection with the legal proceeding

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or proceedings resulting in any such judgment, such 45-consecutive-day period shall be measured from the date on which Holdings, the applicable Borrower or the relevant Restricted Subsidiary has knowledge of such judgment;

(j)       an ERISA Event shall have occurred that when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or, with respect to a Foreign Pension Plan, a Foreign Benefit Event shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

(k)       any Guarantee under the Guaranty for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guaranty, as the case may be (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l)       any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrowers or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, any Intercreditor Agreement or such Security Document) security interest in the securities, assets or properties covered thereby;

(m)       the Indebtedness under any Subordinated Indebtedness of Holdings and its Restricted Subsidiaries constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such other Subordinated Indebtedness; or

(n)       there shall have occurred a Change in Control; and

(o)       the loss of the ability to broadcast under an FCC (or foreign equivalent) license or licenses due to the revocation or termination of such FCC (or foreign equivalent) license or licenses, in each case in a manner which would reasonably be expected to have a Material Adverse Effect;

then, and in every such event (other than an event with respect to Holdings or any Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (except that the request of the Required Revolving Lenders shall be required, in the case of (x) an Event of Default under the any RCF Covenant that is not yet an Event of Default with respect to the Term Loans or Term Commitments, or (y) clauses (i) through (iii) below, only with respect to the Revolving Commitments, Revolving Loans, Letter of Credit Commitments, Letters of Credit and Obligations in respect of the foregoing), shall, by notice to the Lead Borrower, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law, including any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (iii) require that the Borrowers provide cash collateral as required in Section 10.06(j); and in the case of any event with respect to Holdings or any Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, and the obligation of the Borrowers to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

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Section 7.02 Application of Proceeds.

(a)       After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be cash collateralized as set forth in the final paragraph of Section 7.01), any amounts received on account of the Obligations (including from proceeds of any sale or other disposition of all or any part of the Collateral) shall be applied by the Administrative Agent in the following order of priorities:

first, to pay any amounts (including fees, charges and disbursements of counsel to the Administrative Agent) then due and payable to the Administrative Agent in its capacity as such pursuant to Sections 2.05 and 9.05;

second, to pay to the Lenders and the Issuing Banks ratably all interest and fees (including Letter of Credit fees and charges, unreimbursed LC Disbursements, post-petition interest (as defined in the Security Agreement) and obligations in the nature of interest and periodic fees under Secured Hedging Agreements and Cash Management Obligations) on the Obligations, until payment in full of all such interest and fees shall have been made;

third, to pay the unpaid principal, including to cash collateralize that portion of the LC Exposure comprised of the aggregate undrawn amount of Letters of Credit, of the Obligations (and obligations owing under Secured Hedging Agreements and Cash Management Obligations) ratably until payment in full of such Obligations (and obligations owing under Secured Hedging Agreements and Cash Management Obligations) shall have been made;

fourth, to pay all other Obligations ratably, until payment in full of all such other Obligations shall have been made; and

finally, to pay to the applicable Borrower or the relevant Loan Party, or as a court of competent jurisdiction may direct, any surplus then remaining (including from the proceeds of the Collateral owned by it);

provided that if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above;

provided, further, that notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no circumstances shall proceeds of any Collateral constituting an asset of a Loan Party which is not a Qualified ECP Guarantor be applied towards the payment of any Obligations under Secured Hedging Agreements. The Administrative Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b)       The Administrative Agent and the Collateral Agent may in their respective discretion to maximize the overall recovery to the Lenders, subject to clause (c)(ii) below, to the extent amounts to be applied pursuant to this Section 7.02 consist of amounts from a Loan Party (whether as a result of a payment under a Guarantee provided by such Loan Party, any realization on the Collateral of such Loan Party, any setoff rights in respect of such Loan Party, any distribution in connection with any proceedings or other action of such Loan Party in respect of Debtor Relief Laws or otherwise), apply such amounts in accordance with the foregoing clauses first, second, third and fourth.

(c)       In making the payments and allocations required by this Section 7.02, the Administrative Agent will be entitled to rely on information from (i) its own records for information as to the Administrative Agent and the Lenders (the “Lender Parties”), their Obligations and actions taken by them, (ii) any Lender Party for information as to its Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from its own records, and (iii) the Borrowers, to the extent that the Administrative Agent has not obtained information from the foregoing sources. All distributions made by the Administrative Agent pursuant to

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this Section 7.02 shall be final (except in the event of manifest error) and the Administrative Agent shall have no duty to inquire as to the application by any Lender Party of any amount distributed to it.

Section 7.03 Borrowers’ Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01 or Section 7.02:

(a)       For the purpose of determining whether any Default or Event of Default under the Financial Covenant has occurred, the Lead Borrower may on one or more occasions designate any portion of the net cash proceeds from a sale or issuance of Qualified Capital Stock of Holdings or any contribution to the common capital of Holdings (or from any other contribution to capital or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent) (the “Cure Amount”), as an increase to Consolidated EBITDA for the applicable fiscal quarter (notwithstanding that such definition may not have any adjustment for such Cure Amount); provided that (i) such amounts to be designated are actually received by one or more Borrowers on or after the first day of such applicable fiscal quarter and on or prior to the fifteenth (15th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”), (ii) such amounts do not exceed (or are not given credit in excess of) the aggregate amount necessary to cure any Event of Default under the Financial Covenant as of such date and (iii) the Lead Borrower shall have provided notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount” (it being understood that to the extent any such notice is provided in advance of delivery of a compliance certificate for the applicable period, the amount of such net cash proceeds that is designated as the Cure Amount may be different than the amount necessary to cure any Event of Default under the Financial Covenant and may be modified, as necessary, in a subsequent corrected notice delivered on or before the Cure Expiration Date (it being understood that in any event the final designation of the Cure Amount shall continue to be subject to the requirements set forth in clauses (i) and (ii) above) and such notice or designation may apply retroactively so long a delivered on or prior to the Cure Expiration Date). The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter shall be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter.

(b)       The parties hereby acknowledge that this Section 7.03 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with the Financial Covenant (and not Pro Forma Compliance with the Financial Covenant that is required by any other provision of this Agreement) and shall not result in any adjustment to any amounts (including the amount of Indebtedness, except as specified in clause (d) below) or increase in cash (and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VI) with respect to the quarter with respect to which such Cure Amount was made other than the amount of the Consolidated EBITDA referred to in Section 7.03(a).

(c)       In furtherance of clause (a) above, (A) upon actual receipt and designation of the Cure Amount by one or more Borrowers, the Financial Covenant shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenant and any Event of Default under the Financial Covenant shall be deemed not to have occurred for purposes of the Loan Documents unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated, and (B) upon delivery to the Administrative Agent prior to the Cure Expiration Date of a notice from the Lead Borrower stating its good faith intention to exercise its right set forth in this Section 7.03 (such notice, a “Cure Notice”), neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 7.01 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the Financial Covenant until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated. Notwithstanding the foregoing, after the Lead Borrower delivers a Cure Notice, the Borrowers shall not be able to request the making of any Revolving Loan or the issuing of any Letter of Credit during the period from the date such Cure Notice is received by the Administrative Agent until receipt by one or more Borrowers of the Cure Amount on or prior to the Cure Expiration Date or waiver of the Event of Default.

(d)       (i) In each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure right set forth in this Section 7.03 is exercised and (ii) there shall be no pro forma reduction in Indebtedness with the Cure Amount for determining compliance with the Financial Covenant for the fiscal quarter with respect to which such Cure Amount was made, but to the extent Indebtedness was actually permanently

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reduced (and any related commitment terminated) with the relevant Cure Amount, such reduction in Indebtedness may be taken into account in any subsequent Test Period that includes the relevant fiscal quarter in which such Cure Amount was made.

(e)       There shall be no more than five (5) fiscal quarters in which the cure rights set forth in this Section 7.03 are exercised during the term of the Revolving Credit Facility.

ARTICLE VIII

The Administrative Agent and the Collateral Agent; etc.

Each Lender (including in its capacities as a potential Cash Management Bank in respect of Cash Management Obligations and/or a potential Hedging Bank party to a Secured Hedging Agreement) and each Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders or the Issuing Banks in their respective capacity as such, at the direction of the Required Lenders or the Required Revolving Lenders, as applicable, which negotiation, enforcement or settlement will be binding upon each Lender and each Issuing Bank.

In the event of a foreclosure by the Collateral Agent or the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender or Issuing Bank (or any person nominated by them) may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders and the Issuing Banks (but not any Lender or Lenders or Issuing Bank or Issuing Banks in its or their respective individual capacities unless the Required Lenders or the Required Revolving Lenders, as applicable, shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent or the Administrative Agent at such sale. This provision is for the sole benefit of the Lenders and the Issuing Banks and shall not afford any right to, or constitute a defense available to, any Loan Party.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.05, 9.05 and 10.04 allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments

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directly to the Lenders and/or the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05, 9.05 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Administrative Agent, as determined by a final non-appealable judgment by a court of competent jurisdiction. The exculpatory provisions of this Article VIII shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The institution serving as the Administrative Agent hereunder and/or as the Collateral Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to Holdings, the Borrowers or any Subsidiary or any Affiliate of any of the foregoing as if it were not an Agent hereunder, and may accept fees and other consideration from Holdings, the Borrowers or any Subsidiary or any Affiliate of any of the foregoing for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The term “Lenders,” “Issuing Banks,” “Required Lenders,” “Required Revolving Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include each Agent in its respective individual capacities.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders or the Required Revolving Lenders (or such other number or percentage of the Lenders or Revolving Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrowers or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. If the Agents request instructions from the Required Lenders or the Required Revolving Lenders, as applicable with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders or the Required Revolving Lenders, as applicable; and neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or participant in the relevant Assignment and Acceptance or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions. Without limiting the foregoing, no Lender and no Issuing

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Bank shall have any right of action whatsoever against either Agent as a result of either Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Lead Borrower or a Lender or Issuing Bank, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, information, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness, genuineness, perfection, collectability, priority or sufficiency of any Loan Document or any other agreement, instrument, document or other writing, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) the financial condition of Holdings, the Borrowers or any of the Borrowers’ respective subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings, the Borrowers or any of the Borrowers’ subsidiaries or the existence or possible existence of any Default or Event of Default.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any resolution, notice, request, certificate, consent, statement, instrument, document, telecopier message, electronic mail message, Internet or intranet website posting, order or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through its officers, directors, employees, affiliates or any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Lead Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Lead Borrower (not to be unreasonably withheld or delayed, provided that the Lead Borrower’s consent shall not be required if an Event of Default then exists), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be (x) a bank with an office in New York, New York, or an Affiliate of any such bank or (y) a nationally recognized financial institution that is organized under the laws of the United States or any state or district thereof. If no successor shall have been so appointed by either the Required Lenders or the retiring Administrative Agent within 30 days after the retiring Administrative Agent gives notice of its resignation then (x) the Required Lenders shall perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above and (y) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

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Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Agents or any other Lender or Issuing Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or Issuing Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder, and, except as expressly provided in this Agreement, the Agents shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender and each Issuing Bank acknowledges that neither any Agent nor any Related Party has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent or any Related Party to any Lender or Issuing Bank as to any matter, including whether any Agent or any Related Party has disclosed material information in their possession. Except for notices, reports and other documents expressly required to be furnished to the Lenders or the Issuing Banks by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender or Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into its (or a Related Party’s) possession.

Each Applicable Lender hereby agrees that (x) if the Administrative Agent notifies such Applicable Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Applicable Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Applicable Lender (whether or not known to such Applicable Lender), and demands the return of such Payment (or a portion thereof), such Applicable Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Applicable Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Applicable Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to Applicable Lender under this paragraph shall be conclusive, absent manifest error. Each Applicable Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Applicable Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Applicable Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Applicable Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each of the Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Applicable Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Applicable Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party. Each party’s obligations under this paragraph shall survive the resignation or replacement of the Administrative Agent or any

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transfer of rights or obligations by, or the replacement of, any Applicable Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Lead Arrangers is named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, none of the Lead Arrangers, in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, any Loan Party or any other Person.

Each Lender and each Issuing Bank authorizes and directs the Collateral Agent to enter into and perform its obligations under the Security Documents for the benefit of the Lenders and the other Secured Parties. Each Lender and each Issuing Bank hereby agrees, that, except as otherwise set forth herein, any action taken by the Required Lenders or the Required Revolving Lenders, as applicable, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders or the Required Revolving Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and Issuing Banks. The Collateral Agent is hereby authorized on behalf of all of the Lenders and Issuing Banks, without the necessity of any notice to or further consent from any Lender or Issuing Bank, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

The Lenders and Issuing Banks hereby authorize the Collateral Agent to release any Lien granted to or held by the Collateral Agent upon the Collateral as follows: (i) on all the Collateral upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) on any Collateral constituting property being sold or otherwise disposed of (to Persons other than Holdings, the Borrowers and the Subsidiaries) upon the sale or other disposition thereof in compliance with Section 6.05 or (iii) on any Collateral if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 9.08). Upon request by the Administrative Agent at any time, the Lenders and Issuing Banks will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Article VIII.

The Collateral Agent shall have no obligation whatsoever to the Lenders or the Issuing Banks or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Article VIII or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders or the Issuing Banks, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

No Cash Management Bank or Hedging Bank that obtains the benefits of Section 7.02, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Issuing Bank and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Collateral Agent and the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedging Agreements unless the Collateral Agent and the Administrative Agent has received written notice of such

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Obligations, together with such supporting documentation as the Collateral Agent and the Administrative Agent may request, from the applicable Cash Management Bank or Hedging Bank, as the case may be.

The Administrative Agent and the Collateral Agent are authorized to enter into any Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.01 and 6.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any Intercreditor Agreement (if entered into) will be binding upon them. Each Lender and each Issuing Bank (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.01 and 6.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

ARTICLE IX

Miscellaneous

Section 9.01 Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or email (as set forth in the applicable notice provision), as follows:

(a)       if to the Borrowers or Holdings, to it at c/o Hemisphere Media Group, Inc., 4000 Ponce de Leon Blvd., Suite 650, Coral Gables, FL 33146, Attention of Craig Fischer,
email: cfischer@hemispheretv.com, with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, Attention: Brian Lavin Esq., email: blavin@paulweiss.com and a copy to Alex J. Tolston, email: atolston@hemispheretv.com;

(b)       if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 07, Chicago, IL60603-2300, United States, Attention: April Yebd, Telephone: 312-732-2628, Fax: 888-292-9533 or email: april.yebd@jpmorgan.com; or

(c)       if to a Lender or an Issuing Bank, to it at its address (or fax number or email address) set forth on Schedule 2.01 or Schedule 10.01, as applicable, or in the Assignment and Acceptance, Incremental Term Loan Assumption Agreement, New Term Loan Commitment Agreement, Incremental Revolving Facility Amendment or Refinancing Amendment pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or email on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrowers, the Administrative Agent and the applicable Lenders and Issuing Banks from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrowers hereby agree, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrowers, that it will, or will cause their Restricted Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the

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Lenders and Issuing Banks under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice pursuant to Section 2.10 or Section 10.08 (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrowers agree, and agree to cause their Restricted Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders or the Issuing Banks, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders and Issuing Banks may be “public-side” Lenders or Issuing Banks (i.e., Lenders and Issuing Banks that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials (other than financial statements delivered pursuant to Section 5.04(a) or (b) and the list of Disqualified Institutions) that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders and the Issuing Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC,” unless the Borrowers notify the Administrative Agent promptly that any such document contains material non-public information: the Loan Documents. The Borrowers acknowledge and agree that financial statements delivered pursuant to Section 5.04(a) or (b) and the list of Disqualified Institutions shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information” and shall be posted to all Lenders and Issuing Banks by the Administrative Agent as soon as practicable after receipt thereof from the Lead Borrower.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR

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CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender and each Issuing Bank agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuing Bank agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

It is understood and agreed that the Administrative Agent may, in its discretion, elect to not deliver to any Lender or Issuing Bank that is a Permitted Investor, and limit the access of any such Lender or Issuing Bank to, any Communications or other information that do not consist of Borrower Materials.

Section 9.02 Survival of Agreement. Nothing herein shall prejudice the right of the Administrative Agent or any Lender or Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. All covenants, agreements, representations and warranties made by the Borrowers or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of any Letters of Credit, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04 Successors and Assigns.

(a)       Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party (including any Affiliate of an Issuing Bank that issues any Letter of Credit); and all covenants, promises and agreements by or on behalf of the Borrowers, Holdings, the Administrative Agent, the Collateral Agent, the Lenders or the Issuing Banks that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)       (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Eligible Assignees (other than to any Disqualified Institution or any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it), (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

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(A)       the Lead Borrower; provided that no consent of the Lead Borrower shall be required (i) if an Event of Default under Section 7.01(b) or (c), or (with respect to any Borrower only) Section 7.01(g) or (h), has occurred and is continuing or (ii) if such assignment is to a Lender, an Affiliate of a Lender or a Related Fund in respect of a Lender (for purposes of clarity, it is understood that no assignment may be made to a Disqualified Institution); provided, further, that the Lead Borrower shall be deemed to have consented to any assignment unless it objects thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B)       the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment to an assignee that is a Revolving Lender (other than a Defaulting Lender) immediately prior to giving effect to such assignment; and

(C)       each Issuing Bank; provided that no consent of the Issuing Banks shall be required for an assignment of all or any portion of the Term Loans.

(ii)       Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment to a Lender, an affiliate of a Lender or Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, in the case of a Revolving Commitment, $5,000,000) unless each of the Lead Borrower and the Administrative Agent otherwise consent; provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met;

(B)       the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required under Section 2.20.

(iii)       Subject to acceptance and recording pursuant to clause (iv) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution) that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section 9.04.

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(iv)       The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans (and stated interest) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.04(b)(iv), Section 2.04 and Section 10.10 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(v)       Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent to such assignment and any applicable tax forms pursuant to Section 2.20, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this clause (v).

(vi)       By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or any their respective Restricted Subsidiaries or the performance or observance by the Borrowers or any of their respective Restricted Subsidiaries of any of their obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)       Each Lender may without the consent of the Lead Borrower, the Issuing Banks or the Administrative Agent sell participations to one or more banks or other Persons (other than to any Disqualified Institution or Holdings, the Borrowers or their respective Subsidiaries) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely

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responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14 and 2.16 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). Each Person holding a participation pursuant to this Section 9.04(c) shall be entitled to the benefits of Section 2.20 with respect to its interest in the Commitments and the Loans outstanding from time to time as if such participant were a Lender; provided that (i) such Person shall have complied with the requirements of Section 2.20 including, without limitation, Section 2.20(f) and (g) (it being understood that the documentation required under Section 2.20(f) and (g) shall be delivered solely to the participating Lender) and (ii) no participant shall be entitled to receive any greater payment under Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant had no such participation occurred except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided that such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each of the participating banks or other Persons and the principal amounts (and stated interest) of each such participating bank’s or other Person’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any such participating banks or other Persons or any information relating to a participating bank’s or other Person’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)       Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of information designated by the Borrowers as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(e)       Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(f)       Notwithstanding anything to the contrary contained herein, (x) Holdings, the Borrowers and any of their respective Subsidiaries may, from time to time, purchase or prepay Term Loans, on a non-pro rata basis through Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Lead Borrower and the Administrative Agent and (y) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to an

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Affiliated Lender and, in each case, with respect to clauses (x) and (y) of this Section 9.04(f), without the consent of the Administrative Agent; provided that:

(i)       any Term Loans acquired by Holdings, the Borrowers or any of their respective Subsidiaries shall be retired and cancelled immediately upon the acquisition thereof; provided that upon cancellation of such Term Loans the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.11(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii)       any Term Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to Holdings or any of its Subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Term Loans shall be retired and cancelled promptly upon such contribution); provided that upon cancellation of such Term Loans, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.11(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled;

(iii)       in connection with any Dutch auction, the Lead Borrower shall provide, as of the date of the effectiveness of such purchase, a customary representation and warranty that there is no material non-public information with respect to Holdings, the Borrowers, their respective Subsidiaries or their respective securities at such time that (A) has not been disclosed to the assigning Lender prior to such date or (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Term Loans to Holdings, a Borrower or one of their respective Subsidiaries (in each case other than because such assigning Lender does not wish to receive material non-public information with respect to Holdings, the Borrowers, their respective Subsidiaries or their respective securities);

(iv)       each Affiliated Lender or Holdings, the applicable Borrower or the applicable Subsidiary shall identify itself as such in the applicable Assignment and Acceptance;

(v)       (I) after giving effect to any assignment to an Affiliated Lender, and to all other assignments with all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate unpaid principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) and (II) each Affiliated Lender shall either (x) provide, as of the date of the effectiveness of such purchase, a customary representation and warranty that there is no material non-public information with respect to Holdings, the Borrowers, their respective Subsidiaries or their respective securities at such time that (A) has not been disclosed to the assigning Lender prior to such date or (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Term Loans to Holdings, a Borrower or one of their respective Subsidiaries (in each case other than because such assigning Lender does not wish to receive material non-public information with respect to Holdings, the Borrowers, their respective Subsidiaries or their respective securities) or (y) confirm that such representation cannot be made as of such date;

(vi)       in connection with any assignment effected pursuant to a Dutch auction conducted by Holdings, the Borrowers or any of their respective Subsidiaries, no Default or Event of Default shall have occurred and be continuing at the time of acceptance of bids for the Dutch auction;

(vii)       by its acquisition of Term Loans, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)       the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote, except that such Affiliated Lender shall have the right to vote (and the loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that

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requires the vote of all Lenders or all affected Lenders, as the case may be; provided that no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without consent of such Affiliated Lender;

(B)       the Administrative Agent shall vote on behalf of such Affiliated Lender in the event that any proceeding under Sections 1126 or 1129 of the Bankruptcy Code shall be instituted by or against the Borrowers or any of their respective Restricted Subsidiaries, or alternatively, to the extent that the foregoing is deemed unenforceable for any reason, such Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, in each case except to the extent that any plan of reorganization proposes to treat the obligations held by such Affiliated Lender in its capacity as a Lender in a disproportionate adverse manner to such Affiliated Lender than the proposed treatment of similar obligations held by Lenders that are not Affiliated Lenders;

(C)       Affiliated Lenders, solely in their capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one (1) or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article II) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Agent hereunder with respect to any duties or obligations or alleged duties or obligations of such Agent under the Loan Documents (except with respect to rights expressly retained under this Section 9.04(f) which are not so waived); and

(D)       it shall not have any right to receive advice of counsel to the Administrative Agent or to Lenders other than Affiliated Lenders or to challenge the Lenders’ attorney-client privilege.

(g)       Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its

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Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(h)       Neither Holdings nor the Borrowers shall assign or delegate any of their rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

Section 9.05 Expenses; Indemnity.

(a)       The Borrowers and Holdings agree, jointly and severally, to pay all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the syndication of the Term Loan Facility and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof or incurred by the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with a workout or a restructuring, the fees, charges and disbursements of White & Case LLP, counsel for the Administrative Agent, counsel for the Collateral Agent, no more than one counsel in each jurisdiction where Collateral is located, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent or the Collateral Agent and no more than one counsel for all Lenders; provided that in the case of an actual or perceived conflict of interest, the Borrowers and Holdings agree to pay all reasonable, documented fees, charges and disbursements of another firm of counsel for such affected Person.

(b)       The Borrowers and Holdings agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, the Lead Arrangers, the other Agents, each Lender, each Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Term Loan Facility), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrowers or any of the Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrowers or the Restricted Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee as determined, in a final and non-appealable decision, by a court of a competent jurisdiction, (x) a material breach of the Loan Documents by such Indemnitee, (y) disputes between and among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent or Amendment No. 2 Lead Arranger other than disputes involving any act or omission of the Borrowers or any of their Affiliates or (z) any settlement of an action or proceeding entered into by such Indemnitee without the Borrowers’ written consent (such consent not to be unreasonably withheld, delayed or conditioned), but, if such settlement occurs with the Lead Borrower’s written consent or if there is a final judgment for the plaintiff in any action or claim with respect to any of the foregoing, the Lead Borrower will be liable for such settlement or for such final judgment.

(c)       To the extent that Holdings and the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section 9.05, each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s or such Issuing Bank’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s or Issuing

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Bank’s “pro rata share” shall be determined based upon its share of the sum of outstanding Loans and unused Commitments at the time.

(d)       To the extent permitted by applicable law, neither Holdings nor the Borrowers shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)       The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

Section 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or Issuing Bank to or for the credit or the account of the Borrowers or Holdings against any of and all the obligations of the Borrowers or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank may have.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment.

(a)       No failure or delay of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers or Holdings in any case shall entitle the Borrowers or Holdings to any other or further notice or demand in similar or other circumstances.

(b)       Subject, in the case of the Revolving Commitments and Revolving Loans, to Sections 10.13, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or LC Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest (other than default interest) on any Loan or LC Disbursement, without the prior written consent of each Lender and each Issuing Bank directly adversely affected thereby, (ii) increase or extend the Commitment of any Lender without the prior written consent of such Lender or decrease or extend the date for payment of any Fees of any Agent without the prior written consent of such Agent, (iii) amend or modify the pro rata requirements of Section 2.17 (other than in connection

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with loan buy-back offers that are made to all Term Lenders on a pro rata basis, in which case payments and Commitment reductions with respect to tendering Lenders will be permitted on terms acceptable to the Borrowers, Holdings and the Required Lenders), Section 2.18, the provisions of Section 9.04(h) or the provisions of this Section 9.08 or release all or substantially all of the Collateral or the value of the guaranties provided by the Guarantors taken as a whole, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(g) without the written consent of such SPV or (vi) reduce the percentage contained in (x) the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Additional Term B-1 Commitments on the Amendment No. 2 Effective Date) or (y) the definition of the term “Required Revolving Lenders” without the prior written consent of each Revolving Lender, (vii) amend or otherwise modify Section 10.09(d) (as it relates to the ratable reduction of the Revolving Commitments) or Section 6.10(b)(iii), or any definition related thereto (as any such definition is used therein but not as otherwise used in this Agreement or any other Loan Document) or waive any Default or Event of Default resulting from a failure to perform or observe such covenant without the prior written consent of each Revolving Lender, (viii) amend or otherwise modify: (A) any RCF Covenant (other than Section 6.10(b)(iii)) and/or (B) Section 7.03, and in each case any definition related thereto (as any such definition is used therein but not as otherwise used in this Agreement or any other Loan Document) or waive any Default or Event of Default resulting from a failure to perform or observe any RCF Covenant (other than Section 6.10(b)(iii)) or Section 7.03 without the written consent of the Required Revolving Lenders; provided that the waivers described in the clauses (vii) and (viii) shall not require the consent of any Lenders other than the Revolving Lenders or the Required Revolving Lenders, as applicable; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent or such Issuing Bank; and provided, further, that no such agreement shall amend or modify the provisions of Section 10.06 without the prior written consent of the Administrative Agent and the Issuing Banks.

(c)       The Administrative Agent and the Borrowers may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

(d)       Notwithstanding anything in this Agreement to the contrary, each Lender and each Issuing Bank hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 9.08) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Sections 2.22 through 2.26 (including, without limitation, as applicable, (1) to permit the New Term Loans, Extended Term Loans and Other Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the commitments with respect to Incremental Term Loans, New Term Loans, Other Term Loan Commitments, as applicable, or outstanding Incremental Term Loans, New Term Loans, Extended Term Loans or Other Term Loans, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment without the written consent of such affected Lender.

(e)       In addition, notwithstanding the foregoing, this Agreement may be amended or amended and restated with the written consent of the Administrative Agent, Holdings, the Lead Borrower and the Lenders providing the relevant Replacement Term Loans or to permit the refinancing of all or any portion of the outstanding Term Loans of a given Class (the “Refinanced Term Loans”), with a replacement Term Loan tranche denominated in Dollars (the “Replacement Term Loans”), respectively, hereunder; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of, plus accrued interest, fees, expenses and premiums with respect to, such Refinanced Term Loans, (ii) the Effective Yield with respect to such Replacement Term Loans shall not be higher than Effective Yield with respect to such Refinanced Term

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Loans, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or (taken as a whole) less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date then in effect immediately prior to such refinancing.

(f)       If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 9.08(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders by having its Loans assigned, at par, with one or more other institutions subject to Section 9.04 so long as at the time of such replacement, each such institution consents to the proposed change, waiver, discharge or termination or (B) with the express written consent of the Required Lenders, repay the outstanding Loans of such Lender, provided, that in the case of either preceding clause (A) or (B) above, the payment by the Lead Borrower to each non-consenting Lender of the applicable Prepayment Fee (if such assignment or repayment occurs prior to the first anniversary of the Closing Date).

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 9.10 Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or

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impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic transmission (including “pdf”) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process.

(a)       Each of Holdings and the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers, Holdings or their respective properties in the courts of any jurisdiction.

(b)       Each of Holdings and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)       Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16 Confidentiality. Each of the Administrative Agent, the Lead Arrangers, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents (and, for the avoidance of doubt, the list of Disqualified Institutions may be provided to all actual or prospective assignees or participants, including any such Person that is a Disqualified Institution) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the

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Borrowers or any of their respective Restricted Subsidiaries or any of their respective obligations, (f) with the consent of the Borrowers or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrowers or Holdings and related to the Borrowers or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis prior to its disclosure by the Borrowers or Holdings. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 9.17 Lender Action. Each Lender and each Issuing Bank agrees that it shall not in its capacity as Lender or Issuing Bank hereunder take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent or, as applicable, the Collateral Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 9.18 USA PATRIOT Act Notice. Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender or Issuing Bank) hereby notifies Holdings and the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrowers, which information includes the name and address of Holdings and the Borrowers and other information that will allow such Lender or such Issuing Bank or the Administrative Agent, as applicable, to identify Holdings and the Borrowers in accordance with the USA PATRIOT Act.

Section 9.19 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Issuing Banks, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent, the Issuing Banks and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 9.20 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.21 Use of Name, Logo, etc. Each Loan Party consents to the publication in the ordinary course by the Administrative Agent or the Lead Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement displaying such Loan Party’s name, product photographs, logo or trademark, each in the form provided by the Loan Parties to the Administrative Agent. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Lead Arrangers.

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Section 9.22 Joint and Several Liability of the Borrowers.

(a)       Each Borrower agrees that it is jointly and severally liable for the obligations of the other Borrower hereunder, including with respect to the payment of principal of and interest on all Loans, reimbursement of all Letters of Credit and the payment of fees and indemnities and reimbursement of costs and expenses. Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all Obligations shall be the joint and several obligations of all of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligations. A breach hereof or Default or Event of Default hereunder as to any single Borrower shall constitute a breach, Default or Event of Default as to all the Borrowers. Each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the Loans made under this Agreement, notice of the occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, all demands, notices and other formalities of every kind in connection with this Agreement, except for any demands, notices and other formalities expressly required under the terms of this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders at any time or times in respect of any default (including any Default or Event of Default) by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section 9.24, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its Obligations under this Section 9.24, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the Obligations of such Borrower under this Section 9.24 shall not be discharged except by performance and then only to the extent of such performance. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full (other than contingent indemnification obligations that are not yet due and payable or as to which no claim has been asserted) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender and/or any Issuing Bank now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender and/or any Issuing Bank to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender and/or any Issuing Bank.

Section 9.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-

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down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE X

Revolving Credit Facilities

Section 10.01 Revolving Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 10.10) in such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

Section 10.02 Revolving Loans.

(a)       Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required.

(b)       Each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith. Each Revolving Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Revolving Loan in accordance with the terms of this Agreement.

(c)       At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 10.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 8 Eurodollar Revolving Borrowings outstanding.

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(d)       Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Facility Maturity Date.

Section 10.03 Borrowing Procedure for Revolving Borrowings. In order to request a Revolving Borrowing, the Lead Borrower shall notify the Administrative Agent of such request by in writing (a) in the case of a Eurodollar Revolving Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Revolving Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the day of a proposed Revolving Borrowing. Each such Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Revolving Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing, and, in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; (ii) the date of such Revolving Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed, which shall comply with the requirements of Section 10.07; and (iv) the amount of such requested Revolving Borrowing; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Revolving Borrowing shall comply with the requirements set forth in Section 10.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Revolving Lenders of any notice given pursuant to this Section 10.03 (and the contents thereof), and of each Revolving Lender’s portion of the requested Revolving Borrowing.

Section 10.04 Fees.

(a)       The Borrowers agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount by which the Revolving Commitment of such Revolving Lender during the period from and including the Amendment No. 3 Effective Date to but excluding the date on which such Revolving Commitment terminates. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)       The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the daily maximum amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans, during the period from and including the Amendment No. 3 Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at a rate of 0.125% per annum, during the period from and including the Amendment No. 3 Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing bank relating the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Amendment No. 3 Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph (b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

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(c)       For so long as the Revolving Commitments are in effect, the Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

All fees payable hereunder shall be paid on the dates due, in Dollars in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances.

Section 10.05 Interest on Revolving Loans.

(a)       The Revolving Loans comprising each Eurodollar Borrowing shall bear interest in the case of a Eurodollar Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, and the Revolving Loans comprising each ABR Revolving Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)       Notwithstanding the foregoing, if any principal of or interest on any Revolving Loan or any fee or other amount payable by the Borrowers hereunder are not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Revolving Loan, 2% plus the rate otherwise applicable to such Revolving Loan as provided in the preceding paragraphs of this Section 10.05 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 10.05.

(c)       Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 10.05 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolving Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Loan shall be payable on the effective date of such conversion.

Section 10.06 Letters of Credit.

(a)       General. Subject to the terms and conditions set forth herein, the Borrowers may request any Issuing Bank to issue Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period.

(b)       Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 10.06), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrowers shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) (x)

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the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrowers at such time shall not exceed its Letter of Credit Commitment, (ii) the LC Exposure shall not exceed the total Letter of Credit Commitments, and (iii) no Lender’s Revolving Credit Exposure shall exceed its Revolving Commitment. The Borrowers may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrowers shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii)       the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)       Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one year after such extension) and (ii) the date that is five Business Days prior to the Revolving Credit Facility Maturity Date.

(d)       Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 10.06, or of any reimbursement payment required to be refunded to the Borrowers for any reason, including after the Revolving Credit Facility Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.

(e)       Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrowers receives such notice, if such notice is not received prior to such time on the day of receipt; provided that ,if such LC Disbursement is not less than $1,000,000, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 10.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrowers

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fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 10.07 with respect to Revolving Loans made by such Revolving Lender (and Section 10.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph (e), the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)       Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 10.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 10.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)       Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy or electronic mail) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligations to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)       Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made,

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the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 10.06, then Section 10.05(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 10.06 to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Revolving Lender to the extent of such payment.

(i)       Replacement and Resignation of an Issuing Bank. (i) An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 10.04(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii)       Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrowers and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 10.06(i)(i) above, provided that, any Letters of Credit issued by such Issuing Bank prior to such resignation shall continue to be deemed to be issued under this Agreement until the expiration thereof in accordance with its terms (it being agreed the Borrowers shall have no right to amend or extend such Letter of Credit).

(j)       Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Section 7.01(g) or (h). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. In addition, and without limiting the foregoing or paragraph (c) of this Section 10.06, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Borrowers shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such LC Exposure as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as

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aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

(k)       Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrowers and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  The Borrowers hereby acknowledge that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

(l)       At any time that payments are not required to be applied in the manner required by Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

Section 10.07 Funding of Revolving Borrowings.

(a)       Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Revolving Lenders. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Revolving Loans available to the Borrowers by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrowers maintained with the Administrative Agent in New York City and designated by the Borrowers in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 10.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)       Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the date of any Revolving Borrowing that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s portion of such Borrowing, the Administrative Agent may assume that such Revolving Lender has made such portion available to the Administrative Agent on the date of such Revolving Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Revolving Lender shall not have made such portion available to the Administrative Agent, such Revolving Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the applicable Borrower, a rate per annum equal to the interest rate applicable at the time to the Revolving Loans comprising such Borrowing and (ii) in the case of such Revolving Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short term funds (which determination shall be conclusive absent manifest error). If such Revolving Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Revolving Lender’s Revolving Loan as part of such Revolving Borrowing for purposes of this Agreement.

Section 10.08 Conversion and Continuation of Revolving Borrowings.

(a)       Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in

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such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in Section 2.10.

(b)       Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Revolving Lenders, so notifies the Lead Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Revolving Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.

Section 10.09 Termination and Reduction of Revolving Commitments.

(a)       Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Credit Facility Maturity Date.

(b)       The Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 10.11, any Revolving Lender’s Revolving Credit Exposure would exceed its Revolving Commitment.

(c)       The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section 10.09 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section 10.09 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent.

(d)       Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Section 10.10 Repayment of Revolving Loans; Evidence of Debt.

(a)       The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Facility Maturity Date.

(b)       Each Revolving Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Revolving Lender resulting from each Revolving Loan made by such Revolving Lender, including the amounts of principal and interest payable and paid to such Revolving Lender from time to time hereunder.

(c)       The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Revolving Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Revolving Lenders and each Revolving Lender’s share thereof.

(d)       The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 10.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Revolving Lender or the Administrative Agent to maintain such accounts or any error therein shall not

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in any manner affect the obligation of the Borrowers to repay the Revolving Loans in accordance with the terms of this Agreement.

(e)       Any Revolving Lender may request that Revolving Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Revolving Lender a promissory note payable to such Revolving Lender (or, if requested by such Revolving Lender, to such Revolving Lender and its registered assigns) and in a form approved by the Administrative Agent (a “Revolving Note”). Thereafter, the Revolving Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 10.11 Prepayment of Revolving Loans.

(a)       The Borrowers shall have the right at any time and from time to time to prepay any Revolving Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section 10.11.

(b)       The Borrowers shall notify the Administrative by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 12:00 P.M. (noon), New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:00 (noon), New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 10.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 10.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 10.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 10.05 and any break funding payments required by Section 2.16.

Section 10.12 Other Mechanical Provisions Applicable to Revolving Loans.

(a)       The provisions of Sections 2.07, 2.08, 2.14, 2.15, 2.16, 2.17, 2.18, 2.19, 2.20, 2.21 and 2.27 of this Agreement shall apply mutatis mutandis to the Revolving Loans and the Revolving Credit Facilities.

Section 10.13 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a)       fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 10.04(a);

(b)       any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section 10.12; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this

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Agreement, in accordance with this Section 10.12; sixth, to the payment of any amounts owing to the Revolving Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Revolving Lenders pro rata in accordance with the Revolving Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 10.12 shall be deemed paid to and redirected by such Defaulting Lender, and each Revolving Lender irrevocably consents hereto.

(c)       the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or Required Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.08); provided that (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(d)       if any LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i)       all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Revolving Commitment;

(ii)       if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 10.06(j) for so long as such LC Exposure is outstanding;

(iii)       if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 10.04 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)       if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 10.04 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)       if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under

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Section 10.04 with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)       so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 10.13(d), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 10.13(d)(i) (and such Defaulting Lender shall not participate therein).

(f)       If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Issuing Banks shall have entered into arrangements with the Borrowers or such Revolving Lender, satisfactory to such Issuing Banks to defease any risk to it in respect of such Revolving Lender hereunder.

(g)       In the event that each of the Administrative Agent, the Borrowers, and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[Signature Pages Intentionally Omitted]

Schedule 2.08

Alternate Rates of Interest

(Effective upon payoff of all Term B-1 Loans)

[see attached]

Schedule 10.01

Revolving Lenders; Revolving Commitments; Letter of Credit Commitments

Revolving Lender	Revolving Commitment	Letter of Credit Commitment
JPMorgan Chase Bank, N.A.	$15,000,000	$5,000,000
Bank of America, N.A.	$15,000,000	$5,000,000
Total	$30,000,000	$10,000,000